SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a)
                 of the Securities Exchange Act of 1934
                       (Amendment No. __)

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:

[ ]   Preliminary Proxy Statement
[x]   Definitive Proxy Statement
[ ]   Definitive Additional Materials
[ ]   Soliciting Material Pursuant to Section 240.14a-11(c) or
      Section 240.14a-12


                         SEVEN OAKS INTERNATIONAL, INC.
           (Name of Registrant as Specified in Its Charter)


             (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[ ]   $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or
14a-6(i)(3)
[ ]   $500 per each party to the controversy pursuant to Exchange
Act Rule 14a-6(i)(3)
[x]   Fee compute on the table below per Exchange Act Rules
14a-6(1)(4) and 0-11

     1)  Title of each class of securities to which transaction applies:

                   Common Stock, par value $.10 per share

     2)  Aggregate number of securities to which transaction applies:

                            6,679,197

     3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1

                 $414.15 (1/50 of 1% of $2,070,551, underlying
cash value for conversion of securities listed above, at $0.31 in cash per share)

     4)  Proposed maximum aggregate value of transaction:

                 $2,070,551.00

    1 Set forth the amount on which the filing fee is calculated and state how it was determined.

      [x] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       1)  Amount Previously Paid:
                 $414.11

       2)  Form, Schedule or Registration Statement No.:
                  0-10633

       3)  Filing Party:
                  Seven Oaks International, Inc.

       4)  Date Filed:
                  September 25, 1995 - original filing  ($390.20)
                  October 31, 1995 - Amendment No. 1 ($23.91)

                         November 13, 1995


Dear Seven Oaks International, Inc. Shareholder:

     You are cordially invited to attend a Special Meeting of Shareholders of Seven Oaks International, Inc. (the "Company") to be held at the East Memphis Hilton, 5069 Sanderlin Avenue,
Memphis, Tennessee on November 27, 1995 at 10:00 a.m., local time
(the "Special Meeting").

     At the Special Meeting, you will be asked to approve an Agreement and Plan of Merger, dated as of September 8, 1995, as amended on September 22, 1995 and October 30, 1995 (as amended, the "Merger Agreement"), by and among the Company, JSM Newco, Inc. and JSM Merger Sub, Inc. ("JSM Merger"), pursuant to which JSM Merger will be merged with and into the Company (the "Merger"), with the Company surviving the Merger. Pursuant to the Merger, each outstanding share of the Company's common stock, par value $0.10 per share (the "Common Stock"), other than certain shares held by Peter R. Pettit, Tommy R. Thompson and Frank A. Sullivan (or related parties), will be converted into the right to receive $0.31 in cash per share of Common Stock (including $0.01 in consideration of the redemption of the right to acquire a share of Common Stock for $30 (subject to adjustment) which is attached to each outstanding share of Common Stock). Mr. Pettit is Chairman of the Board and Chief Executive Officer of the Company, Mr. Thompson is President and a director of the Company and Mr. Sullivan is Executive Vice President, Chief Operating Officer and a director of the Company. These individuals will remain employed with the Company after the Merger. The accompanying Proxy Statement provides detailed information concerning the proposed Merger Agreement and certain additional information concerning the Special Meeting, all of which you are urged to read carefully.

     The affirmative vote of a majority of the outstanding shares of Common Stock of the Company will be necessary for approval of the Merger. Several shareholders, including management of the Company, who own an aggregate of 50.2% of the outstanding shares of Common Stock, have entered into agreements to vote their shares in favor of the proposal. While these agreements make it likely that the proposal will be approved by the requisite vote of shareholders, management believes that it is important that your Common Stock in the Company be represented at the Special Meeting, regardless of the number of shares you hold. Therefore, please sign, date and return your proxy card as soon as possible, whether or not you plan to attend the Special Meeting. This will not prevent you from voting your shares in person, however, if you subsequently choose to attend the Special Meeting.

     As outlined in the accompanying Proxy Statement, your Board of Directors believes that the Merger is fair to, and in the best interests of, the Company and its shareholders. The Board has unanimously approved the Merger Agreement and unanimously recommends that you vote FOR approval of the Merger Agreement.

                              Sincerely,



                              PETER R. PETTIT
                              Chairman of the Board and Chief

                              Executive Officer




                  SEVEN OAKS INTERNATIONAL, INC.
                     _________________________

             NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                  TO BE HELD ON NOVEMBER 27, 1995
                     ________________________

     Notice is hereby given that a Special Meeting of Shareholders (the "Special Meeting") of Seven Oaks International, Inc. (the "Company") will be held at the East Memphis Hilton, 5069 Sanderlin Avenue, Memphis, Tennessee, on Thursday, November 27, 1995 at 10:00 a.m., local time, for the following purposes:

     1. To consider and vote upon a proposal to approve an Agreement and Plan of Merger, dated as of September 8, 1995, as amended on September 22, 1995 and October 30, 1995 (as amended, the "Merger Agreement"), among JSM Newco, Inc. ("JSM Newco"), JSM Merger Sub, Inc. ("JSM Merger") and the Company, pursuant to which, among other things, (i) JSM Merger, a wholly-owned subsidiary of JSM Newco, will merge with and into the Company (the "Merger"), with the Company surviving the Merger, (ii) the executive officers of the Company (or related parties) will retain some or all of their shares (collectively, the "Surviving Shares") of the Company's Common Stock, par value $0.10 ("Common Stock"), as set forth in the Merger Agreement, and (iii) each outstanding share of Common Stock (including the attached right to acquire a share of Common Stock for $30, subject to adjustment) other than the Surviving Shares will be converted into the right to receive $0.31 in cash, without interest. The closing sale price of the Company's Common Stock as reported on the NASD OTC Bulletin Board on October 31, 1995 was $0.25.

     2. To transact such other business as may properly come before the Special Meeting and any adjournments thereof.

     The Company's Board of Directors has fixed the close of business on October 10, 1995 as the record date for the determination of shareholders entitled to notice of and to vote at the Special Meeting. Only shareholders of the Company of record at such time will be entitled to notice of and to vote at the Special Meeting and any adjournments thereof.

     There is enclosed, as a part of this Notice, a Proxy Statement, and the appendices thereto, which contains further information regarding the Special Meeting, the Merger and other related matters. A copy of the Merger Agreement is attached as Appendix A to the Proxy Statement accompanying this Notice.

                              BY ORDER OF THE BOARD OF DIRECTORS


                              JIMMY H. CAVIN,
                              Executive Vice President, Chief
                             Financial Officer, Secretary and
                            Treasurer
Memphis, Tennessee
November 13, 1995

                             IMPORTANT

     Shareholders who do not expect to attend the Special
     Meeting are asked to complete, date, sign and return the accompanying proxy in the enclosed envelope.
     Shareholders who attend the Special Meeting may vote in person even if they have already sent in a proxy.






                  SEVEN OAKS INTERNATIONAL, INC.

                          PROXY STATEMENT


                        GENERAL INFORMATION

     This Proxy Statement is provided in connection with the solicitation of proxies by the Board of Directors of Seven Oaks International, Inc., a Tennessee corporation (the "Company"), for use at the special meeting of shareholders to be held at the East Memphis Hilton, 5069 Sanderlin Avenue, Memphis, Tennessee on Thursday, November 27, 1995 at 10:00 a.m., local time (the "Special Meeting"), and any adjournments thereof. The mailing address of the principal executive offices of the Company is 700 Colonial Road, Suite 100, Memphis, Tennessee 38117. This Proxy Statement and the Proxy Form and Notice of Special Meeting, all enclosed herewith, are first being mailed to the shareholders of the Company on or about November 13, 1995.

The Proposed Merger

     At the Special Meeting, the Company's shareholders will consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated September 8, 1995, as amended on September 22, 1995 and October 30, 1995 (as amended, the "Merger Agreement"), between JSM Newco, Inc., a newly formed Tennessee corporation ("JSM Newco"), JSM Merger Sub, Inc., a newly formed Tennessee corporation ("JSM Merger"), and the Company and the transactions contemplated thereby. The Merger Agreement provides for the merger of JSM Merger, a wholly-owned subsidiary of JSM Newco, with and into the Company (the "Merger"), with the Company being the surviving corporation of the merger (the "Surviving Corporation"). Upon consummation of the Merger, (a) all of the shares of JSM Merger Common Stock, no par value, issued and outstanding at the effective time of the Merger (the "Effective Time") will be exchanged for shares of the Surviving Corporation on a one-for-one basis; (b) an aggregate of 1,960,375 shares of Common Stock owned (directly or through related parties) currently by Peter R. Pettit, Chairman of the Board and Chief Executive Officer of the Company, Tommy R. Thompson, President and a director of the Company, and Frank A. Sullivan, Executive Vice President, Chief Operating Officer and a director of the Company (the "Surviving Shares") will remain outstanding and held by such persons or entities; (c) each outstanding right ("Right") to acquire one share of Common Stock for $30 (subject to adjustment) issued under the Company's Rights Agreement, dated August 22, 1988 ("Rights Agreement"), between the Company and Third National Bank of Nashville (Rights Agent), will have been redeemed immediately before the Effective Time, in accordance with the terms of the Rights Agreement; and (d) each share of the Company's Common Stock issued and outstanding at the Effective Time other than the Surviving Shares will be converted into the right to receive the sum of thirty-one cents ($0.31) in cash per share, without interest, including $0.01 in consideration of the redemption of the attached Right ("Cash Merger Consideration"). It is anticipated that immediately before the consummation of the Merger, there will be 8,639,572 shares of Common Stock and a like number of Rights issued and outstanding. Under the Merger Agreement, the shareholders of the Company who are eligible to convert their shares of Common Stock into cash (the "Converting Shareholders") would receive in exchange for such shares and Rights an aggregate of $2,070,551 in Cash Merger Consideration.

Effective Time of the Merger

     The Merger will become effective upon the filing of Articles of Merger with the Secretary of State of the State of Tennessee under the Tennessee Business Corporation Act, as amended (the "TBCA"), or at such other time as may be specified in such Articles of Merger. It is presently anticipated that if the Merger Agreement is approved by the shareholders of the Company, such filing will be made after the Company's Special Meeting on November 27, 1995 and that the effective time of the Merger (the "Effective Time") will occur on such date, although there can be no assurance as to whether or when the Merger will occur. See "Proposal: Merger Agreement and Plan of Merger-Conditions to the Merger."

The Proxy

     The solicitation of proxies is being made primarily by the use of the mails. The cost of preparing and mailing this Proxy Statement and accompanying material, and the cost of any supplementary solicitations which may be made by mail, telephone, telegraph or personally by officers and employees of the Company, will be borne by the Company.

     A form of proxy is enclosed. Please mark, sign, date and return it promptly. The shareholder giving the proxy has the power to revoke it either by delivering written notice of such revocation to the Secretary of the Company before or at the Special Meeting or by attending the Special Meeting and voting in person. The proxy will be voted as specified by the shareholder in the spaces provided on the Proxy Form or, if no specification is made, it will be voted in accordance with the terms thereof. With respect to the proposal to be voted upon, shareholders may vote in favor of the proposal, against the proposal or may abstain from voting on the proposal.

     No person is authorized to give any information or to make any representation not contained in this Proxy Statement and, if given or made, such information or representation should not be relied upon as having been authorized. This Proxy Statement does not constitute the solicitation of a proxy, in any jurisdiction, from any person to whom it is unlawful to make such proxy solicitation in such jurisdiction. The delivery of this Proxy Statement shall not, under any circumstances, imply that there has not been any change in the information set forth herein since the date of the Proxy Statement.

     Each outstanding share of the Company's common stock, $0.10 par value (the "Common Stock"), is entitled to one vote. Only shareholders of record at the close of business on October 10, 1995 (the "Shareholders") will be entitled to notice of, and to vote at, the Special Meeting and any adjournments thereof. At the close of business on October 31, 1995, the Company had outstanding 8,639,572 shares of Common Stock.

     Promptly after the Merger is consummated, a "Letter of Transmittal" with instructions will be mailed to all shareholders of record explaining the process by which Company stock certificates must be surrendered. THE COMPANY'S SHAREHOLDERS SHOULD NOT SEND IN ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS.

The Company

     The Company, a Tennessee corporation engaged in the coupon processing industry, was organized and commenced clearinghouse operations in 1971. The Company acts as a clearinghouse which processes cents-off coupons from retail establishments throughout the United States. Coupons are processed at its clearinghouse processing facility located in Juarez, Mexico. The number of coupons processed were 115 million and 305 million for the fiscal years ended April 30, 1995 and 1994, respectively. The Company's principal executive offices are located at 700 Colonial Road, Suite 100, Memphis, Tennessee 38117, and its telephone number is
(901) 683-7055.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission ("SEC"). Such reports, statements and information filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549.

Board Recommendation

     The Board of Directors unanimously approved and adopted the Merger Agreement and the Merger and believes that the Merger and the Cash Merger Consideration offered in the Merger are fair and in the best interests of the Company's shareholders. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE COMPANY'S SHAREHOLDERS VOTE IN FAVOR OF THE MERGER AGREEMENT AND THE MERGER. For a discussion of the reasons considered by the Board of Directors in reaching its determination, see "Proposal: Merger
Agreement and Plan of Merger   Background of the Merger" and "-
Reasons for the Merger."

     Mercer Capital Management, Inc. ("Mercer Capital") has acted as the Company's financial advisor in connection with the Merger.

Mercer Capital has delivered its written opinion to the Company's Board of Directors that the Cash Merger Consideration is fair, from a financial point of view, to the shareholders of the Company. The full text of the Mercer Capital opinion is included in this Proxy Statement as Appendix B, and should be read in its entirety for a description of the matters considered, assumptions made and limits of review in arriving at the opinion. See "Proposal: Merger Agreement and Plan of Merger - Opinion of Mercer Capital."

Interests of Certain Persons in the Merger

     In considering the recommendation of the Company's Board with respect to the Merger Agreement, the shareholders should be aware that certain members of the Company's management and Board have certain interests that are in addition to the interests of shareholders generally, which interests may conflict with those of the shareholders. The Board consists of Messrs. Pettit, Thompson and Sullivan, Mr. Jimmy H. Cavin, the Executive Vice President, Chief Financial Officer, Secretary and Treasurer of the Company, Mr. Earl C. May and Mr. Kenneth E. Story. Messrs. Pettit, Thompson and Sullivan (or related parties) will continue to own an aggregate of 1,960,375 (approximately 23%) of the outstanding shares of Common Stock after the Merger, will continue their employment with the Company after the Merger and will receive an undetermined number of options to acquire Company stock in the future. In addition, in connection with the Merger, the Company's $750,000 of 12% debentures due 2012 (the "Debentures") will be repaid. May & Camp, Inc. owns $75,000 of the Debentures and customers of May & Camp, Inc. own the remaining Debentures. Mr. May is Chairman of the Board of May & Camp, Inc. See "Proposal: Merger Agreement and Plan of Merger-Interests of Certain Persons in the Merger."

No Audit Opinion on 1995 and 1994 Financial Statements

     The report of the Company's independent accountant accompanying the consolidated financial statements included in this proxy statement contains a disclaimer of an opinion on the financial statements for fiscal years 1994 and 1995. Thus, the auditor has not opined that the financial statements for 1994 and 1995 present fairly, in all material respects, the financial position of the Company for such years in conformity with generally accepted accounting principles. The procedures followed by the independent accountants in conducting their audits of the Company's financial statements, and its reasons for disclaiming an opinion on the 1994 and 1995 consolidated financial statements, are set forth in their report. The SEC has advised the Company that regulations promulgated under the federal securities laws generally require that an accountant's report included in a proxy statement must contain an auditor's opinion on the financial statements for the prior three fiscal years. The SEC advised the Company that it was not in compliance with the accountant's report requirements when, in accordance with applicable rules, the Company filed preliminary copies of this proxy statement with the SEC. While the Company's management believes that the financial statements present fairly the financial position of the Company, this proxy statement does not comply fully with applicable regulations regarding the accountant's report accompanying the Company's 1994 and 1995 financial statements.

Certain Consequences of the Merger

     After the Merger, the Converting Shareholders will cease to have any interest in the Company or its future earnings or growth. However, the Board of Directors believes that the Merger is more favorable for the shareholders than continuing their equity interest in the Company primarily because the Board believes that the prospect of generating a return for shareholders greater than the Cash Merger Consideration is unlikely in light of the history of consistent losses for the Company, the continued deterioration of the Company's customer base, the relatively small market capitalization of the Company and the limited trading volume of the Common Stock. See "Proposal: Merger Agreement and Plan of Merger-Background of the Merger" and "-Reasons for the Merger."

     After the Merger, the Company's Common Stock will be removed from inclusion on the NASD OTC Bulletin Board, the registration of the Company under the Exchange Act will be terminated and the Company will cease to file periodic and other reports thereunder.

                           REQUIRED VOTE

     Under Tennessee law and the Company's Charter and Bylaws, the proposal regarding approval of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock.

     The Board of Directors (or related parties) own an aggregate of 2,766,612 shares of the Common Stock, representing approximately 32% of the total currently outstanding shares of Common Stock. Each of the directors (other than Mr. Cavin, who owns no shares) have agreed with JSM Newco to vote their shares FOR the Merger. Additionally, various other shareholders have also agreed with JSM Newco to vote their shares of Common Stock (an aggregate of 1,572,402 shares, or approximately 18.2%, of the total number of shares currently outstanding) for the Merger. These votes for the Merger will be counted for all purposes, including the determination of whether the requisite vote has been cast to approve the Merger Agreement and the Merger.

     No specific provisions of the TBCA or the Company's Charter or Bylaws address the issue of abstentions or broker non-votes. Abstentions will not be counted "for" or "against" proposals, but will be counted for the purpose of determining the existence of a quorum. Brokers holding shares for beneficial owners must vote those shares according to the specific instructions they receive from the owners. However, brokers or nominees holding shares for a beneficial owner may not have discretionary voting power and may not have received voting instructions from the beneficial owner of the shares. In such cases, absent specific voting instructions from the beneficial owner, the broker may not vote on these proposals. This results in what is known as a "broker non-vote." A "broker non-vote" has the effect of a negative vote when a majority of the shares outstanding and entitled to vote is required for approval of a proposal.

               MARKET PRICE AND DIVIDEND INFORMATION

     Market Information. The Company's Common Stock was listed on the Nasdaq National Market ("Nasdaq NMS") until March 30, 1994. On that date, the Company's Common Stock was delisted from the Nasdaq NMS and is now included in the NASD OTC Bulletin Board.

     The following table sets forth the reported high and low bid prices of the Company's Common Stock for the first three quarters of the 1994 fiscal year as regularly quoted on the Nasdaq NMS. Subsequent to the third quarter of 1994, the listed high and low bid prices are as quoted on the NASD OTC Bulletin Board. These over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions.

     Fiscal year ended
     April 30, 1994:                         High    Low

     First Quarter (May-July)               17/32    1/4
     Second Quarter (August-October)          1/2   7/32
     Third Quarter (November-January)        5/16    1/8
     Fourth Quarter (February-April)          3/8    1/8

     Fiscal year ended
     April 30, 1995:                        High     Low

     First Quarter (May-July)                1/4     1/8
     Second Quarter (August-October)           1     1/8
     Third Quarter (November-January)      11/16     5/8
     Fourth Quarter (February-April)       11/16    9/32
     Fiscal year ended
     April 30, 1996:                         High    Low

     First Quarter (May-July)               11/16    1/4
     Second Quarter (August 1-October 31)    5/16   3/16

     On August 29, 1995, the last full trading day prior to the announcement of execution of a letter of intent with respect to the proposed Merger, and on September 8, 1995, the last full trading day prior to announcement of the execution of the Merger Agreement, the closing sales prices per share as reported on the NASD's OTC Bulletin Board were $0.25 and $0.3125, respectively. As of October 31, 1995, there was approximately 630 holders of record of the Company's Common Stock.

     Dividends. The Company has declared no dividends for the 1994 fiscal year or the 1995 fiscal year and is unable to state with any degree of certainty when or if it will resume dividend payments.





           PROPOSAL: MERGER AGREEMENT AND PLAN OF MERGER

General

     The following summary is not intended to be complete and is qualified by the more detailed information and financial statements, including the notes thereto, included in the Appendices hereto. All information concerning the Company included in this Proxy Statement has been furnished by the Company, and all information concerning JSM Newco and JSM Merger included in this Proxy Statement has been furnished by JSM Newco.


Description of the Merger

     At the Special Meeting, the Company's shareholders will consider and vote upon a proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby. The Merger Agreement provides for the Merger of JSM Merger with and into the Company, with the Company being the Surviving Corporation. Upon consummation of the Merger, (a) all of the shares of JSM Merger Common Stock, no par value, issued and outstanding at the Effective Time will be exchanged for shares of the Surviving Corporation on a one-for-one basis; (b) an aggregate of 1,960,375 Surviving Shares of Common Stock currently owned (directly or through related parties) by Fleming Companies, Inc. ("Fleming"), Messrs. Pettit, Thompson, and Sullivan will remain outstanding and held by such persons or entities; (c) each Right will have been redeemed immediately before the Effective Time in accordance with the Rights Agreement; and (d) each share of the Company's Common Stock issued and outstanding at the Effective Time, other than the Surviving Shares, will be converted into the right to receive the Cash Merger Consideration ($0.31 per share, without interest, including $0.01 in consideration of the redemption of the attached Right).

Background of the Merger

     The Company has reported losses for each of the eight years in the period ended April 30, 1995 and the resulting decline in net worth as set forth in the following table. Additionally, the market capitalization of the Company has steadily declined as the Company's size has contracted, although an increase in the per share price was experienced when the Company announced the Restructuring Transaction (as defined herein-see "Management's Discussion and Analysis of the Company's Financial Condition and Results of Operations") in September 1994, including the Fleming Processing Agreement (as defined herein).





                         Shareholders' Equity      Market
Fiscal Year Ended  Loss (Deficiency in Assets) Capitalization 1/


April 30, 1988  $ (2,744)      $ 39,629           $ 83,964
April 30, 1989    (6,833)        32,841             54,324
April 30, 1990    (2,688)        30,239             49,898
April 30, 1991   (12,361)        18,004             27,766
April 30, 1992    (6,014)        11,340              9,658
April 30, 1993    (4,423)         6,917              6,840
April 30, 1994    (8,220)        (1,303)             1,610
April 30, 1995    (4,671)        (5,811)             4,186
_________________

1/ Market capitalization is based on the average of the bid and asked prices for the fourth fiscal quarter of each respective year, multiplied by the number of shares then-outstanding.

     The Company is an authorized clearinghouse for substantially all major manufacturers which distribute coupons. The current prevailing handling fee paid by manufacturers ("Gross Handling Fee") is $0.08 per coupon. The Company provides its services generally to two classifications of customers:

     Funded Accounts: These are accounts in which the Company pays the retailer the face value of coupons plus, in most cases, a portion of the Gross Handling Fee that it will receive from manufacturers. Retailers assign to the Company the retailers' rights to receive payments from the manufacturers. After receipt and verification of the coupons by the manufacturer, the manufacturer pays the Company the face value plus the Gross Handling Fee. Depending on its agreement with a particular retailer, the Company may pay the retailer before or after receipt of funds from the manufacturer. Generally, the difference between the Gross Handling Fee and the portion thereof paid to retailers is designed to compensate the Company for services rendered plus any capital the Company has invested in or as a result of its advance payments to the retailer.

     Pay Direct Accounts: These are accounts in which the Company processes the coupons for large retailer customers for a contracted fee per 1,000 coupons. Title to the coupon is always retained by the retailer, and the Company performs a service for the retailer for the contracted fee. Coupons are shipped to and invoiced to the manufacturer for the payment of their face value plus the Gross Handling Fee directly to the retailer. The Company is paid directly by its retailer customer for the processing fee earned.

     Generally, Funded Accounts are more lucrative for the Company than Pay Direct Accounts because retailers are willing to pay more to receive payments more quickly from the Company than they would from manufacturers. The higher fee compensates the Company for putting capital at risk and assuming the risk of non-payment or slow-payment by manufacturers.

     As a result of the poor financial results of the Company and limited capital, management was forced to conserve capital by slow paying many Funded Account customers who expected payment when they shipped coupons to the Company. As a result, some of the Company's customers ceased shipments of coupons or converted to less lucrative Pay Direct Account arrangements. The Company's inability to pay customers when due not only resulted in a loss of customers but also impeded efforts to attract new customers. The new customers that the Company has obtained, like Fleming and the Fleming independent retailers, tend to be the less lucrative Pay Direct customers. The erosion in the Company's customer base has severely weakened the Company, preventing it from breaking even and paying creditors when due. In September 1995, the Company was unable to make an interest payment on its 12% debentures due 2005 (the "Debentures"), which constituted a default under the Debentures as well as its $1 million line of credit (the "Line of Credit") with National Bank of Commerce, Memphis, Tennessee ("NBC").

     In December 1994, concurrent with the sale of its processing facility in Delicias, Mexico, the Company's then-existing line of credit was fully repaid and terminated. Since October 1994, the Company has consistently and diligently sought to obtain a new line of credit facility, including initiating discussions with
(i) Cambridge Capital Management, Inc. d/b/a Cambridge Factors,
(ii) Sirrom Capital, (iii) CIT Corporation, (iv) Congress Financial, (v) Princeton Capital and (vi) several national banks.

The line of credit sought by the Company could have been collateralized by the Company's trade receivables, primarily from manufacturers. No financial institutions, however, would commit to providing a line of credit until the Company achieved break-even cash flow.

     In March 1995 the Company was successful in securing $750,000 of new capital through the issuance of its Debentures, which included the issuance of 750,000 warrants to acquire the Company's common stock for $0.15 a share. The Debentures were sold to May & Camp, Inc. and customers of May & Camp, Inc. Earl
C. May, a director of the Company, is the Chairman of the Board of May and Camp, Inc. Concurrently with the issuance of the Debentures, the Company obtained the Line of Credit with NBC, which also received warrants to acquire 100,000 shares of the Company's Common Stock for $0.15 a share. The Line of Credit is collateralized by the Company's accounts receivable and the personal guaranties of eight individuals, including Mr. Pettit. The guarantors (other than Mr. Pettit) received warrants to acquire 360,000 shares of the Company's Common Stock for $0.15 a share as an inducement to guarantee the Line of Credit.

     During the fourth quarter of fiscal year 1995, the Company held discussions with executive officers of Fleming seeking additional capital, either through a loan, equity or some combination thereof. Also during the fourth quarter of fiscal year 1995, the Company held discussions regarding a possible merger with another coupon clearinghouse company. The Company did not receive an offer from the other company and the discussions ceased. The Company also considered outsourcing the processing of coupons during the fourth quarter of fiscal year 1995. Commencing in June 1995 and continuing through the execution of the Merger Agreement, the Company sought additional capital through a proposed private placement of notes in the principal amount of up to $5 million, which would have been secured by two promissory notes from the landlord of the Company's Juarez, Mexico processing facility. The offering was presented to over 30 venture capital firms and private investors.

All of these efforts were either unsuccessful or deemed by the Board of Directors to be infeasible because of the unwillingness of potential investors to commit needed capital or the inability of potential acquirors to retain the tax benefits of the net operating loss carry forwards that the Company has built up in the last decade as a result of its consistent losses. In the case of the June 1995 notes offering, investors also were reluctant to invest because the collateral was speculative. The promissory notes, with principal amounts aggregating $850,000 and bearing interest at a rate of 9%, represent a portion of the purchase price paid by the landlord when it acquired the plant from the Company in a sale-leaseback transaction in February 1994. The promissory notes are payable in equal monthly installments of principal and interest through February 2003.
The promissory notes provide that if the Company defaults on its lease for the Juarez, Mexico plant, the landlord is not obligated to pay the promissory notes. Because of the Company's poor financial condition, and the resulting likelihood of a default under the Juarez lease, the promissory notes are recorded as assets on its balance sheet but have been fully reserved. The Company did not solicit offers to acquire the Company because management believed that it could successfully raise capital through the $5 million private placement, which it believed would permit the Company to return to profitability. When it had become apparent that the private placement offering would not be completed, the Company considered a number of options, which are described below. Some of the options were pursued to varying degrees and all of the options were either deemed not viable or were rendered moot by the discussions and ultimate agreement concerning the Merger.

     Faced with the inability to raise needed additional capital or to arrange a sale or merger, the Company's management evaluated the alternative courses of action for the Company. In a series of Board meetings, both in person and by telephone conference call, management reviewed with the Board the pro forma financial statements that it had prepared in connection with the notes offering described above and the general state of the Company's business. Management concluded, and the Board agreed, that without substantial additional capital to reduce the Company's debt burden, fund working capital properly, build net asset value to a higher level and attract and retain profitable Funded Account coupon clearinghouse business, the Company will have exhausted its Line of Credit with NBC and will be forced to cease operations, sometime in the fall of 1995. Management discussed a plan consisting of not paying and slow paying most of its accounts payable under which the Company may be able to remain in operation until November 1995, if the Company can assure creditors of a refinancing in the near term.

     Management has also considered and discussed with the Board the alternative of dramatically scaling down the Company and remaining in business as a small enterprise. Such a plan would require the elimination of its Funded Account business, the further reduction of management overhead, substantial debt forgiveness from its creditors, and the implementation of a slow pay or no pay system with its accounts payables. The Board considered the facts that (i) the potential of debt forgiveness by creditors who have been owed for some time, and the success of continued slow paying of creditors, is highly speculative and
(ii) a reduction in management overhead would likely require the elimination of Mr. Pettit's position, in which event Fleming would likely terminate the Fleming Processing Agreement which currently accounts for approximately 80% of the Company's revenues. The Board noted that such a termination would also accelerate the Company's obligations to repay its remaining debt to Fleming. The Board concluded that the likelihood of the success of such a plan was low and, even if successful, without the Funded Account business and the Fleming Processing Agreement, the Company would have a dramatically smaller revenue base from which to generate significant earnings for shareholders or to repay creditors. Therefore, the Board concluded that such a course is not in the best interests of the Company or its shareholders or creditors.

     The Board also considered whether a reorganization or liquidation of the Company in bankruptcy would be consistent with the best interests of its shareholders and creditors. The Board concluded that bankruptcy would not be in their best interests. All of the assets of the Company which could be liquidated (whether in or out of bankruptcy) to pay creditors or maximize shareholder value have already been sold or collateralized. The Board determined that the Company's assets have no realizable value in excess of book value to satisfy the claims of creditors or shareholders. A bankruptcy, therefore, would not yield creditors full payment of their claims and would result in a total loss to the shareholders.

     Mr. John Moll was a potential investor with whom Mr. Pettit discussed the $5 million notes offering described above. On August 11, 1995, Messrs. Moll, Pettit and Thompson met at the Company's office in Memphis, Tennessee. The participants reviewed the financial statements (including pro forma statements) prepared in connection with the notes offering, as well as the condition of the Company, the coupon redemption business and the Company's prospects. Mr. Moll indicated an interest in the Company. However, because of the price of the Company's stock, Mr. Moll expressed interest in acquiring all of the outstanding stock through a tender offer or cash merger rather than investing in the Company's debt. Mr. Moll indicated that one condition to such an acquisition would have to be that all outstanding options and warrants would be canceled. Mr. Moll left the meeting stating that he would seek counsel as to his preferred form of acquisition and canvass the food industry to gauge the viability of a turnaround by the Company if it had access to his capital and contacts. On August 22, the Company received a term sheet from John and Steven Moll relating to a cash merger in which all shares, other than certain shares held by Messrs. Pettit, Thompson and Sullivan and Fleming, would be acquired for cash.

     At a board meeting on August 23, 1995, management presented the merger proposal to the Company's Board. The Board reviewed the proposal, the history of the Company summarized above, the prospects for alternative courses of action and the prospects for the Company, and determined that the proposal should be pursued. However, the Board determined that management should inquire if the Molls were willing to increase their offer to $0.31 per share, in consideration of the many shareholders who bought their shares at higher prices and because certain shareholders would, under the proposal, be required to cancel options and warrants to purchase Common Stock, including some options and warrants that could be exercised for a price less than the price being offered by the Molls. The Board set its counter-offer at $0.31 a share because that was the last reported closing sales price for the Company's Common Stock on the NASD OTC Bulletin Board before the Board meeting. The Board authorized management to retain Mercer Capital to evaluate the fairness of the consideration offered.

     At a board meeting on August 30, 1995, management reported that the Molls had increased their offer to $0.31 per share. At this meeting, Mercer Capital reviewed with the Board its determination that the cash consideration offered by the Molls was fair to the Company's shareholders from a financial point of view. See "- Fairness Opinion of Mercer Capital." Counsel for the Company reviewed a preliminary draft of a merger agreement with the Board, reviewed the obligations of the members of the Board in connection with their review of the proposal and answered certain questions from Board members concerning their obligations and the conduct of a merger under Tennessee law. Certain Board members have interests that are in addition to the interests of shareholders generally. See "Proposal: Merger Agreement and Plan of Merger-Interests of Certain Persons in the Merger." The Board considered establishing a special committee of non-interested directors, a special committee of shareholders or an independent representative to review and pass upon the Merger Agreement. The Board determined not to establish a special committee or retain an independent representative because of (a) the need to complete the transaction as quickly as possible, in light of the financial condition of the Company and the requirements of JSM Merger and JSM Newco, (b) the Board's determination that no other alternatives exist for the Company and (c) the Board's confidence, after reviewing the condition of the Company, the opinion of Mercer Capital and the Merger proposal itself, that the Merger is fair to and in the best interests of the shareholders. The Board had further discussions about the merits of the offer and the potential for success under various other alternatives which had been discussed previously. The Board authorized management to commence preparation of the appropriate documentation and enter into a letter of intent concerning the Merger. A letter of intent was executed on August 30, 1995.

     On September 7, 1995, Messrs. John and Steven Moll, Pettit and Thompson flew to El Paso, Texas to tour the Company's processing facility in Juarez, Mexico. Mr. Sullivan accompanied the group. During the course of the day, the Molls indicated that the only surviving shareholders would be Messrs. Pettit, Thompson and Sullivan (and certain parties related to them), that such persons would remain in the employ of the Company after the Merger and that their existing employment and severance agreements would be canceled for no consideration. The parties also discussed the steps needed to turn the Company's business around and the form and minimum amounts of capital that would be required to do so. After the tour and the discussion, the Molls indicated their willingness to proceed with the Merger proposal.

Approval by the Company's Board; Recommendation of the Board of Directors; Reasons for the Merger

     At a special telephonic meeting of the Board of Directors held on September 7, 1995, the Company's Board of Directors determined the Merger to be fair to, and in the best interests of, the Company and its shareholders, and advisable on substantially the terms and conditions set forth in the draft Merger Agreement, which the Board had reviewed with counsel. Therefore, the Board of Directors approved and adopted the Merger Agreement and the Merger, authorized management to complete and execute the Merger Agreement with such changes as it deemed necessary and prudent and directed that the Merger Agreement and Merger be submitted for consideration by the shareholders at a special meeting of the shareholders. On September 8, 1995, the Merger Agreement was executed by the parties. The Merger Agreement was amended subsequently by the parties on September 22, 1995 and October 30, 1995. The first amendment provided for the addition of certain conditions to the Molls' obligation to consummate the Merger (which have been described herein) and the second amendment provided for the redemption of the Rights and that Fleming would exchange, and not retain, its shares of Common Stock for the Cash Merger Consideration.

     In reaching its determination, the Company's Board of Directors consulted with management of the Company, as well as its financial, accounting and legal advisors, and considered a number of factors, including, without limitation, the following:

     1.   The Company's critical need for capital as evidenced
by:

          (i) the Company's inability to make payments when due to its customers;

          (ii) the Company's default on September 1, 1995 of the semi-annual interest payment on the Debentures and the resulting cross-default under the Line of Credit;

          (iii) continuing operating losses, in spite of the Company's exclusive coupon processing relationship with Fleming under the Fleming Processing Agreement and additional revenue received under the Fleming Processing Agreement from serving as the exclusive processor under Fleming's independent retailer coupon program; and

          (iv) management's conclusion that the Company would be forced to cease operations by November 1995 (at the latest) if additional capital was not raised;

     2. The thorough and continuous efforts by the Company to raise capital and the Board's analysis of the Company's alternatives, as discussed under " Background of the Merger;"

     3. The Company's inability to secure a replacement line of credit as a result of the disclaimer of an opinion expressed by the Company's independent accountants in 1994 and 1995 due to substantial doubt about the Company's ability to continue as a going concern (See "Management's Discussion and Analysis of the Company's Financial Condition and Results of Operations - Liquidity and Capital Resources");

     4. The presentations to the Board by counsel in which various legal alternatives were reviewed;

     5. The opinion of Mercer Capital, the Company's financial advisor, that the $0.31 Cash Merger Consideration is fair, from a financial point of view, to shareholders;

     6. The fact that the Merger Agreement permits the Board, under certain circumstances, to negotiate with third parties and to accept more favorable proposals, if any are received;

     7. The proposal by JSM Newco and JSM Merger to make available to the Company after the Merger up to $3 million of new capital and to repay or refinance the Line of Credit, which will enhance the Company's ability to meet its liabilities as they come due and finance its processing operations, and which is generally expected to improve results from continuing operations in the future;

     8. The determination that the Merger presented the greatest likelihood of payment of the Company's creditors and of continued employment for Company employees; and

     9. The principal owners of JSM Newco and JSM Merger would bring to the Company expertise in the food industry and numerous contacts with decision-makers at retail grocery chains and manufacturers, which could potentially create the necessary growth of the Company to achieve profitability.

     In view of the wide variety of factors considered by the Board of Directors in connection with its evaluation of the Merger and the Cash Merger Consideration, the Board of Directors did not find it practicable to quantify or otherwise attempt to assign relative weights to the specific factors considered in making its determination, nor did it evaluate whether such factors were of equal weight. As a general matter, the Board of Directors believes that the factors discussed in paragraphs (1) through (6) above support its decision (a) that the Cash Merger Consideration is fair to and in the best interests of the Company's shareholders and (b) to approve the Merger. The Board determined, in sum, that (a) the Cash Merger Consideration is fair to shareholders as the Company currently has little or no value and (b) the Merger is in the best interests of shareholders as the Company believes it has exhausted all other alternatives or deemed them clearly inferior to the Merger proposal. The factors in paragraphs (7) through (9) do not support its decision that the Merger is fair to and in the best interests of those shareholders of the Company who will receive the Cash Merger Consideration in exchange for their shares and not continue their investment in the Company. However, the Company believes that the factors in paragraphs (7) through (9) support its decision that the Merger presents the best opportunity for repayment of creditors and continued employment of the Company's employees. The Board consists of Messrs. Pettit, Thompson, Sullivan, Cavin, May and Mr. Kenneth E. Storey. Messrs. Pettit, Thompson, Sullivan, Cavin and May each have certain interests which may present them with possible conflicts of interest in connection with the Merger. See "The Proposed Merger Interests of Certain Persons in the Merger." The full Board was apprised of each conflict. In determining to approve the Merger, the Board considered that the Company has little or no equity value and that management has exhausted all other viable alternatives. No independent committee was formed because the Board believed that it was unnecessary in light of its conclusion that other viable prospects were non-existent and that the Cash Merger Consideration clearly exceeded the Company's equity value as measured by the financial statements or other interest (or the lack thereof) in the Company.

     APPROVAL OF THE MERGER AGREEMENT IN THIS PROPOSAL REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK. SEE "REQUIRED VOTE." THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE MERGER AGREEMENT AND CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY.

     The Board of Directors (or related parties) own an aggregate of 2,766,612 shares of the Common Stock, representing approximately 32% of the total currently outstanding shares of Common Stock. Each of the directors (other than Mr. Cavin, who owns no shares) have agreed with JSM Newco to vote their shares FOR the Merger. Additionally, Fleming and various other shareholders have also agreed with JSM Newco to vote their shares of Common Stock (an aggregate of 1,572,402 shares, or approximately 18.2% of the total number of shares currently outstanding) for the Merger. The shares committed to vote for the merger constitute a majority of the outstanding shares of Common Stock and if voted in accordance with the agreements, will be sufficient to approve the proposal. These votes FOR the Merger will be counted for all purposes, including the determination of whether the requisite vote has been cast to approve the Merger Agreement and the Merger.

Fairness Opinion of Mercer Capital

     Mercer Capital has delivered a written opinion to the Company's Board of Directors dated September 25, 1995, as updated through November 9, 1995, that the Cash Merger Consideration offered in the Merger is fair, from a financial point of view, to the Company's shareholders. No limitations were imposed by the Company's Board upon Mercer Capital with respect to the investigations made or procedures followed by Mercer Capital in rendering such opinions. The full text of the opinion of Mercer Capital, which sets forth the assumptions made, matters considered and limits on the review undertaken by Mercer Capital, is attached hereto as Appendix B and incorporated by reference herein. THE COMPANY'S SHAREHOLDERS ARE URGED TO READ THE OPINION.

     The Board of Directors engaged Mercer Capital because it believed that Mercer Capital is one of the larger independent business valuation firms in the nation. Mercer Capital has rendered opinions in many public (as well as private) transactions, including mergers. As noted under the caption
"- Reasons for the Merger," the fairness opinion of Mercer Capital was only one of several factors considered by the Company's Board of Directors in determining to approve the Merger.


     The opinion is directed only to the fairness, from a financial point of view, to the Company's shareholders of the Cash Merger Consideration and does not address the Company's underlying business decision to effect the Merger. Mercer Capital's opinion was delivered pursuant to its engagement by the Company's Board on behalf of the shareholders. Mercer Capital's opinion was not rendered with a view toward serving as or constituting a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Merger.

     In conducting its analysis and arriving at its opinion, Mercer Capital reviewed and analyzed, among other things: (a) the Merger Agreement; (b) the form of the Plan of Merger attached as an exhibit to the Merger Agreement; (c) certain publicly available information concerning the Company, including the Annual Report on Form 10-KSB for the fiscal year ended April 30, 1995; (d) certain financial information concerning the business, operations, assets and prospects of the Company, furnished to Mercer Capital by the senior management of the Company; (e) certain publicly available information concerning the trading of, and the trading market for, the Company's Common Stock; (f) whether there existed other companies that Mercer Capital believed to be comparable to the Company; (g) the state of the national economy and prevailing industry conditions; (h) attempts by management to recapitalize and consideration by management of recapitalization, sale, merger, bankruptcy and liquidation options; and (i) other factors and financial analyses that the Company deemed relevant or necessary to its inquiry. Mercer Capital also reviewed the minutes of the Board of Directors and participated in a meeting and discussions with the officers and directors of the Company and its counsel. Mercer Capital also took into account its experience in securities valuation generally.

     Mercer Capital's opinion necessarily is based upon conditions as they existed and could be evaluated by Mercer Capital as of the date of its opinion. In arriving at its opinion, Mercer Capital performed a variety of financial and other analyses. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of analyses and the application of those methods to particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its opinion, Mercer Capital did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Mercer Capital believes that its analyses must be considered as a whole and that considering any portion of such analyses or the factors considered therein, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its opinion. Mercer Capital assumed and relied upon the accuracy and completeness of all of the financial and other information provided by or on behalf of the Company or publicly available and it did not assume any responsibility of independent verification of any such information or any independent evaluation or appraisal of the assets or liabilities of the Company.

  Summary of Conclusions Underlying Opinion

     Mercer Capital concluded that the Company's Common Stock has no or nominal value. Therefore, Mercer Capital opined that the Cash Merger Consideration is fair, from a financial point of view, to the Company's shareholders. In concluding that the Company has no demonstrable value, Mercer Capital considered, among other things, that the Company had (i) consistent operating losses over the last eight years; (ii) a retained earnings deficit of more than $19 million; (iii) a net book value of negative $5.8 million; (iv) failed in its attempts to raise new capital; (v) no prospects for a recapitalization other than in connection with the Merger; (vi) very low prospects for continuing its current business without a recapitalization; (vii) no value to be realized in liquidation and (viii) Common Stock which trades infrequently in small amounts on an inefficient market.

  Financial Results

     Mercer Capital concluded that the Company has been severely weakened over the past decade by over $30 million in cumulative losses. Mercer Capital noted that the Company recorded losses for fiscal years 1995 and 1994 of approximately $4.7 million and $8.2 million, respectively. Management informed Mercer Capital that many customers have left the Company, fearing that the Company will soon go out of business, and that new business has been difficult to attract for the same reason. Mercer Capital observed that the Company's assets as reflected in its financial statement consist primarily of accounts receivable from manufacturers. Management informed Mercer Capital that the Company had gradually sold off all of its previous real estate and other holdings in an effort to overcome operating losses and create working capital. Liabilities, which substantially exceed assets, consist primarily of current items, most of which are accounts payable. The excess of liabilities over assets is reflected in the Company's retained earnings deficit of approximately $19.4 million, which as of April 30, 1995 resulted in a book value of approximately negative $5.8 million.

  Recapitalization/Refinancing Attempts

     Mercer Capital reviewed management's efforts to seek capital in two separate private placement offerings within the past year, both of which failed. In March 1995, the Company successfully placed its 12% Debentures. Mercer Capital noted that the Debentures were placed to a group headed by Mr. May, who is a shareholder and member of the Board of Directors of the Company. Management informed Mercer Capital that the Company has sought to merge with another coupon processor and has considered other options as well, such as bankruptcy. None of these succeeded or were deemed by management to be in the best interests of the shareholders. Other than the offer by JSM Newco to merge with the Company, there do not appear to be any other offers forthcoming for the recapitalization or refinancing of the Company, and management has exhausted its efforts to find ways to avoid bankruptcy. Mercer Capital concluded that without the Merger, the Company cannot survive beyond the immediate future.

  Prospects of a Sale or Merger

     Mercer Capital also considered the potential that a willing buyer might be interested in purchasing the operations of the Company to add revenue to an existing coupon clearinghouse business, which revenue could generate additional income for the business. Mercer Capital's review of the financial statements did not support this option, as marginal costs in the Pay Direct coupon clearinghouse business approximate marginal revenues. Pay Direct accounts have constituted an increasing percentage of the Company's revenue base; the Company has lost a significant portion of its more profitable Funded Account business due to its financial difficulties. Such an acquisition would not be likely to add to another company's earnings and could, in fact, have a dilutive effect. Other than the offer by JSM Newco to merge with the Company, there do not appear to be any other offers forthcoming for the sale or merger of the Company.

  Prospects for Continuing the Business

     Management delivered to Mercer Capital detailed monthly pro forma income statements and balance sheets, which it represented that it had originally prepared in connection with an attempted equity private placement earlier in 1995. Mercer Capital independently analyzed management's pro forma financial statements to examine the potential of the Company to continue operating under current conditions. Having forecast pro forma financial statements on a month-by-month basis assuming that no merger would take place and that, thus, no additional capital would be infused into the business, Mercer Capital concluded that the Company's cash flow requirements would within a few months fully exhaust the Company's working capital. Given the negative level of equity as reflected on the Company's audited balance sheet, the lack of sufficient monthly revenues to meet fixed monthly expenses, and the lack of any working capital which would allow it to sustain operations, Mercer Capital determined that the Company would, among other things, have to cease operating its Funded Account business, and that it would default on the Debentures.

     In sum, based upon its review of the pro forma financial statements, Mercer Capital confirmed management's assertion that, without substantial additional capital to reduce the Company's debt burden, fund working capital properly, build net asset value to a higher level and attract and retain profitable Funded Account coupon clearinghouse business, the Company will have exhausted its Line of Credit with NBC, and thus have to cease operations, sometime in September or October of 1995. Management informed Mercer Capital of a plan, consisting of not paying and slow paying most of its accounts payable, under which the Company may be able to remain in operation until November, 1995. It is Mercer Capital's opinion that the success of the plan requires the Company to assure creditors of a refinancing in the near term.

     Mercer Capital considered the possibility that the Company could remain in business if it were to eliminate its Funded Account business, reduce management overhead further, receive some debt forgiveness from its creditors, and implement a slow pay or no pay system with its accounts payables. Mercer Capital considered that some possibility exists that such a course could prolong the existence of the Company and even return it to a modest level of profitability. Mercer Capital also considered, however, that the potential of debt forgiveness by creditors who have been owed for some time, and the success of continued slow paying of creditors, is highly speculative. Mercer Capital also concluded that since a reduction in management overhead would likely lead to the elimination of Mr. Pettit's position, Fleming could terminate the Fleming Processing Agreement, which currently accounts for approximately 80% of the Company's revenues. Such a termination would accelerate the Company's obligation to repay its remaining debt to Fleming. Without the Funded Account business and the Fleming Processing Agreement, the Company would have a dramatically smaller revenue base with which to generate significant earnings for shareholders or to repay creditors. Therefore, Mercer Capital concluded that such a course is not in the best interests of the Company or its shareholders or creditors.

  Liquidation or Reorganization in Bankruptcy

     Mercer Capital's review of the audited financial statements of the Company confirmed management's representation that all of the assets of the Company which could be liquidated (whether in or out of bankruptcy) to satisfy cash requirements or maximize shareholder value have already been sold or collateralized. Moreover, Mercer Capital considered the potential for the Company to reorganize in bankruptcy. Mercer Capital concluded that the nature of the Company's business is partially that of a financial intermediary between the coupon issuer and the coupon redeemer. As such, the Company's financial condition is an important factor in its ongoing operations. Given this, Mercer Capital concluded that bankruptcy would likely cause the Company's major customers, including Fleming, to cease doing business with the Company. Furthermore, Mercer Capital concluded that the loss of major customers and the permanent detriment to the Company's reputation that would result from bankruptcy would render it highly unlikely that the Company could build shareholder value to a level that is currently being offered in the Merger. Thus, Mercer Capital concluded that an attempted reorganization in bankruptcy would not, at this point, yield any advantage for the shareholders and could result in a total loss to the shareholders. Mercer Capital also concluded that based upon the probability that the Company would not survive past the immediate future without a recapitalization, and the Company's unsuccessful recent attempts to raise new capital, consideration of the prospects for continuing to operate and liquidating in the future (i.e. two or five years from now) was not warranted.
  Public Trading of the Company's Stock

     Mercer Capital reviewed the history and performance of the market price and trading volume of the Company's Common Stock. The Company began trading as a public company in 1981 in the over the counter market. In 1994, the Company's Common Stock was delisted from the Nasdaq NMS and now trades on the NASD OTC Bulletin Board under the ticker symbol "QPON."

     Mercer Capital considered that Bulletin Board trading is characterized by wide spreads (the difference between the highest bid and lowest ask prices) and thin volumes. Traders are only obligated to honor published bid and ask prices for the first 100 shares, and there is only one known market maker for the Company's Common Stock. Mercer Capital noted that trades of substantial blocks of stock would likely take place only at less favorable prices than those published, and the transaction costs would likely be very high for the amount of capital involved.

     Mercer Capital concluded that even though recent published bid prices on shares of the Company's Common Stock fluctuated modestly above and below $0.31, it would be difficult to execute a substantial trade at that price. Minority shareholders with large blocks of shares trying to liquidate their holdings in the Company would probably depress share prices and raise transaction costs. Mercer Capital believed, therefore, that it was not logical to treat shares of the Company's stock as readily tradable at published prices, because (i) the Company is small,
(ii) the NASD OTC Bulletin Board is an inefficient market, (iii) there is only one known market maker for the Common Stock and
(iv) the typically thin level of trading volume prohibits the acquisition or disposition of substantial blocks of shares of the Company's Common Stock at published (particularly favorable) prices.

  Other Considerations

     Mercer Capital conducted a search for, but did not find, publicly traded companies in a similar line of business that could be used for comparison purposes. A.C. Nielsen & Co., a subsidiary of Dun & Bradstreet, which is a publicly traded entity, has a coupon clearinghouse operation. Mercer Capital noted, however, that coupon processing constitutes a relatively minor portion of Dun & Bradstreet's total business and that Nielsen does not constitute the primary portion of Dun & Bradstreet's business. Mercer Capital concluded, therefore, that it is not sufficiently comparable to the Company to warrant comparison.

     Mercer Capital noted that because of its history of losses, the Company has amassed large net operating losses ("NOLs"), which can generally be used by the Company as a credit against future income taxes. As of April 30, 1995, the NOLs amounted to over $25.2 million. Mercer Capital concluded, after discussions with the Company's auditors and counsel, however, that a purchase of the Company would likely result in a severe limitation on the Company's ability to use the NOLs in the future. The value of the NOLs as an off balance sheet asset of the Company, therefore, is limited.

  Payment of Mercer Capital's Fees and Expenses

     Pursuant to the terms of an engagement letter dated August
22, 1995, the Company has agreed to pay Mercer Capital $15,000 for rendering its opinion and to pay or reimburse Mercer
Capital's reasonable expenses. No additional fees will be paid to Mercer Capital for its opinion.

Redemption of Rights

     In connection with the Merger, the Company will redeem all outstanding Rights. The Rights will be redeemed immediately before the Effective Time and $0.01 of the Cash Merger Consideration is consideration for the redemption of the Rights. The Rights were issued under the Rights Agreement, which was adopted by the Board of Directors of the Company in August 1988.

Each Right entitles the holder, upon the occurrence of certain events, to acquire a share of Common Stock for $30, which price is subject to adjustment. The Rights currently are attached to the certificates representing the outstanding Common Stock, are not exercisable and cannot be separately transferred. Generally, upon a person's acquisition or planned acquisition of 20% or more of the Common Stock, the Rights separate from the Common Stock and become exercisable and separately transferable. If a person acquires 20% or, in connection with a tender or exchange offer, 10% of the Common Stock, the exercise price of each Right (other than those held by the acquiror) will adjust to the greater of 10% of the current market price or the par value. If after the stock acquisitions the Company was acquired in a merger or other business combination or 50% of the Company's assets or earning power was sold or transferred, each holder of a Right (other than those held by the acquiror) would have the right to receive upon exercise of the Rights common stock of the acquiror having a value equal to two times the original exercise price (i.e., $60).

At any time prior to the date that a person acquires stock in a manner that would result in an adjustment to the exercise price as described above, the Board of Directors may redeem the Rights for $0.01 per Right. The Company's Board of Directors, in accordance with the Rights Agreement, resolved to redeem the Rights immediately before the Effective Time, conditioned upon the shareholders' approval of the Merger and the consummation thereof.

Interests of Certain Persons in the Merger

     Certain members of the Company's management and Board of Directors may be deemed to have interests in favor of the Merger in addition to their interests, if any, as shareholders of the Company generally. In each case, the Company's Board was aware of these factors and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby.

     Retention of Certain Shares in the Company by Management. The Merger Agreement provides that Mr. Thompson (and his father-in-law, who is a former officer and director of the Company, and a trust for the benefit of Mr. Thompson's children) and Mr. Sullivan will retain all of the shares of Common Stock currently owned by them (an aggregate of 760,375 shares) and will not surrender such shares for the Cash Merger Consideration. The Merger Agreement also provides that Acorn Holdings, LLC ("Acorn"), a shareholder of the Company, of which Mr. Pettit is a member and is Chief Manager, will surrender 559,837 shares of the Common Stock that it currently owns for the Cash Merger Consideration (a total of $173,549) and retain the remaining 1,200,000 shares that it currently owns. As a group, these persons and entities will retain the 1,960,375 Surviving Shares, which will represent approximately 23% of the total number of shares of Common Stock that will be outstanding upon consummation of the Merger. These persons and entities will participate in any future earnings and growth of the Company, which could be substantial. Following consummation of the Merger, all other shareholders of the Company (i.e., the Converting Shareholders) who do not pursue statutory dissenters' rights authorized by Tennessee law (see "Dissenters' Rights") shall have the right to receive the $0.31 per share Cash Merger Consideration, and such Converting Shareholders will cease to have any direct interest in the Company or its future earnings or growth.

     Elections to Board of Directors. The Merger Agreement provides that Messrs. Pettit, Thompson and Sullivan, who are currently directors of the Company, will continue to serve on the Board of Directors of the Surviving Corporation following the consummation of the Merger.

     Certain Employment Arrangements. Following the consummation of the Merger, Mr. Pettit will serve as Vice Chairman, Mr. Thompson will serve as Chief Executive Officer, Mr. Sullivan will serve as President and Mr. Cavin will serve as Chief Financial Officer and Secretary of the Surviving Corporation. The terms of employment, including salaries, of such individuals after the consummation of the Merger are anticipated to be substantially similar to their current terms of employment, but have not yet been determined. In connection with the Merger, Messrs. Pettit, Thompson and Sullivan have agreed to terminate any existing employment or severance agreements between them and the Company, without additional consideration. The employment of such individuals with the Surviving Corporation initially will not be the subject of employment agreements.

     Stock Option Arrangements. All options and warrants that are currently outstanding to purchase shares of Common Stock, whether or not such options or warrants are vested currently, will be canceled for no additional consideration, including those held by officers, directors and employees of the Company. JSM Newco has agreed that the Surviving Corporation will adopt a stock option plan for management of the Company, including but not limited to Messrs. Pettit, Thompson and Sullivan. The number of shares that each will be entitled to purchase, and the purchase price, will be determined after the Merger.

     Redemption of Repayment of Debentures. The consummation of the Merger is conditioned upon redemption or repayment of the Company's 12% Debentures, which are outstanding in the aggregate principal amount of $750,000, or the provision therefor in a manner satisfactory to the Company and the holders of the Debentures. May & Camp, Inc. owns Debentures in the aggregate principal amount of $75,000, and customers of May & Camp, Inc. own the remaining Debentures. Earl May, a director of the Company, is Chairman of the Board of May & Camp.

Effective Time of the Merger

     The Effective Time of the Merger will occur upon the filing of Articles of Merger with the Secretary of State of the State of Tennessee under the TBCA, or at such other time as may be specified in such Articles of Merger. It is presently anticipated that if the Merger Agreement is approved by the shareholders of the Company, such filing will be made after the Company's Special Meeting on November 27, 1995 and that the Effective Time will occur on such date, although there can be no assurance as to whether or when the Merger will occur. See "Conditions to the Merger." The redemption of the Rights will become effective immediately before the Effective Time.

Conversion of Common Stock by Converting Shareholders

     At the Effective Time, each share of Common Stock of the Company other than the Surviving Shares (including each Right, which will have been redeemed immediately before the Effective
Time) will be converted into the right to receive the Cash Merger Consideration ($0.31, without interest, including $0.01 in consideration of the redemption of the attached Right immediately before the Effective Time), payable to the holder thereof upon surrender of the certificate evidencing such share in the manner provided below.

Surrender of Stock Certificates

     Following the Merger, an exchange agent (the "Exchange Agent") will mail to all holders of record of Common Stock of the Company at the close of business on the Effective Time a "Letter of Transmittal" to be used in surrendering to the Exchange Agent their stock certificates. The "Letter of Transmittal" will provide instructions to the shareholders concerning the surrender of stock certificates. STOCK CERTIFICATES SHOULD NOT BE SURRENDERED UNTIL THE LETTER OF TRANSMITTAL IS RECEIVED. DO NOT SEND STOCK CERTIFICATES WITH YOUR PROXY. If payment is to be made to a person other than the person in whose name a surrendered certificate is registered, the certificate must be endorsed and otherwise be in proper form for transfer. The person requesting such payment must pay any resulting transfer taxes or must establish that such taxes either have been paid or are not due. The Exchange Agent will pay the cash consideration to a holder of a stock certificate which has been lost or destroyed only upon receipt of satisfactory evidence of ownership and after appropriate indemnification.

     Any proceeds that remain unclaimed with the Exchange Agent on and after one hundred eighty (180) days following the Effective Time can be released and repaid by the Exchange Agent to the Surviving Corporation, after which time a former shareholder may look to the Surviving Corporation for payment in respect of its shares as a result of the Merger only as a general creditor of Purchaser, subject to applicable abandoned property, escheat or similar laws.

Representations and Warranties

     The representations and warranties of the Company and of JSM Newco and JSM Merger contained in the Merger Agreement include various representations and warranties typical in such agreements. None of the respective warranties or representations of the Company and of JSM Newco and JSM Merger survive the consummation of the Merger nor the termination of the Merger Agreement.

Conditions to the Merger

     The obligation of the Company to perform its obligations under the Merger Agreement is subject to the following conditions: (i) the Merger shall have been approved by the requisite vote of the Company's shareholders; (ii) all approvals and authorizations of, filings and registrations with, and notifications to, all federal and state authorities required for the consummation of the Merger shall have been duly obtained or made; (iii) the Board of Directors of JSM Newco, as sole shareholder of JSM Merger, shall have taken all corporate action necessary to effectuate the Merger; (iv) all representations and warranties of JSM Newco set forth in the Merger Agreement shall be true and correct; (v) all of JSM Newco's covenants and agreements pursuant to the Merger Agreement shall have been performed and complied with in all material respects; (vi) the Company shall have received a written legal opinion, dated as of the Closing Date, of Burch, Porter & Johnson, PLC, as to certain matters; and (vii) prior to the Closing, the Company shall be provided with reasonably satisfactory evidence regarding (a) repayment or refinancing of the Company's existing Line of Credit with NBC, (b) the Surviving Corporation's access to new capital in the aggregate amount of at least $3 million and (c) the release, as of the Effective Time, of the current guarantors of the Line of Credit, who include Mr. Pettit.

     The obligation of JSM Newco to perform its obligations under the Merger Agreement is subject to the following conditions: (i) all approvals and authorizations of, filings and registrations with, and notifications to, all federal and state authorities required for the consummation of the Merger shall have been duly obtained or made; (ii) the Company's Board of Directors shall have taken all corporate action necessary to effectuate the Merger; (iii) the Company's shareholders shall have approved the Merger and approved and adopted the Merger Agreement; (iv) the Company's representations and warranties set forth in the Merger Agreement shall be true and correct; (v) the Company's covenants and agreements to be performed or complied with pursuant to the Merger Agreement prior to the Effective Time shall have been duly performed and complied with in all material respects; (vi) no material adverse change in the financial condition or results of operations of the Company and any subsidiary on a consolidated basis between April 30, 1995 and the Effective Time shall have occurred; (vii) JSM Newco shall have received a written legal opinion, dated the Closing Date, of Hunton & Williams or other reasonably satisfactory counsel as to certain matters customary in transactions of this nature, including that the Company is duly organized and validly existing, that the Company's execution of the Merger Agreement was authorized, that the Merger Agreement is a valid and binding obligation enforceable against the Company in accordance with its terms, that the Company's performance of the Merger Agreement will not violate the Company's Charter or Bylaws or applicable law and that the necessary consents to the Merger have been obtained, and opinions with respect to the Company's compliance with applicable federal securities laws in connection with the disclosure included in this proxy statement;
(viii) prior to the Closing Date, the Company and JSM Newco shall have reached a satisfactory agreement regarding the repayment of the Company's debentures and; (ix) prior to the Closing Date, JSM Newco shall have received the consent of Inmobiliaria Axial, S.A. de C.V. to the continuation after the Closing Date of the Company's lease agreement for use of the Company's facilities in Juarez, Mexico; (x) JSM Newco shall have received the consent of Fleming to the continuation of Fleming's existing exclusive processing agreement with the Company and its wholly-owned subsidiary, Coupon Redemption, Inc.; (xi) the Company shall have canceled all options and warrants presently outstanding, and any registration rights agreements, in a manner that does not create any rights in such holders to obtain Common Stock, cash or replacement instruments; (xii) JSM shall receive reasonably satisfactory evidence regarding (a) repayment or refinancing of the Line of Credit with NBC and (b) the Surviving Corporation's access to new capital in the aggregate amount of at least $3 million; (xiii) holders of no more than 10% of the Company's outstanding Common Stock shall have elected to exercise dissenters' rights as provided in the TBCA; (xiv) a shareholder's agreement shall be entered into by certain holders of the Company's stock who will hold shares following consummation of the Merger; (xv) the Company shall terminate its Rights Agreement or amend or take such action as to waive application of the Rights Agreement to the Merger, in any event without the payment of any additional consideration by the Company or JSM in addition to the Cash Merger Consideration; and (xvi) certain legal proceedings shall be resolved prior to consummation of the Merger and shall result in liabilities not exceeding $100,000 in the aggregate or, if not resolved, shall result in liabilities not exceeding $100,000 in the aggregate.

     It is anticipated that all conditions to the consummation of the Merger will be satisfied. Moreover, any condition, other than the requisite shareholder approval, may be waived by the party entitled to the benefit of such condition.

Regulatory Approvals

     No federal or state regulatory requirements must be complied with, nor must federal or state regulatory approvals be obtained in connection with the Merger Agreement or the transactions contemplated thereby.

Conduct of Business Prior to the Effective Time

      Prior to the earlier of the Effective Time or the termination of the Merger Agreement (see "-Termination"), the Company has agreed, among other things, to: (i) carry on its business in the usual, regular, and ordinary course in substantially the same manner as heretofore conducted and to use all reasonable efforts to preserve intact its present business organizations and assets, keep available the services of its present officers and employees, and preserve its relationships with customers, suppliers, and others having business dealings with it; (ii) not declare any dividends on or make other distributions in respect of its Common Stock or to amend its charter or by-laws; (iii) not issue, grant, pledge, or sell, or authorize or propose the issuance of, or split, combine, reclassify or redeem, purchase, or otherwise acquire or propose the purchase of, any shares of its capital stock or any class of securities convertible into, or rights, warrants, or options or enter into any arrangement or contract regarding the issuance of, any such shares or other convertible securities or make any other change in its equity capital structure or issue any stock appreciation rights; (iv) use its best efforts to comply promptly with all requirements which federal or state law may impose on it with respect to the Merger; (v) use its best efforts to obtain any consents, authorizations, approvals or exemptions by any governmental authority or agency, or other third party, required to be obtained in connection with the Merger; (vi) not acquire direct or indirect control over any other corporation, association, firm, or organization, other than in connection with activities otherwise permitted by the Merger Agreement; (vii) not sell, lease, or otherwise dispose of or encumber any of its assets which are material to its business; (viii) not assume, guarantee, endorse, or otherwise become liable, for any other party's obligations or make any loans, advances, or capital contributions to, or investments in, any other person or entity;
(ix) not make any capital expenditures except for certain previously authorized capital expenditures; (x) not incur any additional debt obligations or other obligation for borrowed money in excess of its remaining borrowing capacity under its Line of Credit; and (xi) as to its employees, (a) not grant any increase in compensation as a class, pay any bonus or accelerate or effect any change in any employee or retirement benefits for any employees or officers (unless such change is required by applicable law or regulation), (b) amend any existing employment contract unless required by law or regulation or enter into any new employment contract with any person, or (c) adopt any new employee benefit plan or make any change in any existing employee benefit plans other than any as required by law or regulation or that is necessary or advisable to maintain the tax-qualified status of any such plan.

Termination

     The Merger Agreement provides that, notwithstanding any other provision of the Merger Agreement or the Plan of Merger, and notwithstanding the approval of the Merger and this Agreement by the shareholders of the Company and/or JSM Newco, the Merger Agreement may be terminated and the Merger abandoned: (i) by mutual written consent of JSM Newco and the Company; (ii) by a vote of a majority of the Boards of Directors of both the Company and JSM Newco; (iii) by a vote of a majority of the Board of Directors of the Company, in the event of a material breach of the Agreement by JSM Newco; (iv) by a vote of a majority of the Board of Directors of JSM Newco, in the event of a material breach of the Agreement by the Company; (v) by a vote of a majority of the Board of Directors of either the Company or JSM Newco in the event: (a) the Merger shall not have been consummated on or before December 31, 1995; (b) any approval of any governmental or other regulatory authority required for the consummation of the Merger and the other transactions contemplated hereby shall have been denied by final non-appealable action of such authority; or (c) in the event that the board of directors of JSM Newco or the Company have reasonably determined that (1) the Merger has become impracticable because of war, national emergency, banking moratorium or similar occurrence or, (2) in the case of the Company, that a material adverse change in the financial condition or results of operations has occurred with respect to JSM Newco or JSM Merger, or, in the case of JSM Newco, that a material adverse change in the financial condition or results of operations has occurred with respect to the Company or any subsidiary of the Company;
(vi) if the Merger is not approved by the holders of at least a majority of the outstanding shares of Common Stock of the Company; (vii) by JSM Newco if the Board of Directors of the Company has recommended to its shareholders the approval of a bona fide proposal to acquire all of the outstanding capital stock or assets of Seven Oaks and its subsidiaries, which the Board of Directors believes, in good faith after consultation with its financial advisors, is more favorable from a financial point of view to the shareholders of the Company than the proposal set forth in the Agreement; or (viii) by JSM Newco if the Board of Directors of the Company, in the exercise of its fiduciary duties upon the written advice of counsel, has withdrawn, amended or modified in any manner adverse to JSM Newco, its favorable recommendation of the transactions contemplated by this Agreement and the Plan of Merger.

     A provision which would permit JSM Newco to terminate the Merger Agreement without recourse for any reason has now expired and, therefore, is no longer applicable.

     In the event of termination of the Merger Agreement by either JSM Newco or the Company as provided above, the Merger Agreement shall become void, and no liability shall be incurred on the part of either JSM Newco or the Company, except as to the obligation of each party to maintain the confidentiality of confidential information. In addition, if the Company agrees in writing to sell its stock or assets to a party other than JSM Newco or JSM Merger prior to the termination of the Agreement, the Company must reimburse JSM Newco for its out-of-pocket costs reasonably incurred in connection with the Merger.

Limitation on Discussions with Third Parties

     In order to induce JSM Newco to make its offer, the Company agreed that, until consummation of the Merger or the earlier termination of the Merger Agreement, it will not directly or indirectly, through any director, officer, employee, agent, financial advisor or otherwise, solicit, initiate or encourage the submission of an offer or proposal from any person, or engage in negotiations, furnish confidential information or have discussions relating to the acquisition of all or a material portion of the assets of the Company (whether through an acquisition of assets of, or an equity interest in, or a merger, exchange offer, tender offer or other business combination involving the Company) (any of the foregoing being herein referred to as an "Acquisition Proposal"). However, if the Board of Directors determines in good faith and is advised by outside legal counsel that its fiduciary obligations to the shareholders so require, it may respond to, and negotiate with, third parties concerning such matters. The Company has agreed to promptly notify JSM Newco in the event that the Company should receive any form of Acquisition Proposal from another party.

Accounting Treatment

     The Merger will be accounted for by the "Purchase Method" of accounting, whereby the purchase price will be allocated in general based upon the relative fair value of assets acquired and liabilities assumed.

Federal Income Tax Consequences

     The following discussion summarizes the material federal income tax consequences of the Merger to holders of Common Stock.

No opinion of counsel has been obtained with respect to the tax consequences of the Merger to the Company's shareholders, and the following summary is not based on any opinion of counsel. The summary does not discuss all potentially relevant federal income tax matters, consequences to any shareholders subject to special tax treatment (for example, tax-exempt organizations and foreign persons), or consequences to shareholders who acquired their Common Stock through the exercise of employee stock options or otherwise as compensation. As described below, the federal income tax consequences to a shareholder who receives cash for his Common Stock will depend on whether the shareholder or certain related shareholders continue to own stock of the Company after the Merger.

Redemption of Rights

     The federal income tax treatment of the receipt of $0.01 in redemption of each Right is not clear. Because the Rights will be redeemed in connection with the Merger and the Rights have not been separated from the Common Stock, the receipt of cash for Rights probably should be treated as part of the amount received for Common Stock in the Merger. It is possible, however, that the receipt of cash for Rights could be treated as the receipt of a dividend, which would be taxable as ordinary income to the extent considered distributed from the Company's earnings and profits (as computed for federal income tax purposes). To the extent not distributed from earnings and profits, a dividend distribution would reduce the federal income tax basis of a shareholder's Common Stock and, thus, be treated in effect as part of the amount received for Common Stock.




Shareholders Who Receive Cash for Common Stock And Do Not
Continue To Own Any Company Stock

     A shareholder's receipt of cash for his shares of Common Stock pursuant to the Merger or the exercise of dissenters' rights will constitute a taxable sale of such stock if the shareholder does not own, either actually or under the constructive ownership rules of Section 318(a) of the Internal Revenue Code (the "Code") any stock of the Company after the Merger. Consequently, such a shareholder generally will recognize taxable gain or loss equal to the difference between the amount of cash received and his tax basis in the shares exchanged therefor. If a shareholder holds his Common Stock as a capital asset at the time of the Merger, any gain or loss recognized will be capital gain or loss. Capital gain or loss will be long-term with respect to shares of Common Stock held for more than one year at the time of the Merger and short-term with respect to shares held for a shorter period.

Shareholders Who Receive Cash for Common Stock And Continue To
Own Common Stock

     Different rules may apply to a Company shareholder who receives cash for his shares of Common Stock in the Merger or pursuant to the exercise of dissenters' rights and who actually or constructively owns any stock of the Company after the Merger.

Cash received by such a shareholder generally will be taxed as ordinary dividend income to the extent that the cash is considered distributed from the Company's earnings and profits (as computed for federal income tax purposes), unless the shareholder's receipt of cash for his Common Stock results in at least a "meaningful reduction" in the percentage of Common Stock actually and constructively owned by the shareholder. Any shareholder who will actually or constructively own any stock of the Company after the Merger should consult his tax advisor about the tax consequences of receiving cash for his Common Stock.

     Under Section 318(a) of the Code, a shareholder is treated as owning (i) stock that the shareholder has an option or other right to acquire, (ii) stock owned by the shareholder's spouse, children, grandchildren, and parents, and (iii) stock owned by certain trusts of which the shareholder is a beneficiary, any partnership or "S corporation" in which the shareholder is a partner or shareholder, and any non-S corporation of which the shareholder owns at least 50% in value of the stock. A shareholder that is a partnership or S corporation, estate, trust, or non-S corporation is treated as owning stock owned (as the case may be) by partners or S corporation shareholders, by estate beneficiaries, by certain trust beneficiaries, and by 50% shareholders of a non-S corporation shareholder. Stock constructively owned by a person generally is treated as being owned by that person for the purpose of attributing ownership to another person. In certain cases, a shareholder who will actually own no Company stock after the Merger may be able to avoid application of the family attribution rules of Section 318 of the Code by filing a timely waiver agreement with the Internal Revenue Service pursuant to Section 302(c)(2) of the Code and applicable regulations.
Shareholders Who Receive No Cash

     A shareholder who does not receive any cash for his shares of Common Stock and thus continues to own such stock after the Merger will not recognize gain or loss as a result of the Merger.

     The preceding discussion summarizes for general information the material federal income tax consequences of the Merger to the Company's shareholders. The tax consequences to any particular shareholder may depend on the shareholder's circumstances. The Company's shareholders are urged to consult their own tax advisors with regard to federal, state, and local tax consequences.




                        DISSENTERS' RIGHTS

     The Company's shareholders are entitled to exercise dissenters' rights under the applicable provisions of the TBCA. The dissenters' rights available under the TBCA are summarized below. The preservation and exercise of dissenters' rights are conditioned on strict adherence to the applicable provisions of the TBCA.

     Under Section 48-23-102 of the TBCA, shareholders have the right to dissent from adoption of the Merger Agreement and demand payment of the fair value of their shares. In order to properly exercise this right, BEFORE THE VOTE ON THE MERGER AGREEMENT IS TAKEN AT THE SPECIAL MEETING, (i) each dissenting shareholder must give the Company a written notice of his intent to dissent from the Merger Agreement proposal and to demand payment for his shares if the Merger is effectuated, and (ii) each dissenting shareholder MUST NOT VOTE IN FAVOR OF THE MERGER AGREEMENT. Any dissenting shareholder who fails to satisfy the foregoing requirements as they apply to his shares will not be entitled to payment for his shares and will be bound by the terms of the Merger Agreement.

     If the Merger Agreement is adopted by the requisite shareholder vote at the Special Meeting, the Company, as the Surviving Corporation will mail a written dissenters' notice within 10 days after the Special Meeting date to each shareholder who satisfied the demand requirements. The dissenters' notice will (i) state where a demand for payment of fair value must be sent, (ii) state where and when certificates representing the dissenters' Common Stock must be deposited, (iii) include a form to be used by a dissenting shareholder to demand payment and (iv) state the date by which the payment demand must be received by the Surviving Corporation, which date will not be fewer than one
(1) nor more than two (2) months after the date the dissenters' notice is delivered. The dissenters' notice will also state where and when the dissenters' certificates must be deposited with the Surviving Corporation.

     A shareholder receiving a dissenters' notice must demand payment of the fair value of his Common Stock, certify that he acquired beneficial ownership of his shares before the first date the terms of the Merger Agreement were first announced to the public, and must deposit his share certificates in the manner set forth in the dissenters' notice or he will not be entitled to payment for his shares. A demand for payment filed by a shareholder may not be withdrawn unless the Surviving Corporation consents to the withdrawal.

     Upon receipt of a valid payment demand from a dissenting shareholder and upon compliance by such shareholder with the procedure for deposit of his share certificates, the Surviving Corporation will pay to such shareholder, as soon as the Merger is effectuated or upon receipt of a payment demand (whichever is later), the amount the Surviving Corporation estimates to be the fair value of his shares, plus accrued interest. Such payment will be accompanied by, among other things, a statement of the dissenting shareholder's right to demand additional payment for his shares and certain financial information specified by the TBCA.

     If a dissenting shareholder wishes to demand additional payment for his shares, he must do so in writing within one (1) month after the Surviving Corporation made or offered payment for his shares to him or he will not be able to demand such additional payment. If a demand for additional payment cannot be settled within two (2) months after the demand is received by the Surviving Corporation, the Surviving Corporation may commence a proceeding in the Chancery Court for Shelby County, Tennessee to resolve all unsettled demands of any former shareholder of the Surviving Corporation. If such an action is not commenced by the Surviving Corporation within such time period, the TBCA requires the Surviving Corporation to pay all unsettled demands in the amounts demanded.

     The Chancery Court for Shelby County, Tennessee will determine the fair value of the Company's Common Stock with respect to which payment demands remains unsettled, and the court may appoint appraisers to assist it in this regard. Costs of such a proceeding will be determined by the court and may be assessed against the Surviving Corporation or, under certain circumstances, the dissenting shareholder(s), or both.

     THE PROVISIONS OF THE TBCA REGARDING DISSENTERS' RIGHTS ARE
TECHNICAL AND COMPLEX AND ANY SHAREHOLDER OF THE COMPANY
CONTEMPLATING THE EXERCISE OF SUCH RIGHTS IS URGED TO CONSULT
WITH HIS OR HER LEGAL COUNSEL.




                            THE COMPANY

General

     The Company, a Tennessee corporation which is engaged in the coupon processing industry, was organized and commenced clearinghouse operations in 1971. The Company's wholly-owned subsidiaries, which are included in the consolidated financial statements, are Coupon Redemption, Inc., which performs coupon clearinghouse functions (as described below); Siete Robles Internacional, S.A. de C.V., which is the Company's Mexican coupon processing subsidiary; and Trebor Services de Mexico, S.A. de C.V., which is an inactive Mexican subsidiary that previously processed coupons for the Company's redemption agency operating and engaged in the Company's promotion fulfillness operations, which were sold in December 1989. Effective May 31, 1995, two former wholly-owned subsidiaries of the Company were merged into the Company.

     The Company acts as a clearinghouse which processes cents-off coupons from retail establishments throughout the United States. Coupons are processed at its clearinghouse processing facility, which is located in Juarez, Mexico. The number of coupons processed by the Company were 115 million and 305 million for the fiscal years ended April 30, 1995 and 1994, respectively.

The Coupon Industry

     The coupon processing industry consists of companies that perform one or both of two principal intermediary functions:

     Clearinghouse functions: Clearinghouse companies generally count, verify and sort coupons submitted to them by retailers and ship the sorted coupons to the appropriate manufacturer-issuer for payment. In addition, many clearinghouses pay some or all of their retailer customers the face value of the coupon plus, in many cases, a portion of the handling fee within a period of time determined by agreement with the retailer. This period of time in some cases is shorter than the period in which the retailer would receive payment if it forwarded the coupons directly to the manufacturer.

     Redemption agent functions: Redemption agents perform a sort-and-verification function for manufacturer-issuers to whom coupons are submitted by clearinghouses and retailers for collection. Redemption agents are also authorized to make payments on behalf of the manufacturer-issuer for validly presented coupons. Redemption agents also customarily provide manufacturer-issuers with statistical and other data to enable them to evaluate their coupon promotion efforts.





The Company's Clearinghouse Operations

     The Company receives coupons shipped to it by retailers throughout the United States and provides the following services:

     - Counts, sorts and batches coupons received according to the issuing manufacturer and the denomination of the coupons;

     - Verifies the value of coupons to be redeemed;

     - Provides an invoice or report to the issuing manufacturer that includes the number and value of coupons and the identity of the retailer; and

     - Ships the sorted coupons to the issuing manufacturer or its redemption agent.

     The Company is an authorized clearinghouse for substantially all major manufacturers which distribute coupons. The current prevailing handling fee paid by manufacturers ("Gross Handling Fee") is $0.08 per coupon. The Company provides its services generally to two classifications of customers:

     Funded Accounts: These are accounts in which the Company pays the retailer the face value of coupons plus, in most cases, a portion of the Gross Handling Fee that it will receive from manufacturers. Retailers assign to the Company the retailers' rights to receive payments from the manufacturers. After receipt and verification of the coupons by the manufacturer, the manufacturer pays the Company the face value plus the Gross Handling Fee. Depending on its agreement with the retailer, the Company may pay the retailer before or after receipt of funds from the manufacturer. Generally, the difference between the Gross Handling Fee and the portion thereof paid to retailers is designed to compensate the Company for services rendered plus any capital the Company has invested in or as a result of its advance payments to the retailer.

     Pay Direct Accounts: These are accounts in which the Company processes the coupons for large retailer customers for a contracted fee per 1,000 coupons. Title to the coupon is always retained by the retailer, and the Company performs a service for the retailer for the contracted fee. Coupons are shipped to and invoiced to the manufacturer for the payment of their face value plus the Gross Handling Fee directly to the retailer. The Company is paid directly by its retailer customer for the processing fee earned.

     The Company recognizes revenue, for financial reporting purposes, when the process of coupon verification has been completed. The Company's accounts receivable is composed of the full face value of verified coupons plus the per coupon Gross Handling Fee for Funded Accounts, and the processing fee earned by the Company for Pay Direct Accounts. The Company's actual revenue, however, is the portion of the Gross Handling Fee retained by the Company (and not paid to retailers), in the case of Funded Accounts, or the processing fee paid to the Company by retailers, in the case of Pay Direct accounts. Thus, there is a high level of accounts receivable relative to actual revenues.

     Most payment plans for the Company's Funded Account clearinghouse customers require the Company to pay the customers within 42 days of its receipt of coupons. The time period between the time of the Company's receipt of coupons from retailers until the invoicing of manufacturers ranges from ten days to two weeks, depending upon the Company's processing efficiency. The Company collects most of its receivables from manufacturers within five to six weeks after the manufacturer is billed for coupons processed by the Company. The advance payments to the Company's retail customers constitute the principal demands on its liquidity and are financed through funds from borrowings. If a manufacturer refuses to redeem any coupons shipped to it by the Company, the Company has recourse against the retailer for amounts advanced to it with respect to the unredeemed coupons. Such amounts normally are deducted from the advance payment made to the retailer for its next shipment. During the 1995 and 1994 fiscal years, the aggregate face value and handling fees of coupons which manufacturers refused to redeem represented approximately 5%-10% of receivables from manufacturers. In the Company's fiscal years ended April 30, 1993, 1994 and 1995, the Company's revenue was derived approximately 9%, 12% and 19%, respectively, from Pay Direct accounts, which generally results in the Company's receipt of a smaller processing fee, but requires no investment of capital by the Company in the form of advance payments to the retail customer. As the Company's financial position has deteriorated, the Company's Funded Account business has also deteriorated. As a result, approximately 60% of the Company's revenue for the quarter ended July 31, 1995 was derived from (less profitable) Pay Direct accounts.

Dependence on Major Customers

     During the year ended April 30, 1995, Fleming accounted for approximately 17% of the Company's revenue. This percentage is expected to increase in the near term because (i) the phase-in of coupon shipments to the Company under its agreement to process coupons for Fleming (the "Fleming Processing Agreement") was completed in the first quarter of fiscal year 1996, (ii) the Company began processing coupons for Fleming's independent retailers in the first quarter of fiscal 1996 and (iii) the Company expects to continue to lose other customers as a result of its financial condition and resulting slow- or non-payment of customers. Fleming is a major creditor of the Company and owns approximately 386,306 (or approximately 4.47%) of the outstanding shares of Common Stock, which stock will be exchanged in the Merger for Cash Merger Consideration. Fleming will continue to be a creditor of the Company and ship coupons under the Fleming Processing Agreement after the Merger. See "Management's Discussion and Analysis of the Company's Financial Condition and Results of Operation-Managerial Restructuring." Acu-Trac Services, Inc., which accounted for 12% of the Company's revenue in fiscal years 1995 and 1994, ceased doing business with the Company during the first quarter of the year ended April 30, 1995. Acu-Trac Services, Inc. was not and is not affiliated with the Company.

Mexican Operations

     The Company conducts counting and sorting operations in Mexico where less expensive labor is available. The Company conducts clearinghouse operations at a location in Juarez, Mexico and in the fourth quarter of the 1994 fiscal year terminated operations at another leased facility in Juarez. See "-Properties." Employees at the Mexican facility generally are paid wages equal to or slightly in excess of the minimum wage required by law in Mexico. The Company's operations in Mexico are subject to certain of the normal risks of operating in a foreign country, including currency fluctuations and changes in foreign law. In addition, in recent years Mexico has experienced high inflation and substantial devaluation of its currency. During the second and third quarters of the 1995 fiscal year, the Mexican peso was significantly devalued, resulting in reduced costs of operations in Mexico. Historically, the devaluations have more than offset the effects of high inflation, and the overall impact of these factors on the Company has not been adverse. The Company is unable to predict the effect of inflation and currency devaluation on its future operations. The Company is also unable to predict with certainty the effects that the North American Free Trade Agreement ("NAFTA") will have on its Mexican operations, but anticipates that agreement will eventually increase its employee costs in Mexico.

Competition

     The Company believes that its market share is less than 5% and the Company experiences significant competition in its clearinghouse operations. The principal competitive factors in the clearinghouse business are price, customer service and payment terms. The Company considers that it has at least five principal competitors and believes that an affiliate of The Dun & Bradstreet Corporation and Carolina Coupon Clearing, Inc. are the dominant companies in the clearinghouse business. Technological developments may occur in the future that could be used to increase productivity in the coupon processing industry, the implementation of which might require substantial capital investment. The Company believes that The Dun & Bradstreet Corporation and Carolina Coupon Clearing, Inc. have substantially greater financial resources than the Company. The Company's current financial position would prevent it from committing any significant amount to investment in any such developments.

     Industry surveys have concluded that, prior to the 1992 calendar year, the number of coupons distributed by manufacturers had generally continued to rise each year, but since then the rate of growth had slowed. Total expenditures related to the portion of manufacturers' marketing programs allocated to coupons had risen at a higher rate, however, because of increases in the average value of redeemed coupons. Management believes that for clearinghouses such as Seven Oaks, the slower growth in coupon distribution led to more competition. In turn, more competition resulted in difficulty in increasing handling fees sufficiently to compensate for the additional expense generally associated with financing coupons with higher face values for Funded Accounts.

     During the 1994 calendar year, the number of coupons distributed by manufacturers increased to approximately to 309.7 billion in 1994, following a decrease from approximately 310 billion in 1992 to approximately 298.5 billion in 1993. The Company believes that the 1993 decrease was largely due to the decisions by some manufacturers, especially cigarette manufacturers, to concentrate marketing efforts on initial price reductions rather than couponing. In spite of the increase in the number of coupons distributed, the number of redemptions in 1994 decreased approximately 8.8% - from approximately 6.8 billion to approximately 6.2 billion - which has exacerbated the effects on the Company of the intense competition.

Employees

     As of October 1, 1995, the Company employed approximately 240 persons, of whom approximately 210 were employed in its sorting facilities in Mexico. The remaining employees are executive, administrative, sales, customer service, and data processing personnel located in the Company's Memphis and El Paso offices.

Properties

     The Company's principal executive offices are located in Memphis, Tennessee in approximately 6,000 square feet of space which is currently leased month-to-month following the expiration of its lease for the space in September 1995. The Company processes coupons in a two building complex containing approximately 98,000 square feet located on approximately 3.7 acres in Juarez, Mexico. This facility was held in trust for the Company's benefit by a Mexican bank, prior to the fourth quarter of the 1994 fiscal year, at which time the Company sold the facility and leased it back for a nine year term from the purchaser. The Company has a five year renewal option under that lease. The Company's management believes that this facility is adequate to meet its processing requirements for the foreseeable future.

     In the 1994 fiscal year, the Company leased approximately 7,765 square feet of space in El Paso to house its operations there. Subsequent to the signing of NAFTA, the Company's management determined that its entire operation, with the exception of those functions conducted in the Memphis location, could be handled from its facility in Juarez, Mexico. Therefore, the Company is in the process of moving from the El Paso location, which is expected to be completed in October 1995. In late July 1994, the Company closed the sale of an approximately 70,000 square foot building in El Paso, Texas. The purchase price for this facility was $1.5 million, the net proceeds of which were paid to the lender which held a deed of trust on the facility. This building had served as an administrative and operations office for the Company's clearinghouse operations, and had housed its data processing center.

     In the fourth quarter of the 1994 fiscal year, the Company ceased clearinghouse activities in an approximately 37,000 square foot leased facility in another location in Juarez, and the Company's lease obligations were fully satisfied in November 1994. In December 1994, the Company closed the sale of a facility in Delicias, Mexico which had been formerly used in its processing operations. The sale price of the facility was $1.125 million, the net proceeds of which were paid to the former principal lender of the Company. The proceeds fully repaid that lender and the Company's financing agreement with that lender was concurrently terminated.

     The Company also owns two parcels of unimproved real estate totaling approximately 30 acres in the Las Cruces, New Mexico vicinity. This land, acquired in a like-kind exchange and held for investment purposes, is encumbered by a deed of trust securing payment to the holders of the Company's Debentures.

     In the first quarter of the 1988 fiscal year, the Company entered into a lease for an approximately 40,000 square foot facility in Memphis, Tennessee to house its telemarketing facilities, and in the third quarter of fiscal 1988 entered into an amendment to this lease for additional adjacent space of approximately 26,000 square feet (together, the "Telemarketing Lease"). The Telemarketing Lease is for a term which expires April 14, 1998. The Company sold substantially all of the assets of its telemarketing subsidiary on April 30, 1989.
Simultaneously with the sale, the Company subleased the space to the purchaser of the assets for a 60-month term commencing May 1, 1989. In April 1994, the Company entered into an amendment to this sublease with the successor in interest to the original sublessee, extending the term of the sublease through April 30, 1996, and further granting the successor an option to extend the sublease term through April 30, 1998. During the 24-month extended term of the sublease, the sublessee has agreed to fulfill the Company's obligations under the Telemarketing Lease. The sublessee has no obligation for the Telemarketing Lease during the last approximately 23 1/2 months of the Telemarketing Lease, unless it elects to exercise its renewal option. The Company remains obligated under the Telemarketing Lease to the extent that the sublease is terminated or expires before the termination of the Telemarketing Lease or the sublessee fails to satisfy its obligations under the sublease.

Legal Proceedings

     On or about June 10, 1988, El Paso Saddle Blanket Company, Inc. ("Saddle Blanket") amended its suit pending in the District Court of El Paso County, Texas, to join the Company in that case as a co-defendant with the original defendant, Frank Winslett, a former employee of General Letter Service, Inc. ("GLS"). GLS, a former subsidiary of the Company, was dissolved in the last quarter of the Company's fiscal year ended April 30, 1986.
Saddle Blanket alleged that a mailing list used by GLS that was the property of Saddle Blanket was purposely or negligently permitted to fall into the hands of one of its competitors through the actions of Mr. Winslett. Saddle Blanket sued for in excess of $400,000 actual damages plus punitive damages. On October 10, 1995, the parties executed a settlement agreement resolving all of the relevant issues and providing a full release of the claims against the Company. Under the settlement agreement, the Company paid Saddle Blanket $10,000 and agreed to pay Saddle Blanket $10,000 on each of November 10, and December 10, 1995. Upon completion of the scheduled payments, the parties have agreed that the lawsuit will be dismissed, with prejudice.

     Amelia Hill is the former wife of Harold Hill, a former employee of Seven Oaks International, Inc. Mr. Hill is entitled to payments under an Agreement Concerning Compensation, Consulting, Confidentiality and Non-Competition. Ms. Hill alleges that she is entitled to payments under a settlement with Mr. Hill. She alleges that because of the Company's late payments under this agreement all payments due under this agreement are accelerated. She asks for judgment in the amount of $297,500. In the opinion of management, there is no basis for acceleration of these payments.

     A former customer, Navarro Discount Pharmacies, has threatened legal action against the Company if the Company does not adhere to the repayment schedule proposed by the Company in the Summer of 1995. That customer is owed approximately $71,000.

     The Company settled a threatened lawsuit by Kaplan, Thomashower & Landau, attorneys representing a group of 20 stores owed past due moneys. This group of stores had ceased doing business with the Company and were due approximately $168,000. The settlement on May 5, 1995 included payment in six (6) monthly installments of the principal amount due, plus interest at 12%.




                SELECTED CONSOLIDATED FINANCIAL DATA

     The following tables set forth certain historical financial information for the Company. The selected historical financial information for the years ended April 30, 1993, 1994 and 1995 are based on, derived from, and should be read in conjunction with, the historical consolidated financial statements of the Company, and the related notes thereto, included in Appendix C. See "Appendix C - Financial Statements of Seven Oaks International, Inc." The selected historical financial information for the years ended April 30, 1991 and 1992 are derived from the historical consolidated financial statements of the Company, and the related notes thereto, which were included in the annual reports filed with the SEC by the Company under the Exchange Act.

The selected financial data for the three month periods ended July 31, 1994 and 1995 are derived from unaudited internal statements of operations by the Company. In the opinion of management, the unaudited interim financial information includes all adjustments (consisting only of normal recurring adjustments) necessary to fairly present the information set forth therein. The following selected financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and all of the financial statements and notes thereto in Appendix C.

                SELECTED HISTORICAL FINANCIAL DATA
           (amounts in thousands, except per share data)

               Three Months             Year Ended
               Ended July 31             April 30

               1995     1994   1995   1994   1993   1992   1991
               (unaudited)
Statement of
  Operations Data:

  Revenues    $  524  $  762  $2,144  $4,385  $7,740  $7,878  $11,922
 Net loss      (624)  (1,000) (4,671) (8,220) (4,423) (6,014) (12,361)
Per Share
    Loss       (0.07)  (0.16)  (0.60)  (1.28)  (0.69)  (0.93)  (1.92)
 Dividends        0       0       0       0       0      0       0

Balance Sheet Data:

  Total
    Assets    $2,752  $8,557  $4,499  $9,977  $26,752 $47,679 $55,196
 Current Lia-
    bilities   7,384  10,538   7,519  10,944   19,449  35,877  37,332
 Long-Term Lia-
    bilities   1,803    322    2,791     336      386     462     510






      MANAGEMENT'S DISCUSSION AND ANALYSIS OF THE COMPANY'S
   FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Summary

     The Company and its wholly-owned subsidiaries process cents-off coupons, principally as a clearinghouse between product manufacturers and retailers throughout the United States. The Company sorts coupons for retailers and submits the sorted coupons to manufacturers for reimbursement. For Funded Accounts, the Company makes advance payments to retailers consisting of the face value of the coupon plus an amount equal to a portion of the per coupon handling fee to be paid to the Company by the manufacturers. The Company invoices the manufacturers (or their agents) and receives and retains the face value of the coupons and the handling fee, thereby effectively retaining a portion of the per coupon handling fee. The Company also markets its Pay Direct processing services to both retailers and manufacturers on a contractual basis not directly related to the per coupon handling fee, for a specified fee per 1,000 coupons processed. Pay Direct customers are reimbursed directly by manufacturers for submitted coupons without any advance payments by the Company. Pay Direct accounts typically produce less average revenue per coupon.

     The portion of the handling fee retained by the Company for Funded Accounts varies by customer according to the volume of coupons submitted and certain other factors. The Company typically retains less of the handling fee, and consequently recognizes less average revenue per coupon, from large chains and associations of retail stores than from smaller, independent retailers. Changes in the customer mix can affect the Company's average revenue per coupon, which had averaged less than $0.02 per coupon for the past several years and the first quarter of fiscal 1995. The average exceeded $0.02 per coupon in the third quarter of 1995. The average declined to less than $0.02 per coupon in the fourth quarter, primarily because of increased processing for Fleming and other customers supplied by Fleming on a Pay Direct basis during the quarter. Revenue from processing coupons under the Fleming Processing Agreement for Fleming and other customers supplied by Fleming represented 44% of revenue for the fourth quarter and 17% of revenue for the fiscal year ended April 30, 1995.

     When acting as a clearinghouse between retailers and manufactures, the Company records as revenue only the portion of the per coupon handling fees that it retains. Neither the face value of the coupons processed nor the portion of the handling fees received by retailers is recorded as revenue by the Company.

The full face value of the coupons and the total per coupon handling fees are accounted for as trade receivables, however, since the Company is acting as a collection agent. Therefore, when the Company's revenue is compared to total receivables, the turnover in receivables appears considerably lower than the Company's actual turnover.

     The Company's collection period for receivables has averaged between five and six weeks in recent years. The principal factor determining the length of this period is the time required by manufacturers, or their agents, to process coupons submitted by the Company. Manufacturers collect marketing information about redemption activity and verify the coupons submitted for payment by retailers or clearinghouses such as the Company.

Results of Operations

     Three Months Ended July 31, 1995 v. Three Months Ended July
31, 1994

     The number of coupons processed for the quarter ended July 31, 1995, was 36 million, down 35% from the quarter ended July 31, 1994. Revenue for the quarter ended July 1995 decreased $238,000 (31%) to $524,000, compared to $762,000 for the quarter ended July 1994, primarily because of the Company's decision to terminate a processing agreement with a privately-held coupon processor during the first quarter of the prior fiscal year.

     Processing costs for the quarter ended July 31, 1995, declined $518,000 (49%) to $547,000, compared to $1,065,000 for the quarter ended July 31, 1994. A reduction in workforce, reduced labor costs associated with a significant devaluation of the Mexican peso in late 1994 and early 1995, and the termination of a lease on a processing plant in Juarez, Mexico accounted for the significant decline in processing costs. General, selling and administrative expenses for the quarter ended July 31, 1995 decreased $103,000 (16%) to $528,000, compared to $631,000 for the quarter ended July 31, 1994. Reductions in bank charges, consulting fees, advertising, and promotion costs accounted for the majority of the decline.

     Reduced borrowing levels reduced interest expense $38,000
(41%) for the quarter ended July 31, 1995 versus the comparable quarter ended July 31, 1994.

     The number of coupons processed during the quarter ended July 31, 1995 increased 32% from the quarter ended April 30, 1995. This increase is attributed primarily to coupons received under the Fleming Processing Agreement. Receipt of coupons from Fleming has been phased in over several months. In September 1995, Fleming indicated that it would commence full shipments to the Company. The coupons processed under this Pay Direct service agreement are (as is typically the case with Pay Direct accounts) at a lesser fee than that received under Funded Account agreements. Consequently, the increased volume at a lower fee reduced the average fee per coupon for the quarter ended July 31, 1995 versus the quarter ended April 30, 1995. Gross revenue for the quarter increased $27,000 (5.5%) from the quarter ended April 30, 1995, primarily because of the increased number of coupons processed for Fleming.

     On May 10, 1995, the Company signed a letter agreement, and on July 31, 1995 a formal agreement was executed, to become the exclusive processor for Fleming's independent retailer coupon program. This agreement is expected to increase the number of coupons the Company processes for Fleming by 200% over the number of coupons expected to be processed for the Fleming under the Fleming Processing Agreement (on a fully phased-in basis). The Company commenced processing coupons under this agreement late in May 1995. Like the Fleming Processing Agreement, this arrangement is on a Pay Direct basis, which is generally less lucrative than processing coupons on a Funded Account basis. The number of coupons processed for Fleming during the quarter ended July 31, 1995 increased 45% compared to the quarter ended April 30, 1995. The Company is soliciting new accounts to continue to rebuild its coupon volume, but is having difficulty enticing new customers and retaining existing customers because of their concerns about the Company's financial stability. At an average of $0.02 in revenue per coupon, the Company would need to process
5.6 million additional coupons a month to achieve break-even. This is an increase of 24% over the anticipated volume expected under the fully phased-in Fleming Processing Agreement and the Fleming independent retailer coupon program.

     The net loss of $624,000 for the quarter ended July 31, 1995 was a reduction of $530,000 (46%) compared to the loss of $1,154,000 for the quarter ended April 30, 1995. Excluding a one-time charge of $337,000 in the quarter ended April 30, 1995, which was associated with the consolidation of the Company's El Paso, Texas operations into the Juarez, Mexico facility, the reduction in loss was $193,000 (24%). Processing expenses were reduced $51,000, and general, selling and administrative expenses were reduced $54,000, in the quarter ended July 31, 1995 compared to the quarter ended April 30, 1995.

Results of Operations

     Year Ended April 30, 1995 v. Year Ended April 30, 1994

     For the year, the number of coupons processed by the Company declined 63% from the number processed in the year ended April 30, 1994, primarily because of the Company's decision to terminate an arrangement with a privately-held coupon processor (as described above). Processing under that agreement, which was not as profitable as anticipated when the agreement was signed, terminated in the first quarter of the 1995 fiscal year.

     Revenue for the year decreased $2,241,000 (51%) from the previous year, reflecting the decrease in coupons processed, partly offset by a 30% increase in average revenue per coupon. The number of coupons processed decreased because the Company is having difficulty retaining existing customers who are concerned about the Company's deteriorating financial position and its failure to make payments to customers according to previously agreed payment schedules. For these same reasons, the Company is having difficulty enticing new customers, even though it is actively soliciting new accounts.

     Processing costs decreased $1,449,000 (29%) in 1995, from $4,691,000 to $3,242,000, principally due to reductions in the processing workforce, reduced occupancy costs of processing facilities sold and reduced supply costs. These expense reductions were not sufficient to offset the 51% decline in revenue.

     General, administrative and selling expenses were reduced $641,000 (20%) in 1995, through reductions in salaries and wages, insurance expense, depreciation, professional fees, occupancy expenses and various other categories. Excluding significant unusual items (primarily, loss on real estate, write-off of intangibles and bad debt write-offs), in both years, operating expenses declined $2,804,000 (33%) for the year ended April 30, 1995.

     The operating loss of $4,671,000 for the year ended April 30, 1995 was $3,549,000, (43%) less than the $8,220,000 loss for the year ended April 30, 1994. The year ended April 30, 1994 included significant unusual items (primarily, loss on real estate, write-off of intangibles, and bad debt write-offs) totaling $4,133,000, versus the year ended April 30, 1995 non-recurring items totaling $1,049,000. Excluding the non-recurring items, the fiscal year 1995 loss declined by $465,000 (11%) compared to the loss for the year ended April 30, 1994.

     Year Ended April 30, 1994 v. Year Ended April 30, 1993

     The number of coupons processed by the Company for the year ended April 30, 1994 was 305 million, a decline of 44% from 540 million processed during the prior year. During 1994, two customers accounted for 28% (14% each) of the coupons processed. One of the customers accounting for 14% of coupons processed ceased doing business with the Company in February 1994.

     Revenue for the fiscal year ended April 30, 1994 was $4,385,000, a decrease of $3,355,000 (43%) from the prior year ended April 30, 1993. The average revenue per coupon processed remained unchanged for the fiscal years ended April 30, 1994 and 1993; consequently, the revenue decline was wholly caused by the decline in the volume of coupons processed, as described above.

     Direct processing costs declined from $6,211,000 during fiscal 1993 to $4,691,000 in fiscal 1994. Although the Company continued to take steps to reduce costs and increase efficiency during fiscal 1994, the positive effect of those actions was not sufficient to offset the 44% decline in the number of coupons processed.

     General, administrative and selling expenses were reduced 26% or $1,147,000, from $4,434,000 in fiscal 1993 to $3,287,000 in 1994. Significant reductions were achieved in salaries and wages, insurance, rent, supplies and depreciation expense; however, revenues declined at a greater rate, resulting in lower operating margins for the period.

     Interest expense for the year ended April 30, 1994 was $397,000, a 43% decline from the prior year, on reduced borrowing levels and a slightly lower average interest rate.

     Significant unusual expenses recorded during 1994 included $1,257,000 in bad debts provision, a $1,630,000 loss on three real estate transactions and, a $1,167,000 write-off of intangibles. The bad-debts provision related to problems in verifying coupons submitted from certain retailers, loss of significant customers and reductions in payments from product manufacturers which could not be charged back to the Company's customers.

     The net loss of $8,220,000 for 1994 exceeded the loss in 1993 of $4,423,000.

Managerial and Financial Restructuring

     In a transaction completed on September 7, 1994 (the "Restructuring Transaction"), Acorn and Fleming acquired newly issued Common Stock representing an aggregate of 25% of the total number of outstanding shares of Common Stock. Mr. Pettit is a member and Chief Manager of Acorn. Under the terms of the Restructuring Transaction, the Company issued 1,759,837 shares of Common Stock to Acorn and 386,306 shares to Fleming, in consideration of the discharge of $150,000 of the amount owed by the Company to Fleming and Fleming's agreement to modify and extend the repayment terms of the remaining $1,644,258 owed to the Company by Fleming. Mr. Pettit was named Chairman of the Board and Chief Executive Officer of the Company and the Company granted Mr. Pettit options which are exercisable over five years under certain conditions, which would allow him to purchase an additional 3,626,605 shares of Common Stock at $0.1705 a share. Fleming was granted anti-dilution warrants to purchase, at $0.1705 per share, such number of additional shares necessary to maintain its percentage ownership of the Company's outstanding Common Stock in the event that any then-outstanding options, including those granted to Mr. Pettit, were exercised. On May 10, 1995, Mr. Pettit relinquished options to acquire 2,336,283 shares of the Company's Common Stock. Upon the exercise of the options and warrants issued to and retained by Fleming and Mr. Pettit, Acorn, Fleming and Mr. Pettit would own an aggregate of approximately 37% of the Company's currently outstanding Common Stock. In connection with the issuance of the shares to Fleming and Acorn, and the grant of the option to Mr. Pettit, the Board of Directors amended the Company's Rights Agreement so that its provisions would not apply to those transactions. In connection with the Merger, all outstanding warrants and options to purchase the Company's Common Stock, including those held by Fleming and Mr. Pettit, will be canceled for no consideration. Mr. Pettit and certain other employees of the Surviving Corporation will be granted options to acquire shares after the Merger. The number of shares that such persons can acquire, and the purchase price will not be determined until after the Merger. See "Interests of Certain Persons in the Merger."

     As part of the Restructuring Transaction, Fleming and the Company entered into the Fleming Processing Agreement providing that the Company would serve as the exclusive coupon processor for Fleming and its subsidiaries and that a portion of the processing fee that the Company would receive from Fleming under the agreement would be applied to reduce the remaining debt owed to Fleming. Fleming agreed not to seek repayment of the remaining debt owed by the Company to Fleming by other means while the Fleming Processing Agreement is in effect. The term of the Fleming Processing Agreement expires on May 10, 1998 and the current balance of the debt owed to Fleming is approximately $1.6 million, which has been classified as long-term debt. The Fleming Processing Agreement may be terminated by Fleming in the event of the termination of Mr. Pettit's employment with the Company and upon certain other defaults. Any part of the debt owed by the Company to Fleming which is not paid under this arrangement is payable in full upon termination of the Fleming Processing Agreement. At the current time, the Company is not in default under the Fleming Processing Agreement. Fleming owns 386,306 (or approximately 4.47%) of the outstanding shares of Common Stock of the Company, which will be exchanged for Cash Merger Consideration in the Merger. Fleming will continue to be a major creditor of the Company and to ship coupons under the Fleming Processing Agreement after the Merger.

Liquidity and Capital Resources

     For most of the Company's fiscal year ended April 30, 1995 and continuing through September 22, 1995, the Company's liquidity has not been sufficient to continue generally meeting payment schedules established for its clearinghouse customers. As of July 31, 1995, the Company's current liabilities exceeded current assets by $5.8 million. In July 1995, the Company formulated a plan to repay its clearinghouse customers all amounts in arrears, which approximated $2.2 million at July 31, 1995, along with 9% interest. The repayments, which began in July 1995, are scheduled to be made over various payout periods. The Company suspended payouts under the program in August 1995, due to insufficient capital to continue the payments.

     As of July 31, 1995, the Company had $645,000 of outstanding borrowings under its $1.0 million line of credit and $750,000 of 12% Debentures outstanding. The Company defaulted on its semi-annual interest payment due September 1, 1995 under the terms of the indenture governing the Debentures. The accrued, but unpaid interest on the Debentures amounted to $45,000 at that date. The default had not been cured as of September 22, 1995. Under the documents governing the Company's Line of Credit, a cross-default occurs when the Company defaults on its Debentures under the terms of its indenture. Since the Company does not have waivers on the above debt defaults, all amounts outstanding at July 31, 1995, totaling $1,395,000 have been classified as current liabilities.

     Trade receivables, which represent a major component of the Company's balance sheet, totaled $1.0 million as of July 31, 1995, down from $2.8 million at April 30, 1995. The reduction of $1.8 million in trade receivables principally reflected a higher percentage of coupons being handled on a "Pay Direct" basis (which typically earns lower per coupon fees for the Company than "Funded Accounts"), a somewhat faster collection period (from manufacturers) and a loss of customers.

     The Company and its subsidiaries have pledged substantially all of their assets in connection with the financings described above, except operating assets in its plant in Juarez, Mexico and two notes receivable from the sale/leaseback of that plant. The notes receivable balances at July 31, 1995 total $785,000, but should the Company default under its lease agreement these notes would be deemed to have been satisfied. Because of the uncertainty of the Company's ability to continue to make the lease payments, these notes receivable balances have been fully reserved in the Company's financial statements (and are not reflected as an asset).

     As of July 31, 1995, the Company's deficiency in working capital was $5.8 million, including short-term debt of $1.4 million which became due when the Company defaulted on its debenture interest payment, as discussed above. Additionally, the deficiency in assets was $6.4 million at that date. The Company attempted to raise up to $5 million in new capital through its private placement memorandum, dated August 3, 1995, which offered its 10% serial notes with principal due September 1, 2000. The notes were offered to more than 30 potential investors, one of whom was John Moll. Several potential investors, other than Mr. Moll, indicated a willingness to invest in the Company's serial notes. However, the cumulative investment of those investors was not sufficient to satisfy the $2 million minimum investment threshold described in the private placement memorandum.

     At the initial meeting between officers of the Company and Mr. Moll on August 11, 1995, Mr. Moll expressed an interest in pursuing an equity investment in the Company instead of purchasing the Company's notes. That initial discussion subsequently led to John Moll's and J. Steven Moll's offer to acquire controlling interest in the Company. As discussed under "Approval by the Company's Board; Recommendation of the Board of Directors; Reasons for the Merger", the Molls have offered to invest sufficient capital in the Company to pay all past due amounts to creditors and provide a sufficient line of credit to fund operations in the future.

Income Taxes

     As of July 31, 1995, the Company had NOL carryforwards of approximately $25.2 million for income tax reporting purposes. Future tax liabilities of the Company may be offset by the carryforwards. However, the effect of these carryforwards in adding to the Company's cash flow is dependent on the Company's ability to restore and maintain operating profitability. Moreover, the carryforwards are not transferable and the Code will significantly limit the Company's ability to use the carryforwards after one or more acquirors have acquired stock in the Company through a "change of control" transaction (as defined in the Code).

Inflation

     Inflation is not presently having a material effect on the Company's operations in the United States. The wages to Mexican employees represent approximately 38% of the Company's processing costs and are dependent on the exchange rate of the Mexican peso.

There was no significant change in the value of the peso relative to the dollar during the three months ended July 31, 1995.

                     JSM NEWCO AND JSM MERGER

     JSM Newco is a newly formed Tennessee corporation wholly-owned by J. Steven Moll, with John Moll providing the capital for the formation of JSM Newco. John Moll is a private investor and former President of Fleming and Malone & Hyde, Inc. J. Steven Moll, the son of John Moll, is a private investor and former president of Fleming International, LTD.

     JSM Newco has formed JSM Merger, which will be merged with and into the Company. JSM Newco will contribute to the Company, either directly or through JSM Merger, the Cash Merger Consideration to be paid to the Converting Shareholders of the Company in the Merger, and JSM Merger will exchange its shares on a one for one basis for the 6,292,891 shares to be converted by the Converting Shareholders into the right to receive the Cash Merger Consideration. These shares will represent approximately 73% of the shares of the Surviving Corporation to be outstanding after the Merger. The remaining 27% of the outstanding shares will be held by Fleming and Messrs. Pettit (through Acorn), Thompson (or his father-in-law or a trust for the benefit of his children) and Sullivan, who will retain such shares under the terms of the Merger Agreement.

     The Board of Directors of the Surviving Corporation will consist of John Moll, J. Steven Moll, Peter Pettit, Tommy R. Thompson and Frank A. Sullivan. The officers of the Surviving Corporation will be J. Steven Moll -Chairman; Mr. Pettit - Vice-Chairman; Mr. Thompson - Chief Executive Officer; Mr. Sullivan - President; Mr. Cavin - Chief Financial Officer and Secretary.

     JSM Newco and JSM Merger currently have nominal capitalization and no operating histories. Consequently, no meaningful historical financial data exists and is not presented herein. The source of the capital required to (a) fund the Cash Merger Consideration to be paid to Converting Shareholders in the Merger and (b) provide the Surviving Corporation with access to new capital of at least $3 million, as provided in the Merger Agreement, has not been identified to the Company. Mr. Moll, however, is believed by management of the Company to have substantial net worth and access to capital. Therefore, the Company believes that the ability of JSM Newco and JSM Merger to carry out their obligations under the Merger Agreement is reasonably assured.

              OWNERSHIP OF THE COMPANY'S COMMON STOCK

Security Ownership of Certain Beneficial Owners and Management

     The following table sets forth certain information as of October 31, 1995 regarding the beneficial ownership of the Company's Common Stock, $0.10 par value, by (i) each person who is known by the Company to have owned beneficially more than 5% of the Company's Common Stock, (ii) each of the Company's directors, (iii) each executive officer of the Company whose annual salary exceeds $100,000, and (iv) all directors and such officers of the Company as a group.

     Except as otherwise indicated, the individuals named below have sole voting and dispositive power with regard to the number of shares set forth next to their names.


                         Amount and Nature       Approximate
                          of Beneficial           Percent of
Name and Address             Ownership             Class(1)

Peter R. Pettit
111 Cherry Road
Memphis, TN  38117           3,050,159(2)            30.7%

Earle C. May
May & Camp, Inc.
15924 S.W. Quarry Road
Lake Oswego, OR  97035       1,053,000(3)            11.6%

Tommy R. Thompson
5666 Vantage Point
Memphis, TN 38120              850,845(4)             9.4%

Kenneth E. Storey               10,125                  *

All directors and named
executive officers as
a group                      5,321,934(2)(3)(4)      46.3%


______________________________

(1) Assumes that all options or warrants held by the named person that are exercisable within 60 days of October 31, 1995 have been exercised. The total number of shares of Common Stock used in calculating the percentages assumes that no options or warrants held by other persons are exercised.
(2)   Includes 1,759,837 shares owned by Acorn Holdings, LLC, in which Mr. Pettit is a member and is the chief manager, and 1,290,322 shares issuable upon the exercise of options granted to Mr. Pettit under the Company's Employee Stock Option Plan ("ESOP").
(3) Based on information contained in a Schedule 13D filed by Mr. May and May & Camp, Inc. with the SEC on June 14, 1993, as most recently amended by an amendment filed with the SEC on May 3, 1995. Mr. May is Chairman of the Board of May & Camp, Inc., which is a registered investment advisor and broker/dealer. Includes (a) 556,835 shares held directly by Mr. May and members of his immediate family, (b) 75,000 shares issuable upon the exercise of warrants held by Mr. May and members of his immediate family, (c) 13,165 shares held directly by May & Camp, Inc., (d) 33,000 shares held by accounts over which May & Camp, Inc. has discretionary authority and (d) 375,000 shares issuable upon the exercise of warrants held in accounts over which May & Camp, Inc. has discretionary authority.
(4) Includes 116,325 shares owned by Mr. Thompson's spouse, 227,185 shares held in trust for Mr. Thompson's children, as to which shares Mr. Thompson disclaims beneficial ownership, 47,335 shares with respect to which Mr. Thompson shares voting and dispositive power with his spouse and 463,000 shares issuable upon the exercise of options granted to Mr. Thompson under the ESOP.


                  INDEPENDENT PUBLIC ACCOUNTANTS

   Deloitte & Touche LLP has served as the Company's independent public accountants for the 1995 fiscal year and will continue to do so for the fiscal year ending April 30, 1996 until and unless
changed by action of the Board of Directors.   The Company's
independent public accountants disclaimed an opinion on the Company's 1995 and 1994 consolidated financial statements. A representative of Deloitte & Touche LLP is expected to be present at the Special Meeting, will have the opportunity to make a statement if he desires to do so, and is expected to be available to respond to appropriate questions.




             SHAREHOLDER PROPOSALS FOR ANNUAL MEETING

   Because of the nature of the Special Meeting, the date for the next Annual Meeting has not been established. If the Merger is approved, no meeting will be held. However, if it is not approved, the Board of Directors will make provisions for presentation of proposals by shareholders at the next annual meeting, provided that such proposals are submitted by eligible shareholders who have complied with the relevant regulations of the SEC. Shareholder proposals intended to be submitted for presentation at the next annual meeting of shareholders of the Company must be in writing and must be received by the Company at its executive offices no later than 60 days prior to the date of the Annual Meeting.

                           OTHER MATTERS

   The Board of Directors knows of no other business to be brought before the Special Meeting. If any other matters properly come before the Special Meeting, the proxies will be voted on such matters in accordance with the judgment of the persons named as proxies therein, or their substitutes, present and acting at the meeting.

   The Company will furnish to each beneficial owner of Common Stock entitled to vote at the Special Meeting, upon written request to Jimmy H. Cavin, the Company's Executive Vice President, Chief Financial Officer, Secretary and Treasurer, at 700 Colonial Road, Suite 100, Memphis, Tennessee 38117, telephone
(901) 683-7055, copies of the Company's Annual Report on Form 10-KSB for the fiscal year ended April 30, 1995 and Quarterly Report on Form 10-QSB for the three months ended July 31, 1995, including the financial statements and financial statement schedules filed therewith by the Company with the SEC.


                         BY ORDER OF THE BOARD OF DIRECTORS



                         JIMMY H. CAVIN,
                         Executive Vice President, Chief
                         Financial Officer Secretary and
                         Treasurer


Memphis, Tennessee
November 13, 1995







                                                       APPENDIX A

                  AGREEMENT AND PLAN OF MERGER


   THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), is made and entered into this 8th day of September, 1995 by and between JSM Newco, Inc., a Tennessee corporation ("JSM"), JSM Newco Merger Sub, Inc., a Tennessee corporation ("JSM Merger"), and Seven Oaks International, Inc., a Tennessee corporation with its principal executive offices at 700 Colonial Road, Suite 100, Memphis, Tennessee 38117 ("Seven Oaks").

                      W I T N E S S E T H :

   WHEREAS, the respective Boards of Directors of JSM and Seven
Oaks are of the opinion that the transactions described herein are in the best interests of the parties to this Agreement and their respective shareholders; and

   WHEREAS, JSM has heretofore formed JSM Merger under the Tennessee Business Corporation Act (the "Act") for the purpose of effecting a merger (the "Merger") with and into Seven Oaks pursuant to the applicable provisions of the Act so that Seven
Oaks will continue as the surviving corporation of the Merger;
and

   WHEREAS, the respective Boards of Directors of JSM and Seven Oaks have approved the Merger, and the terms and provisions of this Agreement, pursuant to which (i) certain holders of outstanding shares of the Common Stock of Seven Oaks, par value $0.10 per share ("Seven Oaks Common Stock"), will retain some or all of their Seven Oaks Common Stock and (ii) the remainder of the holders of Seven Oaks Common Stock will be entitled to receive cash in the amount of $0.31 for each issued and outstanding share of Seven Oaks Common Stock held by such holder, in the manner provided for herein; and

   WHEREAS, the Merger is subject to the approval of the shareholders of Seven Oaks and satisfaction of certain other conditions described in this Agreement;

   NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                           ARTICLE I.

                           THE MERGER

   1.01. Incorporation of JSM Merger. JSM has heretofore organized JSM Merger under the Act and will provide it with minimum capital required under the Act and cause it to adopt the Plan of Merger referred to in Section 1.02 hereto. Promptly after approval of this Agreement by its Board of Directors, JSM, as sole shareholder of JSM Merger, will approve the Plan of Merger in the manner provided in Section 48-21-104 of the Act.

   1.02. The Merger. Subject to the terms and conditions of this Agreement and the Plan of Merger attached hereto as Exhibit I (the "Plan of Merger"), JSM Merger shall be merged with and into Seven Oaks in accordance with the applicable provisions of, and with the effect provided in, the Act. Seven Oaks shall be the surviving corporation of the Merger (the "Surviving Corporation") and the separate existence of JSM Merger shall cease. Upon consummation of the Merger, the charter and by-laws of JSM Merger prior to the Effective Time (as defined in Section 2.02) of the Merger shall constitute the charter and by-laws of the Surviving Corporation immediately after the Effective Time. The Plan of Merger provides for the terms of the Merger and the mode of carrying the same into effect. The Merger shall be consummated at the Effective Time.

   1.03. Directors and Officers of the Surviving Corporation. Following the Merger, (i) John Moll, J. Steven Moll, Peter R. Pettit, Tommy R. Thompson and Frank A. Sullivan shall serve as the directors of the Surviving Corporation and (ii) the persons set forth on Schedule 1.03 shall serve in the offices identified next to their names, each to serve thereafter in accordance with the charter and by-laws of the Surviving Corporation.

   1.04.  Manner of Converting Shares.

     (a) All of the shares of JSM Common Stock issued and outstanding at the Effective Time shall remain issued and outstanding after the Effective Time and shall be unaffected by the Merger.

     (b) All of the outstanding shares of Common Stock, no par value per share, of JSM Merger at the Effective Time shall at the Effective Time be exchanged for shares of the Surviving
Corporation on a one-for-one basis.

     (c) The manner and basis of converting the shares of the capital stock of Seven Oaks upon consummation of the Merger shall be as follows:

          (i) Seven Oaks Common Stock Conversion into Cash. Except as otherwise provided in this Section 1.04(c), each share of Seven Oaks Common Stock issued and outstanding at the Effective Time shall, as of the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive the sum of thirty-one/one-hundredths cents ($0.31) cash.

          (ii) Authorized and Unissued Shares. Any and all authorized and unissued shares of Common Stock of Seven Oaks and any Seven Oaks Subsidiary (as defined in Section 3.02) shall be canceled and retired at the Effective Time, and no consideration shall be issued in exchange therefor.

          (iii) Surrender of Certificates.

               (A)  Prior to the Effective Time, Seven Oaks
agrees to appoint Trust Company Bank, Atlanta, Georgia or a comparable firm (the "Agent") to act as agent in connection with the Merger. Except as otherwise provided in Section 1.04(c)(ii) or (v) hereto, from and after the Effective Time, each holder of a certificate which immediately prior to the Effective Time represented outstanding shares of Seven Oaks Common Stock (the "Certificates") shall be entitled to exercise its right to receive in exchange therefor (except as provided in Section 1.04(c)(iv) hereto), upon surrender thereof to the Agent, a check for the aggregate amount of cash representing the consideration which such holder has the right to receive under Section 1.04(c)(i) hereto in the Merger. Immediately prior to the Effective Time, JSM will deliver to the Agent, in trust for the benefit of the holders of Seven Oaks Common Stock, the sum of $1,950,796 representing the aggregate consideration to the holders of issued and outstanding Seven Oaks Common Stock necessary to make the exchanges contemplated by Section 1.04(c)(i) hereto on a timely basis.

               (B) Promptly after the Effective Time, the Agent shall mail to each record holder of Seven Oaks Common Stock as of the Effective Time, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon proper delivery of the Certificates to the Agent) and instructions for use in effecting the surrender of Certificates in exchange for the consideration specified in Section 1.04(c)(i) hereto. Upon surrender to the Agent of a Certificate, together with such letter of transmittal duly executed, and any other required documents, the holder of such Certificate shall be entitled to receive in exchange therefor such cash consideration as set forth in the Plan of Merger, and such Certificate shall forthwith be canceled. Until surrendered in accordance with the provisions of this Section

1.04(c)(iii), each Certificate shall represent for all purposes only the right to receive the cash consideration provided in
Section 1.04(c)(i) hereto, without any interest thereon.

               (C) Any remaining sums of the aggregate cash consideration specified in Section 1.04(c)(iii)(A) hereto held by the Agent that remains unclaimed by the former shareholders of Seven Oaks on the first anniversary of the Effective Time shall be delivered by the Agent to JSM. Any former shareholders of Seven Oaks who have not theretofore complied with this Section 1.04(c)(iii) shall thereafter look only to JSM for satisfaction of their claim for the consideration set forth in the Plan of Merger, without any interest thereon. Notwithstanding the foregoing, JSM shall not be liable to any holder of shares of Seven Oaks Common Stock for any moneys to be issued as consideration for the Merger delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          (iv) Dissenting Seven Oaks Shareholders. Each outstanding share of Seven Oaks Common Stock, the holder of which has demanded and perfected his demand for payment of the fair value of such share in accordance with Sections 48-23-101 through 48-23-302 of the Act (the "Dissenter Provisions") and has not effectively withdrawn or lost his right to such payment, shall not be converted into or represent a right to receive the consideration specified in Section 1.04(c) hereto pursuant to the foregoing provisions of this Section 1.04(c) and the Plan of Merger, but shall represent only the rights granted with respect to such dissenting shares of Seven Oaks Common Stock pursuant to the Dissenter Provisions. Seven Oaks shall give prompt notice upon receipt by Seven Oaks of any written demands for payment of the fair value of shares of Seven Oaks Common Stock and of withdrawals of such demands and any other written communications provided in accordance with or pursuant to the Dissenter Provisions (any shareholder duly making such a demand being hereinafter called a "Dissenting Shareholder"); and JSM shall promptly receive from Seven Oaks copies of such notice(s), and have the right to participate in all negotiations and proceedings with respect to any Dissenting Shareholder. Seven Oaks agrees that it will not, except with the prior written consent of JSM, make any determination of fair value, any payment with respect to, or settle or offer to settle any matter arising out of, any dissent, unless it is reasonably advised by its counsel that it is required by law to act and that JSM is unreasonably withholding its consent. Each Dissenting Shareholder, if any, who becomes entitled to payment for his shares of Seven Oaks Common Stock pursuant to the Dissenter Provisions shall receive payment therefor from JSM (but only after the amount thereof shall have been agreed upon or finally determined pursuant to the Dissenter Provisions) and such dissenting shares of Seven Oaks Common Stock shall be canceled. If any holder of shares of Seven Oaks Common Stock who demands payment of the fair value of his shares under the Dissenter Provisions shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment at or prior to the Effective Time, the shares of Seven Oaks Common Stock of such holder shall be converted into a right to receive the cash consideration provided for in Section 1.04(c)(i) in accordance with the applicable provisions of this
Section 1.04(c) and the Plan of Merger.

          (v) Notwithstanding Sections 1.04(c)(i) and (iii), each person set forth on Schedule 1.04(c)(v) shall retain, and not surrender, Certificates representing the number of outstanding shares of Seven Oaks Common Stock set forth next to their name on such schedule, and the shares represented by such

Certificates shall remain outstanding. These shares shall represent the percentages of outstanding Common Stock of the Surviving Corporation at the Effective Time set forth on Schedule
1.04(c)(v).

                           ARTICLE II.

                   CLOSING AND EFFECTIVE TIME

   2.01. Time and Place of Closing. Unless otherwise mutually agreed upon in writing by officers of JSM and Seven Oaks who are authorized to execute this Agreement, the closing (the "Closing") of the transactions contemplated herein will be held at 11:00 a.m. Memphis, Tennessee local time (or such other time as may be agreed between the parties hereto), on such date as may be agreed between the parties hereto (the "Closing Date"). The place of Closing shall be at such place as may be agreed between the parties hereto.

   2.02. Effective Time. The Merger and other transactions contemplated by this Agreement and the Plan of Merger shall become effective on the date and at the time specified in the Articles of Merger reflecting the Merger (the "Effective Time"), which shall be filed by the Secretary of State of the State of Tennessee as soon as all actions required to be taken at the Closing have been completed. Unless the parties otherwise agree in writing, the Articles of Merger shall specify that the Effective Time shall be the time of their filing by the Secretary of State.

                          ARTICLE III.

          REPRESENTATIONS AND WARRANTIES OF SEVEN OAKS

   Seven Oaks represents and warrants to JSM, with such exceptions as are stated in this Article III or set forth in the disclosure schedules delivered by Seven Oaks simultaneously herewith, as follows:

   3.01.  Organization and Authority.

     (a) Seven Oaks is a corporation duly organized, validly existing, and in good standing under the laws of the State of Tennessee, is duly qualified to do business and is in good standing in the states of the United States and foreign jurisdictions where its ownership or leasing of material amounts of property or the conduct of a material portion of its business requires it to be so qualified, and has the corporate power and authority to own its properties and assets, to carry on its business as it is now being conducted, and to execute and deliver this Agreement and the Plan of Merger (assuming Seven Oaks shareholder approval of the Plan of Merger) and carry out its obligations under each. Seven Oaks has in effect all material federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted.

     (b) Seven Oaks previously has delivered to JSM complete and correct copies of its charter and all amendments thereto to the date hereof and its by-laws, as presently in effect, and Seven Oaks is not in default in the performance, observation, or fulfillment of any provision of its charter or, in any material respect, of its by-laws.

     (c) The minute books (containing the records of meetings of the shareholders, the board of directors, and any committees of the board of directors) of Seven Oaks and each Seven Oaks
Subsidiary are correct and complete in all material respects.

   3.02. Seven Oaks Subsidiaries. For purposes of this Agreement, the term "Seven Oaks Subsidiary" shall mean any corporation, association, subsidiary, or other entity of which Seven Oaks owns or controls, directly or indirectly, more than 5% of the outstanding equity securities. Schedule 3.02 hereto sets forth a correct and complete list of all Seven Oaks Subsidiaries as of the date of this Agreement. No equity securities of any Seven Oaks Subsidiary are or may become required to be issued (other than to Seven Oaks) by reason of any options, warrants, scrip, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of any Seven Oaks Subsidiary; and there are no contracts, commitments, understandings, or arrangements by which any Seven Oaks Subsidiary is bound to issue (other than to Seven Oaks) additional shares of its capital stock or options, warrants, or rights to purchase or acquire any additional shares of its capital stock. All of the shares of capital stock of each Seven Oaks Subsidiary are fully paid and nonassessable and, to the extent owned by Seven Oaks, are owned free and clear of any claim, lien, encumbrance, or agreement of any kind with respect thereto. Each Seven Oaks Subsidiary is duly organized, validly existing, and in good standing under the laws of its state of incorporation; is duly qualified to do business and is in good standing in the states of the United States and foreign jurisdictions where its ownership or leasing of material amounts of property or the conduct of a material portion of its business requires it to be so qualified, has the corporate power and authority necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted; and has in effect all material federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted. Neither Seven Oaks nor any Seven Oaks Subsidiary controls directly or indirectly or has any direct or indirect equity participation in any corporation, partnership, trust or other business associations other than those set forth on Schedule 3.02.

   3.03. Capitalization of Seven Oaks. As of the date of this Agreement, the authorized capital stock of Seven Oaks consists of 20,000,000 shares of Seven Oaks Common Stock, $0.10 par value, of which 8,639,572 shares are issued and outstanding and 11,360,428 authorized and unissued shares. All outstanding shares of Seven Oaks Common Stock have been duly issued and are validly outstanding, fully paid, and nonassessable. None of the issued and outstanding shares of Seven Oaks Common Stock have been issued in violation of any preemptive right of the current or former shareholders of Seven Oaks. As of the date of this Agreement, Seven Oaks has reserved an aggregate of 5,635,322 shares of Seven Oaks Common Stock for issuance in connection with outstanding stock options and warrants to purchase Seven Oaks Common Stock. Except as set forth in Schedule 3.03 hereto, as of the date of this Agreement, there are no shares of capital stock or other equity securities of Seven Oaks outstanding and no outstanding options, warrants, scrip, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of Seven Oaks, or contracts, commitments, understandings, or arrangements by which Seven Oaks was or may become bound to issue additional shares of its capital stock or options, warrants, or rights to purchase or acquire any additional shares of its capital stock. As of the date of this Agreement, except as set forth in Schedule 3.03 hereto, there are no contracts, commitments, understandings, or arrangements by which Seven Oaks or any Seven Oaks Subsidiary is or may become bound to transfer any shares of the capital stock or other securities of any Seven Oaks Subsidiary, except for a transfer to Seven Oaks or JSM.

   3.04.  Authorization.

     (a) The execution, delivery, and performance of this Agreement and the Plan of Merger by Seven Oaks and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Seven Oaks and, except for the approval of this Agreement and the Plan of Merger by Seven Oaks' shareholders (in their capacity as shareholders and not as directors), no other corporate proceedings on the part of Seven Oaks are necessary to authorize this Agreement or the Plan of Merger and the transactions contemplated hereby and thereby. This Agreement is a valid and binding obligation of Seven Oaks, enforceable against it in accordance with its terms (except as such enforceability may be limited by legal and equitable limitations or the availability of specific performance and other equitable remedies, and by laws or court decisions which may be applicable limiting the enforceability of indemnification provisions).

     (b) Except as otherwise noted in Schedule 3.04 hereto, neither the execution, delivery, and performance by Seven Oaks of this Agreement or the Plan of Merger, nor the consummation of the transactions contemplated hereby and thereby, nor compliance by Seven Oaks with any of the provisions hereof or thereof, will (i) violate, conflict with, result in a breach of any provision of, constitute a default (or an event that, with or without notice or lapse of time or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration, or the creation of any lien, security interest, charge, or encumbrance upon any of the properties or assets of Seven Oaks, under any of the terms, conditions, or provisions of:

          (x) its charter or by-laws; or

          (y) any agreement or instrument set forth on a schedule to this Agreement; or

          (z) or any other note, bond, mortgage, indenture, deed of trust, license, lease, agreement, or other instrument or obligation to which Seven Oaks is a party, or by which Seven Oaks may be bound, or to which Seven Oaks or any Seven Oaks Subsidiary or the properties or assets of any of them may be subject, and that would, in any such event, have a material adverse effect on the financial condition or results of operations of Seven Oaks or any Seven Oaks Subsidiary or (ii) subject to compliance with the statutes, rules and regulations to which Section 3.04(c) refers, violate any judgment, ruling, order, writ, injunction or decree, or, to Seven Oaks' knowledge, any constitution, statute, rule, regulation or other restriction of any government or government agency applicable to Seven Oaks or any Seven Oaks Subsidiaries or any of their respective properties or assets.

     (c) Other than (i) any applicable requirements of the Securities Exchange Act of 1934 and the regulations promulgated thereto, as amended (the "Exchange Act") and any applicable filings under state securities, "Blue Sky" or takeover laws, the rules of the National Association of Securities Dealers, Inc. ("NASD"), the NASD OTC Bulletin Board, (ii) the filing and recordation of articles of merger as required by the Act, (iii) those required filings, registrations, consents and approvals listed on Schedule 3.04 hereto, (iv) notices to or filings with the Internal Revenue Service (the "IRS") or the Pension Benefit Guaranty Corporation (the "PBGC") with respect to any employee benefit plans and (v) such other filings, registrations, consents, approvals, permits and authorizations which, if not obtained or made, will not have a material adverse effect on the financial condition or results of operations of Seven Oaks or any Seven Oaks Subsidiary, no notice to, filing with, authorization of, exemption by, or consent or approval of any public body or authority is necessary for the consummation by Seven Oaks of the transactions contemplated by this Agreement and the Plan of Merger.

   3.05. Regulatory Reports; Seven Oaks Consolidated Financial Statements. Except as set forth on Schedule 3.05, since
January 1, 1992, Seven Oaks and all Seven Oaks Subsidiaries have timely filed all reports, registrations, information statements, and all other documents, together with any amendments required to be made thereto, required to be filed with the appropriate state and federal agencies having jurisdiction over them, including the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act (collectively, the "Reports," and in the case of Seven Oaks, the "Seven Oaks Reports"). Each of the Reports has complied, or will comply, as the case may be, with the applicable provisions of the Securities Act and the Securities Exchange Act, in all material respects. Seven Oaks has heretofore furnished to JSM the audited consolidated balance sheets of Seven Oaks and the Seven Oaks Subsidiaries at April 30, 1993, 1994 and 1995 and the unaudited balance sheets of Seven Oaks and the Seven Oaks Subsidiaries at July 31, 1995, and the related consolidated statements of income, changes in shareholders' equity, and changes in financial position for the periods then ended, and the notes thereto. Such financial statements are collectively referred to herein as the "Seven Oaks Consolidated Financial Statements." Except as set forth in Schedule 3.05 hereto, the Seven Oaks Consolidated Financial Statements for April 30, 1995 and July 31, 1995, fairly presented, or will fairly present, as the case may be, the financial position of Seven Oaks and the Seven Oaks Subsidiaries as at the dates mentioned and the results of operations and changes in financial position for the period then ended. Each of the financial statements (including the related notes and schedules) included in the Seven Oaks Reports and for the quarter ended July 31, 1995 (i) complied as to form with the applicable accounting requirements and rules and regulations of the SEC, and (ii) was prepared in accordance with generally accepted accounting principles consistently applied during the periods presented, except as otherwise noted therein and subject to normal year-end and audit adjustments in the case of any unaudited interim financial statements. Except as set forth in Schedule 3.05 hereto, the Seven Oaks Consolidated Financial Statements for the years ended April 30, 1993, 1994 and 1995 and the quarter ended July 31, 1995 accurately present the revenues and expenses of Seven Oaks as at the dates mentioned and the results of operations. Except as set forth in Schedule 3.05 hereto, as of their respective dates, the Reports and the Seven Oaks Consolidated Financial Statements did not, or will not, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

   3.06. Absence of Certain Changes or Events. Except as set forth in the Seven Oaks Reports or the Seven Oaks Consolidated Financial Statements filed prior to the date of this Agreement or as otherwise disclosed in Schedule 3.06 hereto, since April 30, 1995, there has not been, occurred, or arisen: (i) any damage, destruction, loss, or casualty, whether or not covered by insurance, which has had or is reasonably likely to have a material adverse effect on the business of Seven Oaks or any Seven Oaks Subsidiary; (ii) any declaration, setting aside, or payment of any dividend or distribution (whether in cash stock, or property) in respect of the Seven Oaks Common Stock (other than regular cash dividends) or any redemption or other acquisition of the Seven Oaks Common Stock by Seven Oaks, or any split, combination, or reclassification of shares of Seven Oaks Common Stock declared or made; (iii) any extraordinary losses suffered not adequately reserved against, whether or not in the ordinary course of business; (iv) any material assets mortgaged, pledged, or subjected to any lien, charge, or other encumbrance;
(v) any agreement to do any of the foregoing; or (vi) any other event, development, or condition of any character including any change in results of operations, financial condition, method of accounting or accounting practices, nature of the business, or manner of conducting the business of Seven Oaks that has had, or is reasonably likely to have, a material adverse effect on the financial condition or results of operations of Seven Oaks or any Seven Oaks Subsidiary.

   3.07. Merger Proxy Statement. None of the information with respect to Seven Oaks or the Merger to be included in the proxy statement to be distributed to the shareholders of Seven Oaks in connection with the special meeting of shareholders to consider and vote upon the Merger (the "Merger Proxy Statement") will, in the case of the Merger Proxy Statement or any amendments thereof or supplements thereto, at the time of the mailing of the Merger Proxy Statement or any amendments thereof or supplements thereto, and at the time of the special meeting of the shareholders of Seven Oaks, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Merger Proxy Statement will comply in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by Seven Oaks with respect to information supplied in writing by JSM or any affiliate of JSM for inclusion in the Merger Proxy Statement.

   3.08.  Tax Matters.

     (a) All federal, state, local, and foreign tax returns required to be filed by or on behalf of Seven Oaks and all Seven Oaks Subsidiaries have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ending on or before December 31, 1994, and all returns filed are complete and accurate. All taxes shown on filed returns have been paid. As of the date hereof, there is no audit examination, deficiency, or refund litigation or matter in controversy with respect to any taxes that might result in a determination adverse to Seven Oaks except as indicated in
Schedule 3.08 hereto. All taxes, interest, additions, and penalties due with respect to completed and settled examinations or concluded litigation have been paid. No federal income tax returns for Seven Oaks were examined by the IRS in 1994 and 1995.

     (b) Except as set forth in Schedule 3.08 hereto, neither Seven Oaks nor any Seven Oaks Subsidiary has executed an extension or waiver of any statute of limitations on the assessment or collection of any tax due that is currently in effect.

     (c) To the extent any federal, state, local, or foreign taxes are due from Seven Oaks through and including the Effective Time, adequate provision on an estimated basis has been made for the payment of such taxes except as set forth in Schedule 3.08 hereto.

     (d)  Deferred taxes of Seven Oaks and the Seven Oaks
Subsidiaries have been reasonably estimated as shown on Schedule
3.08 hereto.

     (e) Each of Seven Oaks and the Seven Oaks Subsidiaries is in material compliance with, and its records contain all information and documents (including, without limitation, properly completed IRS Forms W-8 and Forms W-9) necessary to comply in all material respects with, all applicable information reporting and tax withholding requirements under federal, state, local and foreign laws;

     (f) Each of Seven Oaks and the Seven Oaks Subsidiaries has collected or withheld all taxes required to be collected or withheld by it, and all such taxes have been paid to the appropriate governmental authority in the proper manner or set aside in appropriate accounts for future payment when due.

   3.09.  Legal Proceedings.  Except as set forth in Schedule
3.09 hereto, neither Seven Oaks nor any Seven Oaks Subsidiary is a party to or has received written notice of any pending or threatened claim, action, suit, investigation, or proceeding ("Legal Proceedings"), nor to the knowledge of Seven Oaks are any Legal Proceedings otherwise threatened or unasserted but considered by Seven Oaks to be probable of assertion against any of them, nor is any of them subject to any order, judgment, or decree ("Orders") which, if finally determined adversely, might have, either individually or in the aggregate, a material adverse effect on the business, properties, financial condition, or results of operations of Seven Oaks or any Seven Oaks Subsidiary. Neither Seven Oaks or any Seven Oaks Subsidiary is subject to any order, judgment, decree or obligation that would materially limit the ability of Seven Oaks or any Seven Oaks Subsidiary to operate their respective businesses in the ordinary course.

   3.10.  Compliance with Laws.  Except as set forth in Schedule
3.10 hereto, Seven Oaks and all Seven Oaks Subsidiaries have all material permits, licenses, certificates of authority, orders, and approvals of, and have made all filings, applications, and registrations with, federal, state, local, and foreign governmental or regulatory bodies that are required to permit them to carry on their respective businesses as presently conducted; all such material permits, licenses, certificates of authority, orders, and approvals are in full force and effect; and to the knowledge of Seven Oaks no suspension or cancellation of any of them is threatened. Except for statutory or regulatory restrictions of general application and as disclosed on Schedule
3.10 hereto, no federal, state, local, or other governmental authority has placed any restrictions on the business of Seven Oaks or any Seven Oaks Subsidiary. Except as disclosed in
Schedule 3.10 hereto, Seven Oaks has received no written notice of any investigation or review by any governmental entity with respect to Seven Oaks or any Seven Oaks Subsidiary and, to the knowledge of Seven Oaks, no such investigation or review is pending or threatened. Neither Seven Oaks nor any Seven Oaks Subsidiary is, to the knowledge of Seven Oaks, and except as disclosed in Schedule 3.10 hereto, in violation of any applicable law or regulation.

   3.11.  Environmental Matters.  Except as set forth on Schedule
3.11 neither Seven Oaks nor any of the Seven Oaks Subsidiaries is in violation of or subject to any existing, pending or, to Seven Oaks' knowledge, threatened investigation or inquiry by any federal, state or local governmental authority or any response costs or remedial obligations under any applicable laws or regulations pertaining to the health or the environment or hazardous substances as such are defined in the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, or any related regulations thereto, or any similar laws or regulations of any state or subdivision thereof (collectively, the "Environmental Laws"). Neither Seven Oaks nor any of the Seven Oaks Subsidiaries has obtained or is required to obtain any permits, licenses or similar authorizations to construct, occupy, operate or use any buildings, improvements, fixtures and equipment forming a part of their business by reason of any applicable Environmental Laws. Seven Oaks has taken all steps necessary to determine and has determined, to the best of its knowledge, that no oil, toxic or hazardous substances or solid wastes (all within the meaning of the applicable Environmental Laws) have been disposed of or otherwise released by Seven Oaks or any of the Seven Oaks Subsidiaries. The operation and ownership by Seven Oaks and the Seven Oaks Subsidiaries of Seven Oaks' business has not resulted in the disposal or other release of any oil, toxic or hazardous substances or solid waste.

   3.12. Labor Matters. Except as set forth on Schedule 3.12, Seven Oaks and each of the Seven Oaks Subsidiaries is in compliance with all federal, state or other applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and has not and is not engaged in any unfair labor practice. No unfair labor practice complaint against Seven Oaks or any of the Seven Oaks Subsidiaries is pending or is threatened. Seven Oaks is not a party to any collective bargaining agreement and no collective bargaining agreement is currently being negotiated by Seven Oaks.

There is no labor strike, dispute, slowdown or stoppage or union organization effort pending or, to the best of Seven Oaks' knowledge, threatened against Seven Oaks or any of the Seven Oaks
Subsidiaries. Neither Seven Oaks nor any of the Seven Oaks
Subsidiaries has experienced any material labor difficulty during the last three years.

   3.13.  Employee Benefit Plans.

     (a) Seven Oaks has delivered to JSM prior to the execution of this Agreement copies of all material pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or other material incentive plan, any other material written employee program, arrangement or agreement, whether arrived at through collective bargaining or otherwise, any material medical, vision, dental or other health plan, any life insurance plan, or any other material employee benefit plan or fringe benefit plan, including, without limitation, any "employee benefit plan" as that term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), currently adopted, maintained by, sponsored in whole or in part by, or contributed to by Seven Oaks or affiliates thereof or any corporation which is or was a member of a controlled group of corporations which included Seven Oaks for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries are eligible to participate (collectively, the "Seven Oaks Benefit Plans") and the most recent actuarial report for any Seven Oaks Benefit Plan that is a defined benefit pension plan or funded welfare benefit plan. Any of the Seven Oaks Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as an "ERISA Plan." No Seven Oaks Benefit Plan is or has been a multi-employer plan within the meaning of Section 3(37) of ERISA.

     (b) All Seven Oaks Benefit Plans are in compliance with the applicable provisions (including, without limitation, any funding requirements or limitations) of ERISA, the Internal Revenue Code of 1986, as amended (the "Code") and any other applicable laws, the breach or violation of which could result in a material liability to Seven Oaks.

     (c) No Seven Oaks ERISA Plan which is a defined benefit pension plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, and the present fair market value of the assets of any such plan exceeds the plan's "benefit liabilities," as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements.

     (d) Seven Oaks has reserved unto its Board of Directors, or a committee or officer duly authorized by its Board of Directors, the authority to amend or terminate the Seven Oaks Benefit Plans at any time without limitation, and neither the consideration or implementation of the Merger contemplated under this Agreement nor the amendment or termination of any or all of the Seven Oaks Benefit Plans on or after the date of this Agreement will increase (i) Seven Oaks' obligation to make contributions or any other payments to fund benefits accrued under such plans as of the date of this Agreement, or (ii) the benefits accrued or payable with respect to any participant under such plans.

   3.14. Material Contracts. As of the date of this Agreement, except for this Agreement and the agreements referred to in
Schedule 3.14 hereto and in the Seven Oaks Reports, neither Seven Oaks nor any Seven Oaks Subsidiary is a party to or is bound by
(a) any material agreement, arrangement, or commitment, (b) any agreement, arrangement, or commitment relating to the employment, election, or retention in office of any person; or (c) any contract, agreement, or understanding with any labor union. True copies of all agreements and other instruments to which Schedule
3.14 hereto refers have been or will be furnished to JSM to the extent requested.

   3.15. Contract Defaults. Neither Seven Oaks nor any Seven Oaks Subsidiary is in default under any contract, agreement, commitment, arrangement, lease, insurance policy, or other instrument to which they are a party or by which their respective assets, business, or operations may be bound or affected or under which they or their respective assets, business, or operations receive benefits, and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default, which default would have a material adverse affect on the financial condition or results of operations of Seven Oaks or any Seven Oaks Subsidiary, and to the knowledge of Seven Oaks no other party to any such instrument is in default thereunder.

   3.16. Brokers and Finders. Neither Seven Oaks nor any of its respective officers, directors, or employees, has employed any broker or finder or incurred any liability for any financial advisory fees (except as to Mercer Capital, with respect to its opinion regarding the fairness of the consideration for the Merger to the shareholders of Seven Oaks), whose fee shall be paid by Seven Oaks, brokerage fees, commissions, or finder's fees and no broker or finder has acted directly or indirectly for Seven Oaks in connection with this Agreement or any of the transactions contemplated hereby.

   3.17.  Transactions With Affiliates.  Except as set forth in
Schedule 3.17 hereto, since April 30, 1995, Seven Oaks has not, in the ordinary course of business or otherwise, purchased, leased or otherwise acquired any material property or assets or obtained any material services from, or sold, leased or otherwise disposed of any material property or assets or provided any material services to (except with respect to remuneration for services rendered as a director, officer or employee of one or more of Seven Oaks) (a) any holder of 5% or more of the voting securities of Seven Oaks, (b) any director or executive officer of Seven Oaks or any of the Seven Oaks Subsidiaries, (c) any person, firm or corporation that directly or indirectly controls, is controlled by or is under common control with Seven Oaks or any of the Seven Oaks Subsidiaries or (d) any member of the immediate family of any of such persons (collectively, for purposes of this Section, an "Affiliate"). Except as set forth in Schedule 3.17 hereto, (a) the material contracts of Seven Oaks do not include any obligation or commitment between Seven Oaks or any of the Seven Oaks Subsidiaries and any Affiliate, and (b) the assets of Seven Oaks do not include any receivable or other obligation or commitment from an Affiliate to Seven Oaks or any of the Seven Oaks Subsidiaries.

   3.18. Insurance. Listed on Schedule 3.18 are all property, casualty and such other major insurance policies (the "Existing Policies") currently covering Seven Oaks and each of the Seven Oaks Subsidiaries. The Existing Policies are in full force and effect and all premiums required to be paid thereunder have been paid in full. Seven Oaks has not received any notice that any coverage under any Existing Policies will be terminated or not renewed.

   3.19. Absence of Undisclosed Liabilities. Seven Oaks does not have any liabilities or obligations of any kind, whether absolute, accrued, asserted or unasserted, contingent or otherwise, except for liabilities disclosed on the consolidated balance sheet of Seven Oaks prepared as of April 30, 1995, or that were incurred after the date of such balance sheet in the ordinary course of business and consistent with past practices, and except for any such liabilities or obligations which, individually or in the aggregate (i) would not have a material adverse effect on Seven Oaks and (ii) exceed $10,000.

   3.20. Accuracy of Information. This Agreement, and those other documents relating to Seven Oaks and the Seven Oaks Subsidiaries and their respective businesses provided by Seven Oaks or their employees or agents to JSM in connection with the transactions contemplated herein, when considered together, do not contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading.

                           ARTICLE IV.

              REPRESENTATIONS AND WARRANTIES OF JSM

   JSM represents and warrants to Seven Oaks, with such exceptions as are stated in this Article IV or set forth in the disclosure schedules delivered by JSM simultaneously herewith, as follows:

   4.01. Organization and Authority. JSM is a corporation duly organized, validly existing, and in good standing under the laws of the State of Tennessee, and JSM is duly qualified to do business and is in good standing in the states of the United States and foreign jurisdictions where its ownership or leasing of material amounts of property or the conduct of a material portion of its business requires it to be so qualified, and has the corporate power and authority to own its properties and assets, and to carry on its business as it is now being conducted, and to execute and deliver this Agreement and the Plan of Merger and carry out its obligations under each. JSM has in effect all material federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted.

   4.02. Capitalization of JSM. As of the date of this Agreement, the authorized capital stock of JSM consists of (a) 10,000 shares of Common Stock, no par value, of which 1,000 shares are issued and outstanding. All outstanding shares of stock have been duly issued and are validly outstanding, fully paid, and nonassessable. As of the date of this Agreement, there are no outstanding options to purchase any shares of JSM Common Stock. Other than to John Moll or Steve Moll, as of the date of this Agreement, there are no shares of capital stock or other equity securities of JSM outstanding and no outstanding options, warrants, scrip, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of JSM, or contracts, commitments, understandings, or arrangements by which JSM was or may become bound to issue additional shares of its capital stock or options, warrants, or rights to purchase or acquire any additional shares of its capital stock. Other than to John Moll or Steve Moll, as of the date of this Agreement, there are no contracts, commitments, understandings, or arrangements by which JSM or any JSM Subsidiary is or may become bound to transfer any shares of the capital stock or other securities of any JSM Subsidiary, except for a transfer to JSM.

   4.03.  Authorization.

     (a) The execution, delivery, and performance of this Agreement and Plan of Merger by JSM and JSM Merger and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Boards of Directors of JSM and JSM Merger and no other corporate proceedings on the part of JSM and JSM Merger are necessary to authorize this Agreement or the Plan of Merger and the transactions contemplated hereby and thereby. This Agreement is the valid and binding obligation of JSM and JSM Merger enforceable against them in accordance with its terms (except as such enforceability may be limited by legal and equitable limitations on the availability of specific performance and other equitable remedies, and by laws or court decisions which may be applicable limiting the enforceability of indemnification provisions).

     (b) Neither the execution, delivery, and performance by JSM and JSM Merger of this Agreement or the Plan of Merger, nor the consummation of the transactions contemplated hereby and thereby, nor compliance by JSM and JSM Merger with any of the provisions hereof or thereof, will violate, conflict with, result in a breach of any provision of, constitute a default (or an event that, with or without notice or lapse of time or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration, or the creation of any lien, security interest, charge, or encumbrance upon any of the properties or assets of JSM and JSM Merger, under any of the terms, conditions, or provisions of:

          (x)  its charter or by-laws; or

          (y) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, or other instrument or obligation to which JSM is a party, or by which JSM may be bound and that would, in any such event, have a material adverse effect on the financial condition or results of operations of JSM or any JSM Subsidiary,

   4.04. Brokers and Finders. Neither JSM nor any of its respective officers, directors, or employees, have employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder's fees, and no broker or finder has acted directly or indirectly for JSM in connection with this Agreement or any of the transactions contemplated hereby.

   4.05. Accuracy of Information. This Agreement, and those other documents relating to JSM and JSM Subsidiaries and their respective businesses provided by JSM or their employees or agents to JSM in connection with the transactions contemplated herein, when considered together, do not contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading.


                           ARTICLE V.

                            COVENANTS

   5.01. Covenants of Seven Oaks. During the period commencing on the date hereof and continuing until the earlier of the Effective Time or the termination of this Agreement, Seven Oaks agrees (except as expressly contemplated by this Agreement or to the extent that JSM shall otherwise consent in writing) that:

     (a) Seven Oaks will carry on its business in, and only in, the usual, regular, and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent with such business, use all reasonable efforts to preserve intact its present business organizations and assets, keep available the services of its present officers and employees, and preserve its relationships with customers, suppliers, and others having business dealings with it.

     (b) Seven Oaks will not declare any dividends on or make other distributions in respect of the Seven Oaks Common Stock.
Seven Oaks will not amend its charter or by-laws as in effect on the date hereof.

     (c) Seven Oaks will not issue, grant, pledge, or sell, or authorize or propose the issuance of, or split, combine, reclassify or redeem, purchase, or otherwise acquire or propose the purchase of, any shares of its capital stock or any class of securities convertible into, or rights, warrants, or options (including employee stock options) to acquire, or enter into any arrangement or contract with respect to the issuance of, any such shares or other convertible securities or make any other change in its equity capital structure or issue any stock appreciation rights.

     (d) Seven Oaks will use its best efforts to comply promptly with all requirements which federal or state law may impose on it with respect to the Merger and will promptly cooperate with and furnish information to JSM in connection with any such requirements imposed upon JSM or Seven Oaks in connection with the Merger.

     (e) Seven Oaks will use its, and will cause the Seven Oaks Subsidiaries to use their, best efforts to obtain (and to cooperate with JSM in obtaining) any consent, authorization, or approval of, or any exemption by, any governmental authority or agency, or other third party, required to be obtained or made by Seven Oaks (or by JSM) in connection with the Merger or the taking of any action contemplated by this Agreement. Seven Oaks will promptly advise JSM of any notice, complaint, or other communication which it receives from any regulatory agency with respect to any of the transactions contemplated in this Agreement.

     (f) Seven Oaks will not acquire direct or indirect control over any other corporation, association, firm, or organization, other than in connection with the creation of new wholly-owned subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement.

     (g) Seven Oaks will not sell, lease, or otherwise dispose of or encumber any of its assets which are material, individually or in the aggregate, to the business of Seven Oaks.

     (h) Seven Oaks will not assume, guarantee, endorse, or otherwise become liable, whether directly, contingently, or otherwise, for the obligation of any other party.

     (i) Seven Oaks will not make any loans, advances, or capital contributions to, or investments in, any other person or entity.

     (j) Seven Oaks will not make any capital expenditures except for capital expenditures authorized prior to the date of this Agreement or that are the subject of binding contractual commitments entered into prior to the date of this Agreement, and, in each case, which are identified on Schedule 5.01(j).

     (k) Seven Oaks will not incur any additional debt obligation or other obligation for borrowed money (other than in replacement of existing short term debt with other short term debt) in excess of the remaining borrowing capacity under its Line of Credit on the date hereof.

     (l) Seven Oaks will not grant any increase in compensation to its employees as a class; pay any bonus or accelerate or effect any change in any employee or retirement benefits for any employees or officers (unless such change is required by applicable law or regulation).

     (m) Seven Oaks will not amend any existing employment contract (unless such amendment is required by law or regulation) or enter into any new employment contract with any person.

     (n) Seven Oaks will not adopt any new employee benefit plan or make any change in or to any existing employee benefit plan other than any such change that is required by law or regulation or that, in the opinion of counsel, is necessary or advisable to maintain the tax-qualified status of any such plan.

     (o) Seven Oaks will promptly advise JSM orally and in writing of any change in the business of Seven Oaks which is or may reasonably be expected to be materially adverse to either
Seven Oaks or any Seven Oaks Subsidiary.

     (p) Seven Oaks will not take, agree to take, or knowingly permit to be taken any action, or do or knowingly permit to be done anything in the conduct of the business of Seven Oaks, or otherwise, which would (i) be contrary to or in breach of any of the terms or provisions of this Agreement, (ii) cause any of the representations of Seven Oaks contained herein to be or become untrue in any material respect, (iii) adversely affect the ability of either Seven Oaks or JSM to obtain any necessary approvals of governmental authorities or other third parties required for the transactions contemplated hereby or (iv) adversely affect the ability of Seven Oaks to perform its covenants and agreements under this Agreement and the Plan of Merger.

     (q) As promptly as possible following the close of each month which may occur prior to the Closing Date, Seven Oaks will provide JSM a true copy of its financial statements for such month, including a balance sheet and income statement, and any supporting information reasonably requested by JSM.

     (r) Seven Oaks will not enter into any contract or agreement other than in connection with the transactions contemplated by this Agreement.

     (s) Seven Oaks will not effect any change in accounting policies, practices or procedures, except to the extent required by applicable accounting pronouncements.

     (t) Seven Oaks will not make any tax election or settle or compromise any material federal, state, local or foreign income tax liability; notwithstanding the foregoing, Seven Oaks, may pay up to $10,000 in connection with the settlement of the matter referred to in Schedule 3.08.

     (u) Seven Oaks will not hold any meeting of its shareholders except to the extent required by the request of the shareholders entitled to call a meeting under such its Bylaws or the Act.

     (v) Seven Oaks shall use its best efforts to cause to be delivered to JSM a letter of Deloitte & Touche, dated a date within two business days before the Closing Date, in form and substance reasonably satisfactory to JSM and customary in scope, relating to the unaudited financial statements of Seven Oaks for the quarter ended July 31, 1995 and for subsequent periods and substance for letters delivered by independent public accountants in connection with transactions like the transactions contemplated by this Agreement.

   5.02. Covenants of JSM. During the period commencing on the date hereof and continuing until the earlier of the Effective Time or the termination of this Agreement, JSM agrees (except as expressly contemplated by this Agreement or to the extent that Seven Oaks shall otherwise consent in writing) that:

     (a) JSM will use its best efforts to comply promptly with all requirements which federal or state law may impose on it with respect to the Merger and will promptly cooperate with and furnish information to Seven Oaks in connection with any such requirements imposed upon Seven Oaks or JSM in connection with the Merger.

     (b) JSM will use its, and will cause the JSM Subsidiaries to use their, best efforts to obtain (and to cooperate with Seven Oaks in obtaining) any consent, authorization, or approval of, or any exemption by, any governmental authority or agency, or other third party, required to be obtained or made by JSM (or by Seven
Oaks) in connection with the Merger or the taking of any action contemplated by this Agreement. JSM will promptly advise Seven Oaks of any notice, complaint, or other communication which it receives from any regulatory agency with respect to any of the transactions contemplated in this Agreement.

     (c) JSM will promptly advise Seven Oaks orally and in writing of any change in the business of JSM which is or may reasonably be expected to be materially adverse to either JSM or any JSM Subsidiary.

     (d) JSM will not take, agree to take, or knowingly permit to be taken any action, or do or knowingly permit to be done anything in the conduct of the business of JSM, or otherwise, which would (i) be contrary to or in breach of any of the terms or provisions of this Agreement, (ii) cause any of the representations of JSM contained herein to be or become untrue in any material respect, (iii) adversely affect the ability of either JSM or Seven Oaks to obtain any necessary approvals of governmental authorities or other third parties required for the transactions contemplated hereby, or (iv) adversely affect the ability of JSM to perform its covenants and agreements under this Agreement and the Plan of Merger.

   5.03. Notice; Efforts to Remedy. Each party hereto shall promptly give written notice to the other party hereto upon becoming aware of the impending occurrence of any event which would cause or constitute a breach of any of the representations, warranties, or covenants of the first such party contained or referred to in this Agreement or the Plan of Merger and shall use its best efforts to prevent or promptly remedy the same.

                           ARTICLE VI.

                      ADDITIONAL AGREEMENTS

   6.01. Investigation; Confidentiality. Prior to the Effective Time, Seven Oaks and JSM may make or cause to be made such investigation, if any, of the business and properties of the other and of the other's financial and legal condition as such party reasonably deems necessary or advisable to familiarize itself and its advisers with such business, properties, and other matters, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. Seven Oaks and JSM each agrees to furnish the other and the other's advisers with such financial and operating data and other information with respect to its businesses, properties, and employees as Seven Oaks or JSM shall from time to time reasonably request. Seven Oaks agrees to permit JSM and its officers and agents full access to its premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to Seven Oaks or any Seven Oaks Subsidiary, during normal business hours upon reasonable notice. No investigation by one party hereto shall affect the representations and warranties of the other party, and each such representation and warranty shall survive any such investigation. Each party hereto shall, and shall cause its advisers to, maintain the confidentiality of all confidential information furnished to it by the other party hereto concerning such other party's business, operations, and financial condition, and shall not use such information for any purpose for a period of five years after the date hereof, except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each party hereto shall, and shall cause its advisers to, promptly return all documents and copies of, and all drafts and working papers containing, confidential information received from the other party hereto.

   6.02. No Solicitation. Seven Oaks shall not, after the date hereof and before the Effective Time, directly or indirectly, through any officer, director, employee, agent or otherwise, solicit, initiate or encourage submission of proposals or offers from any person relating to any acquisition or purchase of all or (other than in the ordinary course of business) a substantial portion of the assets of, or any equity interest in, Seven Oaks or any business combination involving Seven Oaks or, except to the extent required by fiduciary obligations under applicable law as advised by counsel, participate in any negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing. Seven Oaks shall promptly advise JSM if any such proposal or offer, or any inquiry or contact with any person with respect thereto, is made, shall promptly inform JSM of all the terms and conditions thereof, and shall furnish to JSM copies of any such written proposal or offer and the contents of any communications in response thereto.
Seven Oaks shall not waive any provisions of any "standstill" agreements between it or any Seven Oaks Subsidiary and any party, except to the extent that such waiver is, as advised by counsel, required by fiduciary obligations under applicable law.

   6.03. Shareholder Approval; Board Recommendation. Seven Oaks shall cause a meeting of its Shareholders to be held no later than November 30, 1995 for the purpose of voting upon and approving the Merger and approving and adopting this Agreement and the Plan of Merger. The Board of Directors will recommend approval of the Merger to the Seven Oaks shareholders.

   6.04. Current Information. During the period from the date of this Agreement to the Effective Time, Seven Oaks and JSM each shall cause one or more of its representatives to confer on a regular and frequent basis with representatives of the other and to report on the general status of its ongoing operations. Each of Seven Oaks and JSM shall promptly notify the other of any material change in the normal course of its business or in the operation of its properties and of any governmental complaints, investigations, or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving such party, and will keep the other fully informed with respect to such events.

   6.05. Articles of Merger. The parties agree that pursuant to the Act, JSM shall deliver appropriate Articles of Merger to the Secretary of State of the State of Tennessee to be filed promptly following the Closing.

   6.06. Expenses. Each party hereto shall pay its own expenses incident to preparing for, entering into, and carrying out this Agreement and to consummating the Merger and Seven Oaks may pay its reasonable costs and expenses from the assets of Seven Oaks prior to the Closing. Notwithstanding the foregoing, if prior to the termination of this Agreement Seven Oaks agrees in writing to sell its stock or assets to a party other than JSM or JSM Merger, Seven Oaks will reimburse JSM for its out of pocket costs reasonably incurred in connection with the Merger.

   6.07. Press Releases. Seven Oaks and JSM shall consult with each other as to the form and substance of any press release or other public disclosure of matters related to this Agreement or any of the transactions contemplated hereby; provided, however, that nothing in this Section 6.07 shall be deemed to prohibit any party hereto from making any disclosure which its counsel deems necessary or advisable to fulfill such party's disclosure obligations imposed by law. Any such disclosure will be transmitted in writing or read orally to the other party or its counsel prior to its publication.

   6.08. Miscellaneous Agreements and Consent. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective, as soon as practicable after the date hereof, the transactions contemplated by this Agreement and the Plan of Merger, including, without limitation, taking all appropriate actions to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby. Seven Oaks and JSM shall each take all appropriate actions to obtain consents of all third parties and governmental bodies necessary or desirable for the consummation of the transactions contemplated by this Agreement and the Plan of Merger and to remove any condition or state of facts pertaining to either of them or their respective subsidiaries that otherwise would make consummation of the transactions contemplated hereby a violation of applicable law.


                          ARTICLE VII.

                           CONDITIONS

   7.01.  Conditions to Obligations of Seven Oaks to Effect the
Merger. The obligations of Seven Oaks to effect the Merger shall be subject to the fulfillment, or waiver by Seven Oaks, at or prior to the Closing of the following conditions:

     (a) Permits, Consents, and Approvals. All approvals and authorizations of, filings and registrations with, and notifications to, all federal and state authorities (including the SEC and state "Blue Sky" authorities, as applicable) and other third parties required for the consummation of the Merger shall have been duly obtained or made and shall be in full force and effect and all waiting periods required by law shall have expired.

     (b) Corporate Action. The Board of Directors of JSM (acting as such and as sole shareholder of JSM Merger) shall have taken all corporate action necessary to effectuate the Merger and the other transactions contemplated hereby, and JSM shall have furnished Seven Oaks with certified copies of the resolutions duly adopted by JSM's Board of Directors evidencing the same.

     (c) Representations and Warranties. The representations and warranties of JSM set forth in this Agreement were true and correct as of the date of this Agreement, except for any such representations and warranties waived in writing by Seven Oaks; and JSM shall have delivered to Seven Oaks a certificate to that effect, such certificate being dated the Closing Date and signed by JSM's President. Such certificate may state, as appropriate, that it is given to the best of such officer's knowledge.

     (d) Covenants. Each and all of the covenants and agreements of JSM to be performed or complied with pursuant to this Agreement and the Plan of Merger prior to the Effective Time shall have been duly performed and complied with in all material respects or waived in writing by Seven Oaks, and JSM shall have delivered to Seven Oaks a certificate to that effect dated the Closing Date and signed by JSM's President.

     (e) No Injunction; Permissible Transactions. Neither Seven Oaks nor JSM shall be prohibited by any order, ruling, consent decree, judgment, or injunction of a court or regulatory agency of competent jurisdiction from consummating the Merger or the other transactions contemplated by this Agreement, and consummation of the Merger and the other transactions contemplated hereby shall be legally permissible pursuant to applicable law.

     (f) Material Adverse Changes. There shall have been no reasonable determination by the Board of Directors of Seven Oaks that the Merger or the other transactions contemplated by this Agreement have become impractical because any state of war, national emergency, or banking moratorium shall have been declared in the United States or a general suspension or trading on the New York Stock Exchange shall have occurred. There shall have been no reasonable determination by the Board of Directors of Seven Oaks that consummation of the Merger or the other transactions contemplated by this Agreement is not in the best interests of Seven Oaks or its shareholders by reason of the occurrence of a material adverse change in the financial condition or results of operations of JSM and the JSM Subsidiaries on a consolidated basis between the date hereof and the Closing Date.

     (g)  Opinions of Counsel.  JSM shall have delivered to Seven
Oaks an opinion, dated the Closing Date, of Burch, Porter &
Johnson, PLC, or of other counsel reasonably satisfactory to Seven Oaks and its counsel.

     (h) Repayment/Refinancing of Line of Credit; Capitalization. Prior to the Closing, Seven Oaks shall be provided with evidence reasonably satisfactory to Seven Oaks regarding (i) repayment or refinancing of the Seven Oaks' existing $1 million line of credit ("Line of Credit") with National Bank of Commerce, Memphis, Tennessee ("NBC"), including the written consent or agreement of NBC to such repayment or refinancing, (ii) the Surviving Corporation's access to new capital in the aggregate amount of at least $3 million and (iii) the release, as of the Effective Time, of all of the current guarantors of the Line of Credit, who are listed on Schedule 7.01(h).

     (i) Valuation/Opinion of Financial Advisor. Seven Oaks shall have received the opinion of Mercer Capital to the effect that the consideration contemplated by the Plan of Merger is fair to the holders of shares of Seven Oaks Common Stock from a financial point of view.

     (j) Shareholders Agreement.The persons listed on Schedule 1.04(c)(v) shall have entered into a shareholders agreement covering, among other customary matters, (i) rights to purchase shares from terminated, resigned, deceased or incapacitated employees, (ii) restrictions on transfers of shares and (iii) elections and removals of directors.

     (k) JSM Schedules. The completion and attachment to this Agreement of all Exhibits and Schedules hereto required to be provided by JSM shall be a condition precedent to the completion of the transactions contemplated herein at Closing.

   7.02.  Conditions to Obligations of JSM to Effect the Merger.
The obligations of JSM to effect the Merger shall be subject to the fulfillment, or waiver by JSM, at or prior to the Closing of the following conditions:

     (a) Permits, Consents, and Approvals. All approvals and authorizations of, filings and registrations with, and notifications to, all federal and state authorities (including the SEC and state "Blue Sky" authorities, as applicable) and other third parties required for the consummation of the Merger shall have been duly obtained or made and shall be in full force and effect and all waiting periods required by law shall have expired.

     (b) Corporate Action. The Board of Directors of Seven Oaks shall have taken all corporate action necessary to effectuate the Merger and the other transactions contemplated hereby, and Seven
Oaks shall have furnished JSM with certified copies of the resolutions duly adopted by Seven Oaks' Board of Directors evidencing the same.

     (c) Shareholder Approval. The shareholders of Seven Oaks shall have approved the Merger and approved and adopted this Agreement and the Plan of Merger, and the transactions contemplated thereby, as and to the extent required by law and by the provisions of any governing instruments, and Seven Oaks shall have furnished JSM with certified copies of the resolutions duly adopted by the Seven Oaks shareholders approving the Merger and approving and adopting this Agreement and the Plan of Merger.

     (d) Representations and Warranties. The representations and warranties of Seven Oaks set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date with the same effect as though all such representations and warranties had been made on and as of the Closing Date, except for any such representations and warranties waived in writing by JSM and except for any such representations and warranties made as of a specific date, which shall be true and correct in all respects as of such date, and Seven Oaks shall have delivered to JSM (i) a certificate to that effect as to Seven Oaks' representations and warranties, which may state, as appropriate, that it is given to the best of the knowledge of the officer signing the certificate, and (ii) a certificate to the effect that, other than as set forth on Schedule 3.06, there has been no material adverse change in the financial condition or results of operations of Seven Oaks and the Seven Oaks Subsidiaries on a consolidated basis from April 30, 1995, to the Closing Date, each such certificate being dated the Closing Date and signed by Seven Oaks' President.

     (e) Covenants. Each and all of the covenants and agreements of Seven Oaks to be performed or complied with pursuant to this Agreement and the Plan of Merger prior to the Effective Time shall have been duly performed and complied with in all material respects or waived in writing by JSM, and Seven Oaks shall have delivered to JSM a certificate to that effect dated as of the Effective Time and signed by its President.

     (f) No Injunction; Permissible Transactions. Neither JSM nor Seven Oaks shall be prohibited by any order, ruling, consent decree, judgment, or injunction of a court or regulatory agency of competent jurisdiction from consummating the Merger or the other transactions contemplated by this Agreement, and consummation of the Merger and the other transactions contemplated hereby shall be legally permissible pursuant to applicable law.

     (g) Material Adverse Changes. There shall have been no reasonable determination by the Board of Directors of JSM that the Merger or the other transactions contemplated by this Agreement have become impractical because any state of war, national emergency, or banking moratorium shall have been declared in the United States or a general suspension of trading on the New York Stock Exchange shall have occurred. There shall have been no reasonable determination by the Board of Directors of JSM that consummation of the Merger or the other transactions contemplated by this Agreement is not in the best interests of JSM or its shareholders by reason of the occurrence of a material adverse change in the financial condition or results of operations of Seven Oaks and any Seven Oaks Subsidiary on a consolidated basis between April 30, 1995 and the Effective Time.

     (h) Opinions of Counsel. Seven Oaks shall have delivered to JSM an opinion, dated the Closing Date, of Hunton & Williams or of other counsel reasonably satisfactory to JSM and its counsel.

     (i) Repayment of Debentures. Prior to the Closing, Seven Oaks and JSM shall have reached a satisfactory agreement regarding the repayment of Seven Oaks' debentures listed on
Schedule 3.03 hereto and cancellation of all outstanding warrants.

     (j)  Consent to Continuation and Assumption of Lease.
Prior to the Closing, Seven Oaks shall have obtained and delivered to JSM the consent of Inmobiliaria Axial, S.A. de C.V.
("Lessor") to the continuation after the Closing, of that certain lease agreement between Seven Oaks and Lessor for use of Seven
Oaks facilities located in Juarez, Mexico.

     (k) Consent to Continuation and Assignment of Processing Agreement. Seven Oaks shall have obtained and delivered to JSM the consent of Fleming to the continuation and assumption of that certain First Amended and Restated Processing Agreement, dated as of July 31, 1995, by and among Fleming, certain subsidiaries of Fleming, Seven Oaks and Coupon Redemption, Inc.

     (l) Cancellation of Options and Warrants. Seven Oaks shall have canceled or caused the cancellation of the options and warrants held by persons listed on Schedule 3.03, in a manner that does not create any rights in such holders to obtain Seven Oaks Common Stock, cash or replacement instruments.

    (m)  Repayment/Refinancing of Line of Credit; Capitalization.
Prior to the Closing, JSM shall be provided with evidence reasonably satisfactory to JSM regarding (i) repayment or refinancing of the Seven Oaks' Line of Credit, including the written consent or agreement of NBC to such repayment or refinancing and (ii) the Surviving Corporation's access to new capital in the aggregate amount of at least $3 million.

    (n) Dissenters. The holders of no more than 10% of the outstanding Seven Oaks Common Stock shall have elected to exercise their statutory dissenter's rights as provided in the Act; only holders who have provided notice of the exercise of their dissenter's rights in the form and within the time periods required by the Act shall be included in the calculation provided for by this Section 5.02(o).

    (o) Cold Comfort. JSM shall have received the letter of Deloitte & Touche on the unaudited financial statements of Seven Oaks for the quarter ended July 31, 1995, in form and substance as is customary in transactions like the Merger and as acceptable to JSM in the exercise of its reasonable discretion.

    (p) Valuation/Opinion of Financial Advisor. Seven Oaks shall have received the opinion of Mercer Capital to the effect that the consideration contemplated by the Plan of Merger is fair to the holders of shares of Seven Oaks Common Stock from a financial point of view.

    (q) Shareholders Agreement.The persons listed on Schedule 1.04(c)(v) shall have entered into a shareholders agreement covering, among other customary matters, (i) rights to purchase shares from terminated, resigned, deceased or incapacitated Seven Oaks employees, (ii) restrictions on transfers of shares and (iii) elections and removals of directors.

    (r) Termination of Certain Agreements. All employment and severance agreements between Peter R. Pettit, Tommy R. Thompson and Frank A. Sullivan and Seven Oaks shall have been canceled.

    (s) Seven Oaks Schedules. The completion and attachment to this Agreement of all Exhibits and Schedules hereto required to be provided by Seven Oaks shall be a condition precedent to the completion of the transactions contemplated herein at Closing.


                          ARTICLE VIII.

               TERMINATION, AMENDMENT, AND WAIVER

   8.01. Termination. Notwithstanding any other provision of this Agreement or the Plan of Merger, and notwithstanding the approval of the Merger or adoption or approval of this Agreement or the Plan of Merger by the shareholders of Seven Oaks and/or JSM, this Agreement may be terminated and the Merger abandoned:

     (a) upon the written notice of JSM delivered to Seven Oaks on or before September 22, 1995; or

     (b)  by mutual written consent of JSM and Seven Oaks; or

     (c) by a vote of a majority of the Boards of Directors of both Seven Oaks and JSM; or

     (d) by a vote of a majority of the Board of Directors of Seven Oaks, in the event of a material breach of this Agreement by JSM; or

     (e) by a vote of a majority of the Board of Directors of JSM, in the event of a material breach of this Agreement by Seven
Oaks; or

     (f) by a vote of a majority of the Board of Directors of either Seven Oaks or JSM in the event: (i) the Merger shall not have been consummated on or before December 31, 1995; (ii) any approval of any governmental or other regulatory authority required for the consummation of the Merger and the other transactions contemplated hereby shall have been denied by final non-appealable action of such authority; or (iii) in the event of an occurrence described in Section 7.01(f) in the case of Seven Oaks or Section 7.02(g) in the case of JSM; or

     (g) if the Merger shall have been voted on by holders of Seven Oaks Common Stock at a meeting duly convened therefor, and the votes shall not have been sufficient to satisfy the condition set forth in Section 7.02(c) hereof; or

     (h) by JSM if the Board of Directors of Seven Oaks has recommended to its shareholders the approval of a bona fide proposal to acquire all of the outstanding capital stock or assets of Seven Oaks and the Seven Oaks Subsidiaries, which the Board of Directors believes, in good faith after consultation with its financial advisors, is more favorable from a financial point of view to the shareholders of Seven Oaks than the proposal set forth in this Agreement; or

     (i) by JSM if the Board of Directors of Seven Oaks, in the exercise of its fiduciary duties upon the written advice of counsel, has withdrawn, amended or modified in any manner adverse to JSM, its favorable recommendation of the transactions contemplated by this Agreement and the Plan of Merger.

   8.02. Effect of Termination. In the event of termination of this Agreement by either JSM or Seven Oaks as provided above, this Agreement shall forthwith become void and there shall be no liability on the part of either JSM or Seven Oaks, except as set forth in the last two sentences of Section 6.01 and in the last sentence of Section 6.06.

   8.03. Amendment. This Agreement and the Exhibits hereto may be amended by the parties hereto, by action taken by or on behalf of their respective Boards of Directors, at any time before or after approval of the Merger and the approval and adoption of this Agreement and the Plan of Merger by the shareholders of Seven Oaks and/or JSM; provided, however, that after such approval by the Seven Oaks shareholders no such amendment shall reduce the amount or change in a materially adverse way the form of the consideration to be delivered to Seven Oaks' shareholders as provided in Section 1.04 of this Agreement.

   8.04. Extensions and Waivers. Each party hereto, by written instrument signed by its Chairman, Vice Chairman, President, or Chief Financial Officer, may extend the time for the performance of any of the obligations or other acts of the other party hereto and may waive (a) any inaccuracies of the other party in the representations or warranties contained in this Agreement or in any document delivered pursuant hereto, (b) compliance with any of the covenants or agreements of the other party contained in this Agreement, (c) the performance (including performance to the satisfaction of a party or its counsel) by the other party of any of its obligations set out herein, and (d) the satisfaction of any condition to the obligations of the waiving party pursuant hereto.

   8.05. Amendments, Consents, and Approvals. Any amendment of this Agreement and any consent or approval of a party required or permitted pursuant to this Agreement shall be effective only when it is in writing signed by an executive officer of such party holding the title of Chairman, Vice Chairman, President, or Chief Financial Officer.

                           ARTICLE IX.

                       GENERAL PROVISIONS

   9.01. Knowledge. "The knowledge of Seven Oaks" and "the knowledge of Seven Oaks and the Seven Oaks Subsidiaries" shall mean the actual knowledge of the persons listed on Schedule 9.01.

   9.02. Specific Enforceability. The parties recognize and hereby acknowledge that it would be impossible to measure in monetary terms the damages which would result to a party hereto by reason of the failure of any of the parties hereto to perform any of the obligations imposed on it by this Agreement. Accordingly, if after the Seven Oaks shareholders' meeting any party hereto should institute an action or proceeding seeking specific enforcement of the provisions hereof, each party hereto against which such action or proceeding is brought hereby waives the claim or defense that the party instituting such action or proceeding has an adequate remedy at law and hereby agrees not to urge in any such action or proceeding the claim or defense that such a remedy at law exists.

   9.03.  Termination of Representations and Warranties;
Survival of Certain Covenants. The respective representations and warranties of Seven Oaks and JSM contained in this Agreement and the Plan of Merger and in the instruments and certificates delivered pursuant hereto or thereto shall expire on, and be terminated and extinguished at, the earlier of (i) the termination of this Agreement in accordance with its terms or
(ii) the Effective Time; provided, however, that any representation or warranty in any agreement, contract, report, opinion, undertaking, or other document or instrument delivered hereunder in whole or in part by any person other than Seven Oaks or JSM (or directors of officers thereof in their capacities as such) shall not so terminate and shall not be so extinguished; and provided further that, in the event that the Merger is consummated, no representation or warranty of Seven Oaks or JSM contained herein shall be deemed to be terminated or extinguished so as to deprive JSM or Seven Oaks of any defense at law or in equity which it otherwise would have to any claim against it by any person, including, without limitation, any shareholder or former shareholder of Seven Oaks, the representations and warranties aforesaid (except to the extent that they shall have been waived in accordance herewith) being material inducements to the consummation by Seven Oaks and JSM of the Merger and other transactions contemplated hereby.

   9.04. Brokerage Fees and Commissions. No broker, finder or investment banker (other than Mercer Capital, whose fees shall be paid by Seven Oaks) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seven Oaks; and no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of JSM.

   9.05. Notices. Any notice or other communication required or permitted under this Agreement or the Plan of Merger shall be effective only when it is in writing and actually delivered either (a) by hand, (b) by telegram or facsimile transmission, or
(c) by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

     (a)  If to Seven Oaks:

          Seven Oaks International, Inc.
          700 Colonial Road, Suite 100
          Memphis, Tennessee 38117
          Attention: Chairman and Chief Executive Officer

          With a copy to:

          Hunton & Williams
          Riverfront Plaza, East Tower
          951 East Byrd Street
          Richmond, Virginia 23219-4074
          Attention: Thurston R. Moore, Esq.

     (b)  If to JSM:

          1510 Ferdinand Street
          Coral Gables, Florida  33134
          Attention: Mr. Steve Moll

          With a copy to:

          Burch, Porter & Johnson, PLC
          Morgan Keegan Tower
          50 North Front Street
          Memphis, Tennessee 30103
          Attention: Laurel C. Williams, Esq.

or such other address or firm as any such party may designate by notice to the other party, and shall be deemed to have been given as of the date received.

   9.06. Parties in Interest. This Agreement is binding upon and is for the benefit of the parties hereto and their respective successors, legal representatives, and assigns, and no person not a party hereto shall have any rights or benefits under this Agreement, either as a third party beneficiary or otherwise.

   9.07. Exhibits and Schedules. Each and all of the exhibits and schedules referred to herein and attached hereto are hereby incorporated into this Agreement for all purposes as fully as if set forth herein.

   9.08. Severability; Invalid Provisions. If any provision hereof is held to be illegal, invalid or unenforceable by a court of competent jurisdiction under present or future laws effective during the term hereof, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. In lieu of such illegal, invalid or unenforceable provision there shall be added automatically as a part hereof a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

   9.09. Headings. The headings in this Agreement are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

   9.10. Subsidiaries. For the purpose of this Agreement and the Plan of Merger, any reference to any subsidiary shall also refer to and include any subsidiaries of such subsidiaries.

   9.11. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

   9.12. Time of Essence. Time is of the essence as to each and every provision of this Agreement.

   9.13. Entire Agreement. This Agreement and the Plan of Merger constitute the entire agreement and supersede any and all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof.

   9.14. Applicable Law. This Agreement and the Plan of Merger shall be governed by the laws of the State of Tennessee, regardless of the laws that would otherwise govern under applicable principles of conflicts of laws thereof, except to the extent that federal law shall be controlling.

   9.15. Delivery by Telecopier. This Merger Agreement shall become effective upon execution and delivery hereof by all the parties hereto; delivery of this Merger Agreement may be made by telecopier to the Parties with original copies promptly to follow by overnight courier.

   IN WITNESS WHEREOF, JSM, JSM Merger and Seven Oaks each have caused this Agreement to be executed and delivered by its respective duly authorized officers, all as of the date first written above.


                              JSM NEWCO, INC.


                              By:   /s/ J. STEVEN MOLL

                              Printed Name:   J. Steven Moll

                              Title:    President



                              JSM MERGER SUB, INC.


                              By:   /s/ J. STEVEN MOLL

                              Printed Name:  J. Steven Moll

                              Title:    President



                              SEVEN OAKS INTERNATIONAL, INC.


                              By:  /s/ PETER R. PETTIT

                              Printed Name:   Peter R. Pettit

                              Title:    Chairman and CEO








                          AMENDMENT TO
                  AGREEMENT AND PLAN OF MERGER

     THIS AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this
"Amendment"), is made and entered into this 22nd day of September, 1995 by and between JSM Newco, Inc., a Tennessee corporation ("JSM"), JSM Merger Sub, Inc., a Tennessee corporation ("JSM Merger"), and Seven Oaks International, Inc., a
Tennessee corporation with its principal executive offices at 700
Colonial Road, Suite 100, Memphis, Tennessee 38117 ("Seven
Oaks").

                      W I T N E S S E T H :

     WHEREAS, the parties hereto entered into an Agreement and Plan of Merger dated September 8, 1995 (the "Merger Agreement") for the purpose of effecting a merger (the "Merger") of JSM Merger with and into Seven Oaks pursuant to the applicable provisions of the Tennessee Business Corporation Act so that Seven Oaks will continue as the surviving corporation of the Merger; and

     WHEREAS, the parties desire to amend the Merger Agreement, as set forth herein;

     NOW, THEREFORE, in consideration of the premises, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

     1. Amendments to Section 7.02. Section 7.02 of the Merger Agreement is hereby further amended (a) by adding the words "and shall have terminated any and all registration rights agreements" to the end of the sentence found at subsection (l) of Section 7.02; and (b) by adding the following new provisions in their entirety:

     (t) Termination of Rights Agreement. Prior to consummation of the Merger, Seven Oaks shall terminate its Rights Agreement dated August 12, 1988 or otherwise amend or take such action as to waive the application of such Rights Agreement to the transactions contemplated hereby, in any such event without the payment of any additional consideration by Seven Oaks or JSM in addition to the cash consideration specified in Section 1.04(c)(i) hereto.

     (u) Status of Certain Legal Proceedings. The Texas franchise tax return deficiency proceedings disclosed in Schedule
3.08 hereto and the El Paso Saddle Blanket Company, Inc. legal proceedings in the District Court of El Paso County, Texas disclosed in Schedule 3.09 hereto shall be resolved prior to consummation of the Merger and shall have resulted in liabilities not exceeding $30,000 as to the El Paso Saddle Blanket Company, Inc. legal proceedings and $70,000 as to the Texas franchise tax return proceedings and, if not so resolved, JSM shall reasonably determine to its satisfaction that such proceedings shall not result in liabilities exceeding $30,000 as to the El Paso Saddle Blanket Company, Inc. legal proceedings and $70,000 as to the Texas franchise tax return proceedings.

     2. Continued Validity of Merger Agreement. Except as amended herein, all other provisions of the Merger Agreement remain in full force and effect.

     3. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     4. Time of Essence. Time is of the essence as to each and every provision of this Amendment.

     IN WITNESS WHEREOF, JSM, JSM Merger and Seven Oaks each have caused this Amendment to be executed and delivered by its respective duly authorized officers, all as of the date first written above.


                              JSM NEWCO, INC.


                              By:   /s/ J. STEVEN MOLL

                              Printed Name:   J. Steven Moll


                              Title:   President



                              JSM MERGER SUB, INC.


                              By:   /s/ J. STEVEN MOLL

                              Printed Name:   J. Steven Moll

                              Title    President


                              SEVEN OAKS INTERNATIONAL, INC.


                              By:    /s/ PETER R. PETTIT

                              Printed Name:   Peter R. Pettit

                              Title:   Chairman and CEO





                        SECOND AMENDMENT TO
                   AGREEMENT AND PLAN OF MERGER

     THIS SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this "Amendment"), is made and entered into this 30th day of October, 1995 by and between JSM Newco, Inc., a Tennessee corporation ("JSM"), JSM Merger Sub, Inc., a Tennessee corporation ("JSM Merger"), and Seven Oaks International, Inc., a Tennessee corporation with its principal executive offices at 700 Colonial Road, Suite 100, Memphis, Tennessee 38117 ("Seven Oaks").

                      W I T N E S S E T H :

     WHEREAS, the parties hereto entered into an Agreement and Plan of Merger dated September 8, 1995, as amended by Amendment to Agreement and Plan of Merger dated September 22, 1995 (as amended, the "Merger Agreement"), for the purpose of effecting a merger (the "Merger") of JSM Merger with and into Seven Oaks pursuant to the applicable provisions of the Tennessee Business Corporation Act so that Seven Oaks will continue as the surviving corporation of the Merger; and

     WHEREAS, the parties wish to further amend the Merger
Agreement, as set forth below.

     NOW, THEREFORE, in consideration of the premises, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

     1.   Amendment to Whereas clause.  Clause (ii) of the third
Whereas clause shall be deleted in its entirety and replaced with the following:

     "(ii) the remainder of the holders of Seven Oaks Common Stock will be entitled to receive (a) cash in the amount of $0.30 for each issued and outstanding share of Seven Oaks Common Stock and (b) $.01 for each outstanding "Right," as defined in the Rights Agreement between Seven Oaks and Third National Bank In Nashville (Rights Agent), dated August 12, 1988 (the "Rights Agreement"), one of which is attached to each issued and outstanding share of Seven Oaks Common Stock."

     2.   Amendments to Section 1.04

          (a) The heading of Section 1.04 shall be amended to "Manner of Converting Shares and Redeeming Rights."

          (b) Section 1.04(c)(i) shall be deleted in its entirety and restated as follows:

               "(c) The manner and basis of (i) converting the outstanding shares of the capital stock of Seven Oaks upon consummation of the Merger and (ii) redeeming the outstanding Rights to acquire shares of the capital stock of Seven Oaks, shall be as follows:

                    (i)  Seven Oaks Common Stock Conversion into
Cash and Rights Redemption.  Except as otherwise provided in this
Section 1.04(c),

                         (A)  each share of Seven Oaks Common
Stock issued and outstanding at the Effective Time shall, as of the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive the sum of thirty cents ($0.30) cash and

                         (B)  each "Right," as defined in the
Rights Agreement, attached to each share of Seven Oaks Common Stock issued and outstanding immediately before the Effective Time shall be redeemed immediately before the Effective Time and the holders thereof shall have the rights to receive in exchange therefor $.01 per Right, in accordance with Section 23 of the Rights Agreement.

          (c) Section 1.04(c)(iii)(A) shall be deleted in its entirety and restated as follows:

                    "Prior to the Effective Time, Seven Oaks agrees to appoint Trust Company Bank, Atlanta, Georgia or a comparable firm (the "Agent") to act as agent in connection with the Merger. Except as otherwise provided in Section 1.04(c)(ii) or (v) hereto, from and after the Effective Time, each holder of a certificate which immediately prior to the Effective Time represented outstanding shares of Seven Oaks Common Stock and related Rights (the "Certificates") shall be entitled to exercise its right to receive in exchange therefor (except as provided in Section 1.04(c)(iv) hereto), upon surrender thereof to the Agent, a check for the aggregate amount of cash representing the consideration which such holder has the right to receive under
Section 1.04(c)(i) hereto in the Merger. Immediately prior to the Effective Time, JSM will deliver to the Agent, in trust for the benefit of the holders of Seven Oaks Common Stock, the sum of $2,070,551 representing the aggregate consideration to the holders of issued and outstanding Seven Oaks Common Stock necessary to make the exchanges contemplated by Section 1.04(c)(i) hereto on a timely basis.

          (d)  The following sentence shall be added to Section
1.04(c)(v):

                    "Notwithstanding that such Certificates shall not be surrendered and that such shares shall remain outstanding, the Rights attached to such shares shall be redeemed immediately before the Effective Time and each such person shall be deemed to have waived their right to receive the consideration to which they are entitled under Section 1.04(c)(i)(B).

     3. Amendments to Schedule 1.04(c)(v). Schedule 1.04(c)(v) shall be deleted in its entirety and replaced with Exhibit A hereto.

     4. Continued Validity of Merger Agreement. Except as amended herein, all other provisions of the Merger Agreement remain in full force and effect.

     5. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     6. Time of Essence. Time is of the essence as to each and every provision of this Amendment.

     IN WITNESS WHEREOF, JSM, JSM Merger and Seven Oaks each have caused this Amendment to be executed and delivered by its respective duly authorized officers, all as of the date first written above.


                              JSM NEWCO, INC.

                              By:   /s/ J. STEVEN MOLL

                              Printed Name:   J. Steven Moll

                              Title:   President



                              JSM MERGER SUB, INC.

                              By:      /s/ J. STEVEN MOLL

                              Printed Name:   J. Steven Moll


                              Title:   President



                              SEVEN OAKS INTERNATIONAL, INC.

                              By:     /s/ PETER R. PETTIT

                              Printed Name:  Peter R. Pettit

                              Title:   Chairman and CEO








                                                       APPENDIX B



                         MERCER CAPITAL
             5860 Ridgeway Center Parkway, Suite 410
                  Memphis, Tennessee 38120-4048
                         (901) 685-2120
                    Telecopier (901) 685-2199


                        November 9, 1995


Board of Directors
Seven Oaks International, Inc.
700 Colonial Road, Suite 100
Memphis, TN 38117

Gentlemen:

Mercer Capital Management, Inc. ("Mercer Capital") has been retained by the Board of Directors of Seven Oaks International, Inc. ("Seven Oaks" or "the Company") to provide our opinion on behalf of the Company's shareholders of the fairness, from a financial point of view, of the proposed acquisition of the Company by a new entity ("JSM Newco, Inc." or "the Purchaser") to be formed by Mr. John Moll.

The Company has entered into an Agreement and Plan of Merger
("the Agreement") dated September 7, 1995. Under the terms of the Agreement, JSM Newco, Inc. and Seven Oaks have agreed:

     1.   Seven Oaks will merge with and into JSM Merger Sub,
Inc., a subsidiary of JSM Newco, Inc. with Seven Oaks to be the surviving corporation.

     2. Owners of Seven Oaks outstanding common stock, except for management and the Fleming Companies, Inc., will be entitled to receive cash in the amount of $0.31 per share.

     3. The Company's loan with the National Bank of Commerce will be paid or refinanced and the Company will have received assurance of new working capital financing of at least
$3,000,000.

        To adopt a stock option plan for management.

Under the terms of the Agreement, Seven Oaks agrees:

     1. That all warrants and stock options for the purchase of common stock would be canceled for no consideration from the Company or the Purchaser.





Board of Directors
November 9, 1995
Page Two

     2. That the Company's Board of Directors will recommend the merger to Seven Oaks' shareholders.

     3.   That the Agreement includes a "no shop" clause.

     4. JSM Newco, Inc.'s obligations would be conditioned on the holders of not more than ten percent (10%) of the stock electing dissenters' rights.

In connection with this engagement, representatives of Mercer Capital visited with management, directors, and legal advisors to the Company. An on-sight meeting was held at the Company's headquarters in Memphis, Tennessee to discuss the financial and operating characteristics of the Company. Factors considered in the preparation of this opinion include:

     1. A review of the Company's financial performance for the fiscal years ended April 30, 1991 through 1995 and the three months ended July 31, 1995;

     2. Proforma income statement and balance sheet projections based upon the Company's current capital structure and business environment;

     3. Recent trading history of shares of the Company's common stock (as quoted on the NASDAQ Bulletin Board under the ticker symbol "QPON");

     4. A review of the investment characteristics of the Company, including the industry outlook and the Company's financial management policies;

     5. A review of attempts by management to recapitalize and/or sell the Company since July, 1994;

     6. The process which the Board undertook to reach the Agreement;

     7.   Review of the documents listed in Appendix A;

     8.   On-site interviews with management of Seven Oaks;

     9. Review of the national economy and prevailing industry conditions;

     10. Interviews and meetings with legal counsel and external accountants for Seven Oaks;

     11. Analysis of proforma earnings, cash flow, and balance sheet;




Board of Directors
November 9, 1995
Page Three


     12. Consideration of valuation under standard of fair value as determined under Tennessee law;

     13.  Review of the history of negotiations; and,

     14. Other factors and financial analyses deemed relevant or necessary to render this opinion.

Mercer Capital did neither compile nor audit the Company's financial statements, nor have we independently verified the information reviewed. We have relied upon such information as being complete and accurate in all material respects. We have not made an appraisal of the Company's assets, nor have we determined the liquidation value of the Company's assets.

Based upon our analysis of the Agreement, it is our opinion that the consideration to be received in the acquisition of the Company by JSM Newco, Inc. is fair from a financial point of view to the Company's shareholders.

We consent to the use of this letter in the proxy statement to be sent to the shareholders of Seven Oaks International, Inc.

                              Sincerely yours,


                              MERCER CAPITAL MANAGEMENT, INC.



                              /s/ Kenneth W. Patton



                              Kenneth W. Patton, ASA
                              Executive Vice President




                              /s/ Matthew R. Crow



                              Matthew R. Crow
                              Financial Analyst






                                                       APPENDIX C


                CONSOLIDATED FINANCIAL STATEMENTS
                               OF
                 SEVEN OAKS INTERNATIONAL, INC.


Annual Consolidated Financial Statements
                                                             Page

Independent Auditors' Report . . . . . . . . . . . . . . . . .C-2

Consolidated Balance Sheets as of April 30, 1995
and April 30, 1994 . . . . . . . . . . . . . . . . . . . . . .C-3

Consolidated Statements of Operations for the years ended
April 30, 1993, 1994 and 1995. . . . . . . . . . . . . . . . .C-5

Consolidated Statement of Changes in Deficiency in Assets
for the years ended  April 30, 1995, 1994 and 1993 . . . . . .C-6

Consolidated Statements of Cash Flows for the years ended
April 30, 1995, 1994 and 1993  . . . . . . . . . . . . . . . .C-7

Notes to Consolidated Financial Statements . . . . . . . . . .C-9


Interim Consolidated Financial Statements

Consolidated Balance Sheets as of July 31, 1995
and April 30, 1995 (unaudited). . . . . . . . . . . . . . . .C-20

Consolidated Statements of Operations for the
three months ended July 31, 1995 and 1994 (unaudited) . . . .C-21

Consolidated Statements of Cash Flows for the three
months ended July 31, 1995 and 1994 (unaudited) . . . . . . .C-22

Notes to Consolidated Financial Statements (unaudited) . . . C-23






INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Shareholders of Seven Oaks International, Inc.

We have audited the accompanying consolidated balance sheets of Seven Oaks International, Inc. and subsidiaries as of April 30, 1995 and 1994, and the related consolidated statements of operations, deficiency in assets and cash flows for each of the three years in the period ended April 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the 1993 consolidated financial statements present fairly, in all material respects, the results of Seven
Oaks International, Inc. and subsidiaries operations, their deficiency in assets, and their cash flows as of and for the year ended April 30, 1993 in conformity with generally accepted accounting principles.

The accompanying 1995 and 1994 consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Notes 2 and 12 to the financial statements, the Company's recurring losses from operations, negative working capital, deficiency in assets, its difficulties in meeting its financing needs and various legal contingencies raise substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also described in Notes 2 and 12. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Because of the possible material effects of the uncertainties referred to in the preceding paragraph, we are unable to express, and we do not express, an opinion on the consolidated financial statements for 1995 and 1994.

DELOITTE & TOUCHE LLP
Memphis, Tennessee
July 7, 1995 (as to Note
13 November 8, 1995)






ANNUAL CONSOLIDATED FINANCIAL STATEMENTS

SEVEN OAKS INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
APRIL 30, 1995 AND 1994
Amounts in thousands of dollars

ASSETS                                      1995        1994


CURRENT ASSETS (Notes 6 and 8):
  Cash and cash equivalents              $    60     $   169
Trade receivables:
    Coupons processed                      1,521       3,259
Coupons on-hand                            1,191         833
Retailers                                    176         502
Allowance for doubtful accounts            (  82)        (96)
Total trade receivables                    2,806       4,498
Other receivables (Notes 3 and 8)            237         588
Prepaid expenses & other assets              232          92

       Total current assets                3,335       5,347

ASSETS HELD FOR SALE
  (Notes 2, 3 and 6)                         194       3,056

INTANGIBLES AND OTHER ASSETS
  (Note 4)                                    39         126

PROPERTY AND EQUIPMENT:
  (Notes 3 and 6)
    Leasehold improvements                   150         223
    Data processing equipment              3,453       3,933
    Furniture and other equipment          2,187       2,869
       Total                               5,790       7,025
    Less accumulated depreciation          4,859       5,577

       Property and equipment, net           931       1,448

TOTAL                                    $ 4,499     $ 9,977



See notes to consolidated financial statements.






SEVEN OAKS INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (Continued)
APRIL 30, 1995 AND 1994
Amounts in thousands of dollars

LIABILITIES AND
  DEFICIENCY IN ASSETS                          1995        1994



CURRENT LIABILITIES:
  Notes payable (Notes 2 and 6)               $     0    $ 2,893
  Accounts payable - retail stores (Note 2)     4,476      4,936
  Accrued expenses (Note 8)                     1,113      1,267
  Due to affiliate (Notes 2 and 5)                133        325
  Retail store deposits                         1,797      1,523
       Total current liabilities                7,519     10,944

LONG-TERM LIABILITIES (Notes 2, 5 and 6):
  12% Debentures payable                          750
  Revolving line of credit                        197
  Due to affiliate                              1,514
  Other long-term liabilities                     330        336

       Total long-term liabilities              2,791        336

COMMITMENTS AND CONTINGENCIES (Notes 2, 3,
  5, 6, 10 and 12)

DEFICIENCY IN ASSETS (Note 2):
  Common stock, authorized 20,000,000 shares;
    $0.10 par value; 8,639,572 and 6,438,429
    shares issued and outstanding in 1995 and
    1994, respectively                            864        644
  Additional paid-in capital                   12,725     12,782
  Deficit                                     (19,400)   (14,729)

      Total deficiency in assets               (5,811)    (1,303)


TOTAL                                         $ 4,499    $ 9,977


SEVEN OAKS INTERNATIONAL, INC. AND SUBSIDIARIES CONSOLIDATED
STATEMENTS OF OPERATIONS
EACH OF THE THREE YEARS IN THE PERIOD ENDED APRIL 30, 1995
Amounts in thousands, except per share amounts

                                       1995       1994      1993


REVENUE (Note 11)                     $2,144     $4,385   $7,740

COSTS AND EXPENSES:
  Processing costs                     3,242      4,691    6,211
  General, administrative
    and selling (Note 2)               2,646      3,287    4,434
  Bad debt expense                       190      1,558      185
  Interest                               214        397      702
  Restructuring cost                                         673
  Loss on real estate (Note 3)           550      1,630
  Write off of intangibles (Note 4)               1,167


      Total                            6,842     12,730   12,205


LOSS FROM OPERATIONS                  (4,698)    (8,345)  (4,465)

OTHER INCOME, NET                         27        125       42

NET LOSS                             $(4,671)   $(8,220) $(4,423)


NET LOSS PER SHARE                   $ (0.60)   $ (1.28) $ (0.69)

WEIGHTED AVERAGE SHARES OUTSTANDING    7,807      6,438    6,438


See notes to consolidated financial statements.








SEVEN OAKS INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN DEFICIENCY IN ASSETS
EACH OF THE THREE YEARS IN THE PERIOD ENDED APRIL 30, 1995
Amounts in thousands, except share amounts

                                             Additional
                             Common Stock      Paid-in
                           Shares    Amount    Capital    Deficit

BALANCE, April 30, 1992   6,438,429   $ 644   $ 12,782   $(2,086)
  Net loss for the year                                   (4,423)

BALANCE, April 30, 1993   6,438,429     644     12,782    (6,509)
  Net loss for the year                                   (8,220)

BALANCE, April 30, 1994   6,438,429     644     12,782   (14,729)
  Common stock issued     2,146,143     215        (65)
  Stock options exercised    55,000       5          8
  Net loss for the year                                   (4,671)

BALANCE, April 30, 1995   8,639,572   $ 864   $ 12,725  $(19,400)

See notes to consolidated financial statements.






SEVEN OAKS INTERNATIONAL, INC. AND SUBSIDIARIES CONSOLIDATED
STATEMENTS OF CASH FLOWS
EACH OF THE THREE YEARS IN THE PERIOD ENDED APRIL 30, 1995
(Amounts in thousands of dollars)

                                      1995      1994      1993
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                          $(4,671)  $(8,220)  $(4,423)
    Adjustments to reconcile net loss
    to net cash provided by (used
    in) operating activities:
     Depreciation and amortization      490       997     1,011
     Write-off of intangible asset              1,167
     (Gain) loss on sale of equipment    19       (30)       (5)
     Loss on assets held for sale        87
     Provision for loss:
       Trade receivables                190     1,558       185
       Notes receivables                          842
       Real estate held for sale        462       657
  Increase (Decrease) in cash resulting
    from changes in assets and liabilities:
      Trade receivables               1,502     9,215    20,005
      Other assets                      298       720      (133)
      Accounts payable -
        retail stores                 1,061    (6,928)   (8,004)
      Retail store deposits             274       759      (451)
      Other liabilities                (160)   (1,232)     (417)
        Net cash provided by (used
           in) operating activities    (448)     (495)    7,768

CASH FLOW FROM INVESTING ACTIVITIES:
  Additions to property and equipment   (37)     (450)     (101)
  Proceeds from sale of equipment        60       155
  Proceeds from sale of real estate   2,298     1,350        13
      Net cash provided by (used
           in) investing activities   2,321     1,055       (88)

CASH FLOW FROM FINANCING ACTIVITIES:
  Payments on short term line of
    credit - net                     (2,893)   (1,154)   (7,632)
  Borrowings under long term
    line of credit                      197
  Proceeds from debentures issued       750
  Payments on affiliate debt            (49)
  Proceeds from issuance of stock        13
         Net cash used in financing
           activities                (1,982)   (1,154)   (7,632)
NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS                     (109)     (594)       48
CASH, BEGINNING OF YEAR                 169       763       715

CASH, END OF YEAR                    $   60    $  169    $  763

See notes to consolidated financial statements.






SEVEN OAKS INTERNATIONAL, INC. AND SUBSIDIARIES CONSOLIDATED
STATEMENTS OF CASH FLOWS (Continued)
EACH OF THE THREE YEARS IN THE PERIOD ENDED APRIL 30, 1995
(Amounts in thousands of dollars)

                                         1995     1994     1993


SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION:
  Cash paid during the period for:
    Interest                           $  197   $  400    $ 706

SUPPLEMENTAL SCHEDULE OF NONCASH
  FINANCING ACTIVITIES:
  Conversion of accounts payable -
    retailers during 1995 to:
    Common stock                      $   150
    Due to affiliate                  $ 1,696


See notes to consolidated financial statements.







SEVEN OAKS INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO ANNUAL CONSOLIDATED FINANCIAL STATEMENTS
EACH OF THE THREE YEARS IN THE PERIOD ENDED APRIL 30, 1995



1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   Organization and Consolidation - The consolidated financial statements include the accounts of the Company and its domestic and foreign majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

   Business - The Company and its subsidiaries process cents-off coupons for retail stores and manufacturers. See Note 11.

   The following amounts due are included in trade receivables at the face value of the coupons, plus a handling fee:

      Coupons processed is the amount due from manufacturers that has been invoiced.

      Coupons on-hand is the amount due from manufacturers that has not been invoiced.

      Retailers is the net amount due from retail stores for certain coupons paid for by the Company, but not redeemed by the manufacturers.

   The above amounts due from the processing of coupons are covered by contracts signed with retailers (retailer service agreements). The total amount due as of April 30, 1995 under these retail service agreements is subject to group concentrations of credit risk as covered by Financial Accounting Standards Board Statement No. 105. This group concentration of credit risk relates to all amounts due from the various manufacturers and/or retailers as of April 30, 1995.

   Accounts payable - retail stores is the amount due to retailers at specified times in the future. Accounts payable - retail stores include $3,085,000 in 1995 and $939,000 in 1994 of bank overdrafts resulting from checks written which have not been presented for payment.

   Retail store deposits is the amount held by the Company from certain retailers to be offset against future coupons paid for by the Company but not redeemed by the manufacturers.


   Foreign Operations - A wholly-owned Mexican subsidiary of the company processes coupons for the Company under a cost-plus fixed fee arrangement. All of the foreign subsidiary's revenue is from the parent company and is used to pay costs of processing coupons. The parent paid the subsidiary $2.3, $3.3, and $3.9 million during the years ended April 30, 1995, 1994 and 1993, respectively. The financial statements of the Mexican subsidiary, which are included in the consolidated financial statements, have been translated to U.S. dollars. The subsidiary's monetary assets and liabilities are translated at year end exchange rates and its fixed assets and monetary assets and liabilities are translated at historical rates. Income and expense accounts are translated at the average rates in effect for the applicable period. Realized exchange gains and losses (immaterial in amount) and any translation adjustments (immaterial in amount) are included in current operations. Net assets of the Mexican subsidiary, excluding inter-company accounts, were $ .3 and $1.3 million at April 30, 1995 and 1994, respectively.

   Revenue Recognition - The Company recognizes revenue when the process of coupon verification has been completed.

   Property and Equipment - Property and equipment is stated at cost. Assets held for sale are stated at estimated net realizable value. Depreciation is computed by using the straight-line method based on the estimated useful lives of the depreciable assets. Furniture and fixtures and data processing equipment is depreciated over 3-10 years. Leasehold and improvements are amortized over the useful lives of the assets or the lease terms, whichever is shorter.

   Income Taxes - During 1994, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes"(SFAS No. 109) which did not have a material impact on the Company's financial position or results of operations as of and for the year ended April 30, 1994. Under SFAS No. 109, the amounts provided for income taxes are based on the amounts of current and deferred taxes payable or refundable at the date of the financial statements as a result of all events recognized in the financial statements as measured by the provision of enacted tax laws.

   Per Share Amounts - Net loss per share has been computed based on the weighted average number of common shares outstanding during each period.

   Cash Equivalents - The Company considers deposits in banks and short-term marketable securities with original maturities of three months or less as cash and cash equivalents.

   Reclassifications - Certain amounts in prior years have been reclassified to conform to the current year presentation.

2.   GOING CONCERN AND LIQUIDITY CONSIDERATIONS

   (1) The Company's consolidated financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded assets amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

      Over the last three years, the Company has incurred net losses totaling $17 million. As a result, working capital has decreased from $1.5 million at the close of fiscal 1992 to working capital deficits of $4.2 million, $5.6 million and $2.0 million for fiscal years 1995, 1994 and 1993, respectively. The Company's deficiency in assets was $5.8 million and $1.3 million for fiscal 1995 and 1994, respectively.

   (2) As part of a management and financial restructuring agreement completed in September 1994, the Company entered an agreement with its largest trade creditor ("Affiliate") to repay approximately $1.8 million over a period of up to four years, without interest. The repayment is to be made out of part of the processing fee that the Company earns from processing coupons for the Affiliate and its subsidiaries. The Affiliate received 4.5% (386,306 shares) of the Company's unregistered common stock in exchange for debt of $27,000.

      The Company issued an additional 20.4% (1,759,837 shares) of unregistered common stock to an entity controlled by the Chairman and CEO concurrent with entering into the agreement described above in exchange for debt of $123,000. There was no gain or loss recorded by the Company relating to the restructuring.

   (3) In December 1994, the Company completed the sale of real property located in Delicias, Mexico for an aggregate sales price of $1.1 million, and pursuant to an agreement with the Company's former line of credit lender, the net proceeds from the sale were paid to the lender. The line of credit was fully repaid and the Company's agreement with that lender was terminated.

   (4) On March 1, 1995, the Company privately placed $750,000 of its 12%, interest-only, debentures due December 31, 1999. On the same date the Company entered into a loan agreement with a national bank which provides the Company with a $1.0 million line of credit, bearing interest at prime plus 1%. The line of credit expires September 1, 1996.

   (5) The Company has implemented a plan to combine its customer service and information services operations, currently located in El Paso, Texas, into its office facility in Juarez, Mexico. This consolidation is part of management's ongoing efforts to reduce operating costs and return the Company to profitability. Effective April 30, 1995 the Company provided $337,000 for future costs of the relocation, including future mainframe computer lease expense and occupancy costs for the premises to be vacated in El Paso. A lease buyout was negotiated with the computer vendor, with the settlement price to be paid out over 15 months commencing September 1, 1995. Future information services will be provided by Company-owned computer equipment located in Juarez.

   (6) In May 1995, the Company entered into a letter agreement with Affiliate to modify it September 1994 agreement to become the exclusive processor of coupons under its Affiliate's independent retailer program.

   (7) In June 1995, the Company offered up to $1.0 million serial notes -twenty units of $50,000 - due September 1, 2000, bearing interest of 10% ("Offering"). Each subscriber is entitled to receive 25,000 warrants to purchase the Company's common stock for $0.25, exercisable up to five years. The Offering, which expires September 1, 1995, requires a minimum subscription of ten units. The Offering may be extended beyond September 1, 1995 at the Company's discretion.

   (8) The Company has experienced intermittent cash flow problems during fiscal 1995 and 1994 which has prevented the Company from consistently meeting the payment schedule specified with all clearing house customers. In July 1995, the Company formulated a plan to repay its customers all amounts in arrears, which approximated $2.2 million, along with 9% interest. The weekly repayments, which began in July 1995, are over various payout periods.

3. LOSS ON REAL ESTATE

   In March 1994, the Company sold buildings located in Mexico for $2,350,000. The Company received cash of $1,500,000 and two notes from the buyer totaling $850,000. The notes are to be paid over a nine year period. The book value of the property sold was approximately $2,350,000 resulting in no gain (loss) on the sale.

The buildings housed the Company's Mexican processing and administrative facilities and the Company entered into a nine year lease with the buyer. Annual lease payments under the lease approximate $476,000 per year, subject to All Items Consumer Price Index adjustments each calendar year. Under the lease agreement, failure to pay monthly lease payments or a decision by the Company to terminate the lease agreement result in a penalty equal to the outstanding balance of the notes receivable from the buyer. Due to the probable inability to meet future scheduled lease payments and the resultant uncertainty of collecting the notes receivable, the Company recorded an allowance of approximately $842,000 as of April 30, 1994. During year ended April 30, 1995, the Company received principal of $45,000 on the two notes receivable. At April 30, 1995 the balance of these notes was $797,000, which is fully reserved. The Company is current on lease payments under this lease agreement.

   At April 30, 1994, assets held for sale included three properties which were offered for sale. Based on management's analysis of the market value of these properties, the Company increased their provision for loss on disposal by approximately $657,000 during the fourth quarter of fiscal 1994. Two of the properties sold during fiscal 1995, resulting in an additional realized loss of $87,000.

   During fiscal 1994, the Company consolidated all of its Mexican operations into one plant, resulting in a leased plant facility becoming vacant. During the fourth quarter of fiscal 1994, the Company recorded a loss of approximately $130,000, for lease payments through the remaining term of the lease which terminated in November 1994.

   The Company obtained an independent appraisal of the estimated market value of land owned in New Mexico and increased their provision for loss on disposal by approximately $462,000 during the third quarter of fiscal 1995.

4. WRITE OFF OF INTANGIBLES

   Intangibles resulting from a past acquisition of the retail accounts of another clearinghouse in the amount of $1,167,000 were written off during the fourth quarter of fiscal 1994. In management's opinion, the intangible no longer had value based on the deterioration of the business generated from these accounts and the uncertainty of future financing needed to maintain and/or grow the business generated from these and similar accounts.

5. LONG-TERM PAYABLE - AFFILIATE

   At August 2, 1994, the Company was in arrears $2.0 million to a large clearing house customer. As part of a management and financial restructuring agreement completed September 7, 1994, the Company entered an agreement with this customer ("Affiliate") to repay approximately $1.8 million, which had previously been carried as Accounts Payable - Retailers, over a period of up to four years. The repayment is to be made out of part of the processing fee that the Company will receive from processing coupons for the Affiliate and its subsidiaries. The Affiliate received 4.5% of the Company's unregistered common stock in exchange for debt of $27,000 and the Company granted an anti-dilution warrant allowing the Affiliate to purchase additional shares of the Company's common stock to maintain its 4.5% ownership interest in the Company.

   As of April 30, 1995, the Company owed approximately
$1,647,000 under this agreement, of which $1,514,000 was classified as long-term. Under certain circumstances, including but not limited to, the termination of employment of the Chairman of the Board and Chief Executive Officer, a default would occur under this agreement that would accelerate the entire indebtedness then outstanding.

6. LONG-TERM DEBT

   On March 1, 1995 the Company privately placed $750,000 of its 12%, interest-only, debentures due December 31, 1999, which provide for semi-annual interest payments on March 1 and September 1. The debentures were issued to a group of the Company's largest shareholders, of which one individual in the group became a member of the Company's Board of Directors in May 1995. The debentures are collateralized by a first priority security interest in all of the Company's furniture, fixtures and equipment located in the United States, a first priority mortgage on approximately 30 acres of land located in New Mexico, and a second security interest in trade accounts receivable. Additionally, the Company issued to the debenture holders warrants to purchase in the aggregate 750,000 shares of the Company's common stock for $0.15 per share, exercisable at any time prior to March 1, 2000.

   On March 1, 1995, the Company entered into a loan agreement with a national bank which provides the Company with a $1,000,000 line of credit, bearing interest at prime plus 1%. The line of credit matures on September 1, 1996. The agreement includes a one-half percent service fee payable monthly on the previous month's average principal outstanding balance. The loan is to be used exclusively to provide for the Company's working capital needs and is collateralized by a first security interest in trade accounts receivable, a $51,000 certificate of deposit, any sums of the Company on deposit with the lender, and guarantees from individuals aggregating $1,000,000.

   The Chairman of the Board of Directors and Chief Executive Officer of the Company guaranteed $500,000 of the above bank loan. As an inducement for the bank and guarantors to enter this transaction, the Company issued warrants to purchase in the aggregate 460,000 shares of common stock at $0.15 a share, exercisable through March 1, 2000. The bank received 100,000 warrants, individuals guaranteeing $500,000 of the loan received 200,000 warrants (of which $200,000 of the guarantee and 80,000 warrants relate to an outside member of the Board of Directors), and two individuals, who have guaranteed liquidity of collateral pledged by the Chairman of the Board of Directors, received 160,000 warrants.

   Information relating to borrowing agreements for the years ended April 30 is as follows:

                                   1995        1994        1993

   Average month-end balance   $1,265,000  $3,510,000  $6,005,000

   Weighted average interest rate  11.17%      10.53%      10.74%

   Maximum month-end balance   $2,579,000  $4,754,000 $12,100,000

   Weighted average interest rate
       at end of period            11.58%       9.75%       9.00%

   The average month-end balance and the weighted average interest rate are calculated based upon the actual period of borrowings, which was twelve months during each of the three years in the period ended April 30, 1995.


7. INCOME TAXES

   The Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS No. 109) effective May 1, 1993, the first day of fiscal 1994. Prior to May 1, 1993, the Company accounted for income taxes under the provision of Accounting Principles Board Opinion No. 11. Under SFAS No. 109, deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. The implementation of SFAS No. 109 and the effect of adoption were not material to the Company's financial statements.

   The tax effects of significant items comprising the Company's net deferred tax assets as of April 30, 1995 are as follows:

                                 Assets     Liabilities    Total

Allowance for doubtful accounts  $ 32,800               $ 32,800
Restructuring cost                134,800                134,800

Less valuation allowance         (167,600)              (167,600)

    Current deferred taxes           --                     --

Allowance for note receivable     318,800                318,800

Amortization of intangibles       368,400                368,400

Net operating loss carryforward 9,842,000              9,842,000

Alternative minimum tax credit    120,000                120,000

Charitable contribution
  carryforward                      6,000                  6,000
Installment sale                            (81,600)     (81,600)

Property and equipment
  basis difference                          (13,600)     (13,600)

   Less valuation allowance   (10,560,000)           (10,560,000)

      Non-current deferred taxes   95,200   (95,200)         --


      Total deferred taxes      $  95,200  $(95,200)   $     --



   The Company has net operating loss carryforwards available for future reductions of federal income taxes at April 30, 1995 as follows:

      Expiration                       Net Operating
        Years                       Loss Carryforwards

        2006                            $ 6,299,000
        2007                              6,465,000
        2008                              4,051,000
        2009                              4,099,000
        2010                              3,691,000

           Total                        $24,605,000

   The Company also has alternative minimum tax net operating loss carryforwards of approximately $24.9 million at April 30, 1995. Minimum tax credit carryforwards of $120,000 also exist as of April 30, 1995.

8. VALUATION ALLOWANCES

   The Company's valuation allowances for each of the three years in the period ended April 30, 1995, were as follows:

                                     1995        1994       1993
                                      (Amounts in Thousands)
Allowance for doubtful
  accounts receivable:
    Balance at beginning of year   $   96      $  195     $  582
    Additions:
        Charged expense               190       1,558        185
        Charged to other accounts       4         103        360
        Deduction for write-off of bad
          accounts and reduction of
          allowance                  (208)     (1,760)      (932)

     Balance at end of year        $   82      $   96     $  195

Allowance for doubtful
  notes receivable:
     Balance at beginning of year  $  842      $   -      $   -
     Charged to loss on real estate               842
     Recovery                      (   45)
     Balance at end of year        $  797      $  842     $   -


                                     1995        1994       1993
                                      (Amounts in Thousands)


Provision for loss on real estate
  and restructuring costs:
     Balance at beginning of year  $1,347      $1,363     $  700
     Additions charged to restructuring
        costs                                                673
     Additions charged to loss on
        real estate                   337         657
     Deduction                     (1,347)       (673)       (10)

     Balance at end of year       $   337     $ 1,347    $ 1,363

   Additions charged to restructuring costs in fiscal 1993 relate primarily to the further automation of the Company's coupon processing system, the change to a more efficient and cost effective date processing system, including the anticipated costs of terminating certain computer leases prior to the end of the lease period. The additions charged to loss on real estate during fiscal 1995 and 1994 relate primarily to management's estimates of the loss on the sale of assets held for sale and the termination of real estate and computer leases prior to the end of their lease period.

9. EMPLOYEE BENEFIT PLANS

   The Company has a profit sharing plan which covers all full-time employees of the Company and its domestic subsidiaries with one year of service. The Company's annual contribution to the plan is at the discretion of the Company's Board of Directors and cannot exceed 15% of eligible compensation. Employees who participate in a qualified plan may contribute up to 10% of their aggregate annual compensation for all years since they became a participant. On October 31, 1991, an amendment was made to the profit sharing plan adding an elective deferral 401(K) plan. Eligible participants may elect to contribute up to 15% of their current annual compensation, not to exceed that allowed by federal tax laws. No Company contributions were made to the plan during each of the three years in the period ended April 30, 1995.

   The Company has an employee stock option plan under which 1,942,176 shares were reserved for issuance to officers and key employees. The option price corresponds to the market value of the stock on the dates the options were granted. Stock option transactions for each of the three years in the period ended April 30, 1995, are as follows:







                                                      Average
                                         Number     Option Price
                                        of Shares    Per Share

Options outstanding, April 30, 1992      268,437
     Cancelled                           (13,250)       $6.44

Options outstanding, April 30, 1993      255,187
     Granted                             240,000        $0.25
     Cancelled                          (283,687)       $4.05

Options outstanding, April 30, 1994      211,500
     Granted                           3,626,605        $0.17
     Exercised                           (55,000)       $0.25
     Cancelled                           (46,500)       $1.61

Options outstanding, April 30, 1995    3,736,605

   Options covering 1,396,822 shares are exercisable at April 30, 1995, at option prices of $0.17, $0.25, $1.50, $3.25 and $6.88 a share.

   In May 1993, 240,000 options were issued to officers and key employees at an option price of $0.25 per share. In September 1994, 3,626,605 options were issued to the Chairman of the Board and Chief Executive Officer at the option price of $0.17 per share. In May 1995 the Chairman relinquished options for 2,336,283 shares, which were included in options granted to officers and key employees totaling 3,025,000 shares at the option price of $0.25 per share.

   The Company also maintains an unfunded executive supplemental retirement plan which provides benefits payable by the Company to certain former key employees (two former key employees at April 30, 1995). Eligible participants or their designated beneficiaries receive benefits upon a participant's (i) retirement or death after reaching retirement age, as defined in the plan, or (ii) death while employed by the Company prior to reaching retirement age. Fixed amounts of benefits are established for separate classes of participants, depending upon the level of executive and managerial responsibility achieved by the participants. The benefits are payable in monthly installment and, in certain cases, the participant may elect to receive an actuarial equivalent of these benefits over a definite period. The Company has purchased life insurance on the lives of eligible participants in order to partially defray the cost of funding the benefits payable. The Company's future unfunded obligation of $330,000 under this plan has been accrued in the consolidated financial statements as of April 30, 1995.

10. COMMITMENTS

   The Company and its subsidiaries lease various equipment and office space under agreements expiring at various dates through fiscal 2003.

   Future minimum lease commitments at April 30, 1995, for all noncancellable operating leases, reduced by minimum amounts to be paid by third parties under a sublease agreement, are as follows:

                         Minimum                         Net

                          Lease           Less          Lease
Year Ending April 30   Commitments      Sublease     Commitments

   1996                $1,370,000     $ (602,000)    $  768,000
   1997                 1,094,000                     1,094,000
   1998                   988,000                       988,000
   1999                   476,000                       476,000
   2000                   476,000                       476,000
   Thereafter           1,268,000                     1,268,000
       Total           $5,672,000     $ (602,000)    $5,070,000

   Rent expense amounted to $1,140,000 in 1995, $473,000 in 1994, and $835,000 in 1993. Rent expense does not include amounts paid by third parties under the sublease agreement which requires the sub-lessee to pay directly to the Landlord. These payments amounted to $602,000 for 1995, $585,000 for 1994, and $551,000 in
1993.

   The Chairman and Chief Executive Officer, the President and the Executive Vice President and Chief Operating Officer all have one-year employment contracts with the Company which are automatically renewable absent written 30-day notice by the Officers or the Company. The contracts provide them with termination benefits equal to their full base salary for the year in which termination occurs. The processing agreement which was part of the management and financial restructuring agreement, discussed in Notes 2 and 5, provides for termination of the processing agreement should the Chairman cease to be employed by the Company.

   The President has an agreement with the Company which provides him benefits in the event of a change in control of the Company or his termination. In the event that he remains with the Company for a period of six months after a change in control of the Company, he will receive a cash payment in the amount of $80,000. Under the agreement the cessation of the listing of the Company's outstanding common stock on the National Association of Securities Dealers, Inc. Automated Quotation System ("NASDAQ") which occurred on March 30, 1994 was considered a change in control of the Company. Therefore, the change of control benefit of $80,000 became payable on September 30, 1994 and was accrued at year ended April 30, 1994. As part of the management and financial restructuring agreement entered into September 7, 1994 (See note 2) the payment of the change of control benefit due to the cessation of listing on the "NASDAQ" was waived by the President (in exchange for the one-year employment contract disclosed above), and the $80,000 accrual of April 30, 1994 was reversed in fiscal 1995. In addition, if he is terminated by the Company or terminates his employment after a decrease in his responsibilities or level of compensation at any time during the two years following the change in control, he will receive an $80,000 termination payment and a sum equal to six months' salary plus one additional week's salary for each year of service with the Company. At April 30, 1995, the maximum amount of severance benefits which would be payable under this plan would be approximately $159,000.

11. BUSINESS SEGMENT AND MAJOR CUSTOMER

   During each of the three years in the period ended April 30, 1995, the Company engaged in one dominant industry which was the processing of cents-off coupons for retail stores and manufacturers. During the year ended April 30, 1995 one customer (an Affiliate) accounted for approximately 17% of the Company's revenue. A second major customer who accounted for 12% of the Company's revenue in 1995 and 1994, ceased doing business with the Company during the first quarter of the year ended April 30, 1995. A major customer who accounted for 18% and 19% of the Company's revenue in the fiscal years ended April 30, 1994 and 1993, respectively, ceased doing business with the Company in 1994.

12. LITIGATION AND CONTINGENCIES

   During the year ended April 30, 1989, the Company was named as a defendant in a lawsuit alleging damages of $450,000, punitive damages and treble damages resulting from negligence by a former employee of a former subsidiary. Management believes the Company has valid defenses and the Company is vigorously contesting the lawsuit. Trial is scheduled for the Fall of 1995. In the opinion of management, the likelihood of this proceeding resulting in a loss in a material amount is remote.

   The State of Texas has performed an audit of the Company's Texas franchise tax returns for fiscal years 1987 through 1990 resulting in a tax due notice that determined the liability, including interest and penalties, to be approximately $350,000.

13. SUBSEQUENT EVENTS

   In regard to the lawsuit disclosed in Note 12, the Company has reached a $30,000 settlement payable in three equal installments ending on December 1, 1995.

   The Company is in the final stages of an appellate process to resolve the above State of Texas audit relating to the Company's Texas franchise tax returns for fiscal years 1987 through 1990. The Company has not recorded a liability at April 30, 1995 or subsequent to year ended April 30, 1995 because the amount involved in the appellate process to settle this matter in the opinion of management is not a material amount.

   On September 1, 1995, the Company defaulted by not making its semi-annual interest payment due on its 12%, $750,000 Debentures.

The interest accrued, but unpaid at September 1, 1995, was $45,000. The Company remains in default with respect to the interest payment at October 30, 1995. A cross-default under the Company's line of credit occurs when the Company defaults on the payment of obligations due under its indentures. All amounts under the above loan agreements are current liabilities as of October 30, 1995.

   As disclosed in Note 2, the Company has been in the process of obtaining adequate financing to fund Company operations and to meet other future cash requirements. On September 7, 1995, the Company's Board of Directors approved a merger agreement dated September 8, 1995 and amended on September 22, 1995 and October 30, 1995 with JSM Newco and JSM Merger. On September 25, 1995, the Company filed a preliminary proxy statement which fully describes this merger. The affirmative vote of a majority of the outstanding shares of common stock of the Company will be necessary for approval of this merger.

   The Company's consolidated financial statements for the year ended April 30, 1995 and for the quarter ended July 31, 1995 included in the Company's preliminary proxy statement filed on September 25, 1995 have been presented on the basis that the Company is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business as more fully described in Note 2. If the Company does not conclude this proposed merger or a transaction which will provide similar amounts of operating capital to the Company within the time frame covered in the Company's preliminary proxy statement, the presentation of the Company's future consolidated financial statements on a going concern basis may not be appropriate.







INTERIM CONSOLIDATED FINANCIAL STATEMENTS

SEVEN OAKS INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

                                             July 31     April 30
                                              1995        1995
                                           (Amounts in thousands)

CURRENT ASSETS:
   Cash and cash equivalents                $   172      $    60
 Trade receivables:
     Coupons processed                          596        1,521
     Coupons on-hand                            289        1,191
     Retailers                                  214          176
     Allowance for doubtful accounts          ( 105)         (82)
       Total trade receivables                  994        2,806
   Other receivables (Note 2)                   243          237
   Prepaid expenses & other assets              221          232
       Total current assets                   1,630        3,335

ASSETS HELD FOR SALE                            194          194
INTANGIBLES AND OTHER ASSETS                     39           39
PROPERTY AND EQUIPMENT:
    At cost                                   5,762        5,790
    Less accumulated depreciation             4,873        4,859
       Property and equipment, net              889          931

TOTAL                                       $ 2,752      $ 4,499

CURRENT LIABILITIES:
    Accounts payable - retail stores        $ 3,131      $ 4,476
    Accrued expenses                            933        1,113
    Due to affiliate (Note 3)                   133          133
    Retail store deposits                     1,792        1,797
    Short-term debt - in default              1,395          --
       Total current liabilities              7,384        7,519

LONG-TERM LIABILITIES:
  Long-term debt                                --           947
  Due to affiliate (Note 3)                   1,487        1,514
  Other long-term liabilities                   316          330
        Total liabilities                     9,187       10,310

DEFICIENCY IN ASSETS:
  Common stock                                  864          864
  Additional paid-in capital                 12,725       12,725
  Deficit                                   (20,024)     (19,400)
        Total deficiency in assets           (6,435)      (5,811)

TOTAL                                       $ 2,752      $ 4,499







SEVEN OAKS INTERNATIONAL, INC. AND SUBSIDIARIES CONSOLIDATED
STATEMENTS OF OPERATIONS
(Unaudited)


                                            Three Months Ended
                                                 July 31,
                                             1995        1994
                                          (Amounts in Thousands,
                                         except per share amounts)

REVENUE                                    $   524     $   762

COSTS AND EXPENSES:
  Processing costs                             547       1,065
  General, administrative
     and selling                               528         631
  Bad debt expense                              18          18
  Interest                                      54          92
      Total                                  1,147       1,806
LOSS FROM OPERATIONS                        (  623)     (1,044)

OTHER INCOME, NET                           (    1)         44

NET LOSS                                   $(  624)    $(1,000)


NET LOSS PER SHARE                         $ (0.07)    $ (0.16)

WEIGHTED AVERAGE SHARES OUTSTANDING          8,640       6,438







SEVEN OAKS INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

                                             Three Months Ended
                                                   July 31,
                                              1995        1994
                                          (Amounts in Thousands)



CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                 $  (624)     $(1,000)
  Adjustments to reconcile net loss
      to net cash provided by (used in)
      operating activities:
        Depreciation and amortization           95          144
        (Gain) loss on sale of equipment         2        (   1)
        Provision for loss on trade receivables 18           18
        Increase (Decrease) in cash
           resulting from changes in assets
             and liabilities:
             Trade receivables               1,794          836
             Other assets                        5          294
             Accounts payable - retail
               stores                       (1,345)      (  531)
             Retail store deposits              (5)      (  220)
             Other liabilities                (194)       1,252
           Net cash provided by (used in)
             operating activities             (254)         792

CASH FLOW FROM INVESTING ACTIVITIES:
  Additions to property and equipment          (55)        (  2)
  Proceeds from sale of equipment                             1
       Net cash used in
             investing activities              (55)        (  1)

CASH FLOW FROM FINANCING ACTIVITIES:
  Net (borrowings) payments on notes payable   448         (920)
  Payments on affiliate debt                   (27)
           Net cash provided by (used in)
             financing activities              421       (  920)

NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS                             112       (  129)

CASH, BEGINNING OF YEAR                         60          169

CASH, END OF YEAR                           $  172       $   40


SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the period for:
    Interest                                $   54       $   91






SEVEN OAKS INTERNATIONAL, INC. AND SUBSIDIARIES NOTES TO INTERIM
CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

1.   CONDENSED CONSOLIDATED FINANCIAL STATEMENTS:

   The consolidated balance sheet as of July 31, 1995, the consolidated statements of operations for the three months ended July 31, 1995 and 1994, and the consolidated statements of cash flows for the three months then ended have been prepared by the Company, without audit. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position of the Company at July 31, 1995, and for all other periods presented have been made.

   Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. These condensed consolidated financial statements be read in conjunction with the financial statements and notes thereto included in the Company's year end April 30, 1995, on Form 10-KSB. The results of operations for the period ended July 31, 1995, are not necessarily indicative of the operating results for the full year.

2.   OTHER RECEIVABLES

   During the quarter ended July 31, 1995, the Company received $12,000 of principal from two notes receivable previously written off at April 30, 1994. At July 31, 1995, the balance of these notes was $785,000, which was fully reserved because of the uncertainty of the Company's ability to continue to make lease payments under its sale-leaseback agreement with respect to its processing plant in Juarez, Mexico. Failure to make monthly lease payments or a decision by the Company to terminate the lease agreement would result in a cancellation and satisfaction of the outstanding balance of the notes receivable from the owner of the processing plant. The Company is currently performing under the terms of its lease agreement.

3.   LONG-TERM PAYABLE - AFFILIATE

   As part of a management and financial restructuring agreement completed September 7, 1994, the Company entered an agreement with its largest trade creditor (hereinafter "Affiliate") to repay approximately $1.8 million, which had previously been carried as Accounts Payable - Retailers, over a period of up to four years. The repayment is to be made out of part of the processing fee that the Company will receive from processing coupons for the Affiliate and its subsidiaries. As of July 31, 1995, the Company owed approximately $1.6 million under this agreement, of which 92% was classified as long-term. Under certain circumstances, including but not limited to the termination of employment of the Chairman of the Board and Chief Executive Officer, there would be a default under this agreement that could accelerate the entire indebtedness then outstanding.

4.   SUBSEQUENT EVENTS

   On September 1, 1995, the Company defaulted by not making its semi-annual interest payment due on its 12%, $750,000 Debentures.

The interest accrued, but unpaid at September 1, 1995, was $45,000. The Company remains in default with respect to the interest payment at September 13, 1995. A cross-default under the Company's line of credit ($645,000 at July 31, 1995) occurs when the Company defaults on the payment of obligations due under its indentures. Since the Company does not have waivers on the above debt defaults, all amounts outstanding at July 31, 1995, totaling $1,395,000, have been classified as current liabilities.

   On September 8, 1995, the Company entered into a definitive merger agreement with JSM Newco, Inc. and JSM Merger Sub, Inc.
("JSM"), wherein JSM upon closing the merger agreement would:

      a. Acquire for $0.31 a share all outstanding shares of the Company, except that a small number of shareholders, including the executive officers and a major customer of the Company, would retain some or all of their common stock in the Company;

      b. Provide access to a minimum of $3 million of capital to the Company;

      c. Repay principal and interest to the Company's debentureholders; and,

      d. Repay or refinance the Company's outstanding line of credit. The transaction is subject to approval of the shareholders of the Company.







                     ______________________

                              PROXY
                     ______________________


                 SEVEN OAKS INTERNATIONAL, INC.

                  700 COLONIAL ROAD, SUITE 100
                    MEMPHIS, TENNESSEE 38117

       SPECIAL MEETING OF SHAREHOLDERS - NOVEMBER 27, 1995


   The undersigned hereby appoints Peter R. Pettit and Jimmy H. Cavin, or either of them, with full power of substitution in each, proxies (and if the undersigned is a proxy, substitute proxies) to vote all Common Stock of the undersigned in Seven Oaks International, Inc. at the Special Meeting of Shareholders to be held at the East Memphis Hilton, 5069 Sanderlin Avenue, Memphis, Tennessee at 10:00 a.m., local time, on Thursday, November 27, 1995, and at any adjournments thereof, as specified below:

(a)  ADOPTION OF AGREEMENT AND PLAN OF MERGER

        FOR                  AGAINST                   ABSTAIN

(b) In their discretion, the proxies (and if the undersigned is a proxy, any substitute proxies) are authorized to vote upon such other business as may properly come before the meeting.



      [Please sign and date on reverse side of this proxy.]

   This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder.


Dated:_______________________, 1995


   Please sign name exactly as
   it appears on stock certificate.
   Only one of several joint owners
   need sign.  Fiduciaries should
   give full title.



___________________________________
Signature



___________________________________
Title




       This proxy is solicited by the Board of Directors.
                  If no specification is made,
           this Proxy will be voted FOR the Proposal.